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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM 8-K/A-3

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  November 9, 1997

                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


      Georgia                        0-11258                   58-1521612
  (State or Other               (Commission File              (IRS Employer
  Jurisdiction of                   Number)               Identification Number)
  Incorporation)


                              515 East Amite Street
                         Jackson, Mississippi 39201-2702
                     (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600






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ITEM 5.  OTHER EVENTS.

         On October 1, 1997, WorldCom, Inc. ("WorldCom") announced its intention to commence an exchange offer to acquire all of the outstanding shares of MCI Communications Corporation ("MCI") common stock, par value $.10 per share ("MCI Common Stock"), for $41.50 of WorldCom common stock, par value $.01 per share (the "WorldCom Common Stock"), subject to adjustment in certain circumstances as set forth in materials filed by WorldCom with the Securities and Exchange Commission. On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly-owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly-owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio (as defined below), and each share of MCI Class A common stock, par value $.10 per share ("MCI Class A Common Stock" and, together with the MCI Common Stock, the "MCI Capital Stock"), outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon. The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time; provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger.

         Based on the number of shares MCI Common Stock outstanding as of January 20, 1998 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 710,554,160 shares and 1,004,566,722 shares, respectively, of WorldCom Common Stock would be issued in the MCI/WorldCom Merger. In addition, outstanding options to purchase shares of MCI Common Stock would be converted in the MCI/WorldCom Merger to options to acquire an aggregate of approximately 86,491,688 shares and 122,280,154 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

         The MCI/WorldCom Merger was approved by the MCI stockholders and the WorldCom shareholders at separate meetings held on March 11, 1998. The MCI/WorldCom Merger is also subject to approvals from the Federal Communications Commission, the Department of Justice and various state government bodies. In addition, the MCI/WorldCom Merger is subject to approval by the Commission of the European Communities. WorldCom anticipates that the MCI/WorldCom Merger will close in mid-year 1998.




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         Termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom
under certain conditions will require MCI to pay WorldCom $750 million as a termination fee and to reimburse WorldCom the $450 million alternative transaction fee and certain related expenses paid by WorldCom to British Telecommunications plc ("BT"). Further, termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions will require WorldCom to pay MCI $1.635 billion as a termination fee.

         Pursuant to an agreement (the "BT Agreement") among MCI, WorldCom and BT, the prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") was terminated, and WorldCom agreed to pay BT an alternative transaction fee of $450 million and expenses of $15 million payable to BT in accordance with the BT/MCI Merger Agreement. These fees were paid on November 12, 1997. WorldCom also agreed to pay BT an additional payment of $250 million in the event that WorldCom is required to make the $1.635 billion payment to MCI in accordance with the MCI/WorldCom Merger Agreement. In addition, pursuant to the BT Agreement, BT voted (or caused to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

         The foregoing description of the MCI/WorldCom Merger Agreement and the BT Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are incorporated as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

INFORMATION ABOUT MCI

         THE FOLLOWING INFORMATION RELATED TO MCI WAS PREVIOUSLY REPORTED IN MCI'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 (THE "MCI FORM 10-K") AND HAS NOT BEEN UPDATED TO REFLECT CHANGES SINCE DECEMBER 31, 1997. THE FOLLOWING INFORMATION HAS BEEN EXTRACTED FROM THE MCI FORM 10-K AND DOES NOT INCLUDE ALL SECTIONS OF THE MCI FORM 10-K. TO THE EXTENT THAT ANY OF THE FOLLOWING INFORMATION DIFFERS FROM INFORMATION REPORTED IN MCI'S FORM 10-K, THE MCI FORM 10-K SHALL CONTROL.




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FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE


     MCI has made certain forward-looking statements in its Annual Report on Form 10-K (and included herein) that are subject to risks and uncertainties. Forward-looking statements include information concerning the possible future results of operations of the company, its long-distance telecommunication services business, its investments in ventures and developing markets ("VDM") businesses, the possible future results of operations of the company and those of MCI WorldCom, Inc. ("MCI WorldCom") after the proposed merger with WorldCom, Inc. ("WorldCom") and statements of information preceded by, followed by or that include the words "believes", "expects", "anticipates", or similar expressions. For those statements, the company claims the protection of the safe- harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that important factors such as the following, in addition to those contained elsewhere herein, could affect the future results of the company, its long-distance telecommunication services and VDM businesses and those of MCI WorldCom after the proposed merger with WorldCom and could cause those results to differ materially from those expressed in the forward-looking statements: material adverse changes in the economic conditions in the markets served by the company and MCI WorldCom; a significant delay in the expected closing of the proposed merger with WorldCom; future regulatory actions and conditions in the company's and MCI WorldCom's operating areas, including the ability of the company to implement its local strategy and obtain local facilities at competitive rates; the ability to pass on additional charges imposed by the Federal Communications Commission ("FCC"); competition from others in the United States ("U.S.") and international long-distance markets, including the entry of the Regional Bell Operating Companies ("RBOCs") and other companies into the long-distance markets in the U.S.; the cost of the company's year 2000 compliance efforts; and the effect of future technological changes on its business.





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GENERAL
-------

     MCI* is one of the world's leading providers of communication services. It is the second largest carrier of long-distance telecommunication services in the U.S. and the second largest carrier of international long-distance telecommunication services in the world. On November 9, 1997, MCI entered into an agreement to merge with WorldCom which will be consummated upon receipt of the necessary regulatory approvals (see "The Merger" below for a more detailed discussion).

     MCI provides a broad range of communication services, including long-distance telecommunication services, local and wireless services, data/Internet/intranet services and information technology and outsourcing services. The provision of long-distance telecommunication services is MCI's core business. Long-distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone services, data communication services and teleconferencing services. During each of the last three years, more than 90% of MCI's operating revenues and operating income were derived from its core business.

     The communication services industry continues to change both domestically and internationally, providing significant opportunities and risks to the participants in these markets. In the U.S., the Telecommunications Act of 1996 (the "Telecom Act") is expected to have a significant impact on MCI's business by opening the U.S. local service markets to competition and allowing the RBOCs to compete in the long-distance market. However, challenges to the orders issued by the FCC pursuant to the Telecom Act have delayed the anticipated opening of the local markets to effective competition. Internationally, in February 1997, 72 member countries, including the U.S., of the World Trade Organization ("WTO") entered into an agreement (the "WTO Agreement")

----------
* MCI conducts its business primarily through subsidiaries. Unless the context otherwise requires, "MCI" or "company" means MCI Communications Corporation, a Delaware corporation organized in August 1968, and its subsidiaries on a consolidated basis. MCI is a registered service mark of MCI Communications Corporation. MCI has its principal executive offices at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 (telephone number (202) 872-1600).



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to open their respective markets, some of which are monopoly controlled, to foreign competition.

     The changes in the communication services industry are driven by providers of telecommunication services, such as MCI, that are entering, or trying to enter, new markets, both domestically and internationally. MCI, as well as other telecommunication service providers previously offering services primarily in one segment of the communication services market, are now offering, either directly or through alliances with others, new services to complement their primary service offerings. The offering of these new complementary services, facilitated by evolving technology and by the regulatory developments described above, is meant to meet the needs of customers who desire to have most or all of their communication requirements fulfilled by one supplier. The ability of companies, such as MCI, to be that single supplier may result in the convergence of the international, domestic long-distance and local telecommunication service markets into one global market.

     MCI expects that competition from the RBOCs and any others that enter the long-distance telecommunication services market, some of which have significant financial and other resources, will be intense. Due to the rapidly changing nature of these markets, the advances being made in communications technology, the timing of the consummation of the proposed merger with WorldCom and the other factors summarized above, MCI cannot predict the level of its future success, but the company believes that it can and will compete effectively in providing its services.

     MCI anticipates that continued substantial capital expenditures will be required to compete effectively in the long-distance and local telecommunication service markets. MCI continues to expand its digital transmission and switching facilities and capabilities to meet the requirements of its customers for additional and enhanced domestic and international services, to add redundancy to its network and to enhance network intelligence, which enables MCI to utilize its transmission resources more effectively and provide enhanced services. Total capital expenditures for these expansions were approximately $3.8 billion in 1997, $3.3 billion in 1996 and $2.9 billion in 1995. MCI anticipates that its core business and its ventures and developing markets business units will require total capital expenditures of approximately $3.3 billion in 1998.

     In 1997, the company developed and began to implement its plan to become Year 2000 compliant by the year 2000. The plan includes (i) an inventory of the company's internal systems and applications for year 2000 compliance, (ii) solicitation of its outside vendors, suppliers and major customers, including, but not limited to, each of the RBOCs, major communications equipment vendors and foreign PTTs, to determine the level of and plans for their year 2000




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compliance, (iii) development of necessary conversion programs, (iv) replacing or upgrading non-compliant equipment, (v) conversion of systems, and (vi) testing.

     The company expects to incur approximately $400 million of expenses over the next two years to implement its Year 2000 plan. The company expects to be Year 2000 compliant on or before December 31, 1999.

     As of December 31, 1997, MCI had approximately 60,000 full-time employees.

     The Merger
     ----------

     On November 9, 1997, MCI entered into an agreement (the "Merger Agreement") to merge with WorldCom to create a fully integrated global communications company. The combined company will be named MCI WorldCom and will provide a complete range of local, long-distance, data/Internet/intranet and international communications services.

     On March 11, 1998, the stockholders of MCI and WorldCom approved the Merger. Consummation of the Merger is also subject to certain conditions, including the receipt of required regulatory approvals. See MCI's Proxy Statement for its 1998 Special Meeting (included in WorldCom's Registration Statement on Form S-4 (File No. 333-36901), for a full description of the Merger and the risks and benefits of the Merger, which description is incorporated herein by reference.

     Concurrent with the Merger Agreement, the Company, WorldCom and British Telecommunications plc ("BT") entered into an agreement (the "Termination Agreement") whereby (i) the Agreement and Plan of Merger, dated as of November 3, 1996, as amended (the "BT Merger Agreement"), among the Company, BT and Tadworth Corporation was terminated; (ii) WorldCom agreed to pay BT $450,000,000 and expenses not in excess of $15,000,000 in connection with the plan of reorganization in order to induce BT to waive its rights under, and agree to terminate, the BT Merger Agreement; (iii) BT agreed to support and vote its shares of Class A Common Stock in favor of the Merger; and (iv) BT agreed to exercise its call option to acquire MCI's shares in Concert Communications Company immediately following the effective time of the Merger.

     MCI believes MCI WorldCom, with the combined resources of MCI and WorldCom, will be able to expand into new markets, offer new services and compete more effectively in the local services market faster than MCI would have on a standalone basis. See "CORE BUSINESS - COMPETITION" and "CORE BUSINESS-REGULATION" below for a further discussion of the Telecom Act and its anticipated impact on competition and MCI.


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CORE BUSINESS
-------------

     Services
     --------

     MCI provides a wide range of long-distance telecommunication services, including: basic long-distance telephone service; dial around; collect calling, operator assistance and calling card services (including prepaid calling cards); toll free or 800 services; and 900 services. MCI also provides a wide range of basic and enhanced voice and data services, including private line services; voice and data services provided over software-defined virtual private networks; switched and dedicated Internet access services and Internet backbone services. The company offers these services individually and in combinations. Through combined offerings, MCI provides customers with benefits such as single billing, unified services for multi-location companies and customized calling plans.

     MCI markets domestic and international long-distance telecommunication, domestic data telecommunication and electronic messaging services to business, government and residential customers primarily through the sales organization of its long- distance telecommunication subsidiary, MCI Telecommunications Corporation ("MCIT"). International data telecommunication and electronic messaging services are marketed through MCI International, Inc., a wholly-owned subsidiary of MCI. To a lesser extent, MCI also markets its voice and data communication services domestically and internationally through arrangements with third parties.


     System
     ------

     Domestic long-distance services are provided primarily over MCI's own optical fiber and terrestrial digital microwave communication systems and, to a lesser extent, over transmission facilities leased from other common carriers, utilizing MCI's digital switches. International communication services are provided by submarine cable systems in which MCI holds investment positions, satellites and facilities of other domestic and foreign carriers.



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     Local Access
     ------------

     MCI provides customers that utilize large volumes of long- distance telecommunication services with direct access to its long- distance network. Most customers access MCI's services through local interconnection facilities provided by the incumbent local exchange carriers ("ILECs"), the largest of which are subsidiaries of the RBOCs, and competitive local exchange carriers ("CLECs"). To a much lesser extent, local access is provided by MCI. The costs of these local interconnection facilities are a significant component of MCI's operating expenses. See "REGULATION" below for a discussion of the impact on local access costs MCI anticipates from the Telecom Act and the FCC rules relating thereto.


     Competition
     -----------

     MCI's primary and most vigorous competitor in the domestic and international long-distance telecommunication services market continues to be AT&T Corp. ("AT&T"), which has substantial capital and other financial resources. Other competitors include Sprint Corporation ("Sprint"), other facilities-based domestic telecommunication common carriers and numerous resellers of long- distance telecommunication services. MCI also competes with RBOCs, which provide toll telecommunication services within local access transport areas ("LATA"), and with ILECs that provide toll telecommunication services.

     MCI believes that the RBOCs will eventually become substantial competitors of MCI for interLATA long-distance telecommunication services, especially in their local service regions when allowed to offer such services pursuant to the Telecom Act. (See "REGULATION - Telecom Act" below.) This is due to the RBOCs ownership of extensive facilities in their local service regions, their long-standing customer relationships and very substantial capital and other financial resources. MCI expects to compete effectively against the RBOCs as a result of MCI's innovation in, and quality of, services, the diversity of its services, its ability to offer a combination of services, its marketing strategy and customer service. However, MCI expects that the RBOCs' ability to provide interLATA long-distance telecommunications services in their local regions will result in certain additional pricing and margin pressures.

     The telecommunications industry is also in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by


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MCI. MCI may be subject to additional competition as a result of the development of new technologies and increased availability of domestic and international transmission capacity. Even though fiber optic networks, such as that of MCI, are now widely used for long-distance transmission, it is possible that the competitiveness of such networks could be adversely affected by changing technology.

     MCI cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services or the impact these expenditures and the pricing pressures expected from competing with the RBOCs will have on its consolidated financial position or results of operations.


REGULATION
----------


     General
     -------

     MCI is subject to varying degrees of federal, state, local and international regulation. In the United States, the FCC has extensive authority to regulate interstate services and local access facilities and services provided by common carriers, including the power to review the interstate rates charged by carriers and to establish policies that promote competition for interstate telecommunication services. However, MCI is not currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific terrestrial microwave and satellite earth station facilities which utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of international facilities and services.

     At the state level, MCI must be separately certified in each state to offer local exchange and intrastate long-distance services. No state, however, subjects MCI to price cap or rate of return regulation. MCI is also subject to varying degrees of regulation in the foreign jurisdictions in which it conducts business, including authorization for the installation and operation of network facilities.


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     Telecom Act
     -----------

     The Telecom Act, among other things, permits the RBOCs to provide domestic and international long-distance services to customers located outside of the RBOCs' home regions. It also permits an RBOC to provide domestic and international long-distance service originating within states in its region upon a finding by the FCC that the RBOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long-distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, the Telecom Act changes the manner in which certain interconnection agreements between ILECs and carriers are negotiated, arbitrated and approved; provides procedures to revise universal service standards; and imposes penalties for unauthorized switching of customers.

     In implementing the Telecom Act, the FCC issued an order establishing nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with ILECs, resale of ILECs' retail services, and use of individual and combinations of unbundled network elements. These rules set the groundwork for the statutory criteria governing RBOC entry into the long-distance telecommunications market. The FCC order was appealed to the Eighth Circuit, which, among other things, vacated all of the FCC's nationwide pricing rules and the FCC's requirement that unbundled network elements be provided on a combined basis. The United States Supreme Court has granted certiorari to review the decision.

     Pursuant to the Telecom Act, the FCC has denied four applications filed by three of the RBOCs seeking authority to provide in-region interLATA long-distance telecommunication service. Three of the denials have been appealed. Certain RBOCs have also raised a constitutional challenge to the provision of the Telecom Act that grants the FCC the authority to deny these applications and restricts RBOC provision of interLATA long- distance telecommunication services in their local regions. On December 31, 1997, the United States District Court for the Northern District of Texas ruled that this restriction violates the Bill of Attainder Clause of the U.S. Constitution. The District Court subsequently stayed its decision pending appeal.

     The Telecom Act also provided for the FCC to review and implement reforms to the Universal Service subsidies which, among other things, allow consumers in rural or other high cost areas access to telecommunication and information services at rates comparable to those charged in urban areas. The access charges that MCI pays to ILECs have been set at levels intended to provide



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Universal Service subsidies; such access charges are a principal component of
MCI's telecommunication expense. On May 7, 1997, the FCC announced that it will issue a series of orders that will reform Universal Service subsidy allocations and adopted various reforms to the existing rate structure for interstate access services provided by the ILECs that are designed to reduce access charges, over time, to more economically efficient levels and rate structures. These actions have been appealed by the ILECs to federal courts of appeals. In addition, several state agencies have started proceedings to address the reallocation of implicit subsidies contained in the access rates and retail service rates to state Universal Service funds.

     International
     -------------

     MCI offers its international public switched voice services through arrangements with foreign public utility authorities and is compensated based on traditional settlement rates and proportionate return regimes. In December 1996, the FCC adopted a new policy that makes it easier for U.S. international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In February 1997, the United States entered into the WTO Agreement that contemplates liberalizing the provision of switched voice telephone and other telecommunication services in scores of foreign countries over the next several years. In November 1997, in order to comply with U.S. commitments to the WTO Agreement, the FCC adopted new rules, effective as of February 9, 1998, that liberalize existing policies regarding (i) the services that may be provided in the U.S. by certain carriers affiliated with foreign carriers and the rates to be charged for international switched voice services; and (ii) the provision of international switched voice services outside of the traditional settlement rate and proportionate return regimes.

     In August 1997, the FCC adopted lower mandatory settlement rate benchmarks to attempt to reduce the rates that U.S. carriers pay foreign carriers to terminate traffic in their home countries. The FCC also adopted rules to encourage foreign carriers and WTO member countries to reduce the settlement rates below the benchmarks.

     MCI cannot predict the ultimate outcome of the challenges to the orders issued by the FCC pursuant to the Telecom Act. Nor can it predict whether the resolution of these challenges, the implementation of the Telecom Act or any further legislation, regulation or regulatory changes, whether domestic or international, will have a material impact on its consolidated financial position or results of operations or will facilitate MCI's entry into new markets.



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VENTURES AND DEVELOPING MARKETS BUSINESS
----------------------------------------

     MCI has diversified the communication services it offers through investments in ventures and developing markets businesses. This diversification enables MCI to meet more of the communications needs of its customers and to take advantage of developing opportunities in the communication services market. "Management's Discussion and Analysis" included elsewhere herein and "VENTURES AND DEVELOPING MARKETS BUSINESS" below for information of the financial operations of the VDM business.

     Local Services
     --------------

     Through either its own local city networks or through arrangements with the ILECs and CLECs for special access and switched access services, MCI provides businesses and governments with high quality dedicated access to the MCI network. As of December 31, 1997, MCI had been granted authority to offer a full range of local switched services in 42 states and had applications pending for such services in 7 other states. MCI has 80 operational local city networks and provides facilities-based switched local services in 31 markets. MCI intends to offer such local services in over 100 U.S. markets after completion of the Merger. To a limited extent, MCI resells local services to customers in several states in the U.S.

     Although the Telecom Act requires ILECs to provide interconnection and access to its local networks and to provide for resale of its local services on reasonable and nondiscriminatory terms, MCI does not know if this requirement will be met. This uncertainty is increased due to the rulings of the Eighth Circuit on actions taken by the FCC to implement the Telecom Act. See "REGULATION - Telecom Act" above. The pace at which local services will be made available for resale and at which network elements will be made available on reasonable and nondiscriminatory terms, the prices at which MCI can purchase such services from the ILEC and the amount of capital available to MCI to expand its local facilities will affect the types of local services MCI can offer and its ability to compete with the ILECs in providing local telecommunications services. MCI announced in 1998 that the resale of ILEC services is not profitable and that it will focus on providing facilities based local services to its customers.

     The ILECs have very substantial capital and other resources, long standing customer relationships and extensive existing facilities and network rights-of-way and are MCI's primary



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competitors in the local services market. In addition, it is anticipated that a number of long-distance telecommunication, wireless and cable service providers and others will enter the local services market in competition with MCI. Some of these potential competitors have substantial financial and other resources. MCI will also compete in the local services market with a number of other CLECs, a few of which have existing local networks and significant financial resources.

     To the extent MCI and others provide intrastate local services, they are also subject to regulation by state regulatory commissions, which have extensive authority to regulate the provision of local services. MCI is required to file tariffs as a competitive local exchange carrier. Those filing requirements may be less restrictive than those imposed on the ILECs.


     Wireless Services
     -----------------

     Through the acquisition in September 1995 of Nationwide Cellular Service, Inc. ("Nationwide"), a reseller of cellular phone services and a retailer of cellular phone equipment, and, as a result of the execution of resale agreements with facilities-based cellular telephone service providers, MCI has the capability to offer cellular telephone services obtained from facilities based providers to a substantial portion of the U.S. population.

     MCI markets these services to both business and residential customers through the former Nationwide's sales organization and stores and MCIT's sales organization. In 1997, the company focused on providing wireless services as part of a total communications services package rather than as standalone offerings.

     MCI's primary competitors in the wireless market are AT&T Wireless Services, Airtouch Communications, Inc., Ameritech, Bell Atlantic NYNEX Mobile, GTE, SBC and Sprint, all of which provide wireless services over their own facilities. As MCI is not a facilities based wireless operator, its ability to be competitive depends on the terms and conditions under which it obtains services and its ability to renew on satisfactory terms its resale agreements. Competition is expected to intensify as the winning bidders in the Personal Communication System spectrum auctions offer competing services.

     As a wireless reseller, MCI is not subject to any tariffing or licensing requirements by the FCC or state regulatory agencies.



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     Information Technology Services
     -------------------------------

     MCI's information technology ("IT") services primarily consist of outsourcing, IT consulting, systems integration, private network management, technology deployment and applications and systems development. IT services generally involve the use of technology, know-how and methodologies to gather, collate, analyze, record, characterize, categorize, process, generate, distribute and/or store information for end-users. In addition to IT services, MCI offers call center services, which include technical help desk services, customer services, telesales, call center consulting and implementation, call center network integration services, and software/database application development.

     MCI offers IT services to commercial and government enterprises through SHL Systemhouse Co., acquired by MCI in November 1995. MCI's IT services include the design, development and implementation of IT systems with an emphasis on client/server technologies; the management, operation and maintenance of client IT functions as part of outsourcing arrangements; and the delivery and installation of IT hardware and software.

     MCI serves its IT clients by (i) working with a client to analyze its IT needs and, based on this analysis, designing, developing and implementing an integrated client/server IT system; (ii) providing systems operations and management services for a broad range of computing platforms, including mainframe, mid-range computers, personal computer and network environments, such as local-area networks and wide-area networks; and (iii) assessing a client's computing platform and network requirements and then configuring, delivering, installing and testing the needed hardware and software products to meet such requirements. MCI also offers service for IT products and training and education of client IT users.

     Competitors in the IT business include Andersen Consulting, Computer Sciences Corporation, Electronic Data Systems Corporation and International Business Machines Corporation, all of which have substantial financial and other resources. MCI derives a material amount of its IT revenues from a small number of customers. In addition, MCI faces competition in the IT industry not only for contracts, but also for personnel. There is a shortage of skilled employees and a high turnover rate among skilled employees in the client/server portion of the IT business.

     International Services
     ----------------------

     MCI continues to develop global alliances to expand the use and reach of its services and to meet the global needs of its customers.

     On March 9, 1998, MCI entered into a strategic alliance with Telefonica de Espana ("Telefonica") and WorldCom to create strategic business ventures which will enter the telecommunication markets in Europe and the Americas. As part of the alliance, MCI and Telefonica's international unit, T.I. Telefonica Internacional de Espana S.A., amended their Pan-American Joint Venture Agreement entered into last year. The joint venture was formed to target the fast growing Latin American communications market, and to establish a state-of-the-art Pan American network to provide customers a portfolio of integrated communications services.

     AVANTEL S.A. de C.V. ("AVANTEL") is a business venture between Grupo Financiero Banamex-Accival, Mexico's largest financial group, and MCI, in which MCI owns a 44.5% equity interest. AVANTEL built Mexico's first all-digital fiber-optic network. In 1996, AVANTEL became the first company to provide alternative long-distance telecommunication service in Mexico in competition with Telefonos de Mexico ("TelMex"). TelMex, the former monopoly telecommunications provider, is AVANTEL's primary competitor. TelMex's financial and other resources are substantially greater than AVANTEL's, and it has an extensive existing customer base.

     Concert Communications Company ("Concert"), is a business venture between MCI and BT in which MCI owns a 24.9% equity interest. Concert*** provides global enhanced and value-added telecommunication services, such as packet data, virtual network, frame relay and managed bandwidth services. MCI is the exclusive distributor of Concert services in North, Central and South America, and BT is the exclusive distributor of Concert services in the rest of the world.

     Pursuant to the Termination Agreement, BT has agreed to exercise its call option to acquire MCI's shares in Concert immediately following the effective time of the Merger at a value to be mutually agreed to by MCI and BT or, absent such agreement, by an independent investment bank. Upon purchase of MCI's interest in Concert by BT, MCI will no longer be an exclusive distributor of Concert services and will no longer be bound by the territorial restrictions affecting international enhanced services. However,

----------
*** Concert is a mark of Concert Communications Company, a business venture between MCI and BT, and is used under license.

MCI will be able to continue to provide Concert services on a non-exclusive basis to customers in the U.S. for a period of at least two years and as many as five years.

     AT&T and Sprint have each formed global alliances that compete with Concert and will compete with the international enhanced service offerings of MCI WorldCom. AT&T's WorldPartners is an association of member companies formed in 1993 to provide a family of telecommunication services (private line, frame relay and virtual network services) to multinational customers. Members of the association include AT&T, KDD of Japan, Singapore Telecom, Telstra of Australia, Telecom New Zealand, Hong Kong Telecom, Unitel of Canada, Korea Telecom and the members of Unisource (which include Royal PTT Netherlands NV, Telia AB and Schweizerische PTT - Betriebe). Sprint, France Telecom ("FT") and Deutsche Telekom ("DT") have formed Global One, a global partnership which offers an array of international telecommunication services to multinational business customers. As part of the transaction, FT and DT each acquired 10% of Sprint's common stock.

     In 1992, MCI entered into a strategic alliance with Stentor, an alliance of major Canadian telephone companies, to develop a fully integrated intelligent network linking the U.S. and Canada. In 1995, Stentor entered into an agreement with MCI to become the exclusive distributor of Concert services in Canada. The Stentor alliance and the AVANTEL joint venture will facilitate the development of a fully integrated, seamless North American network capable of providing services with identical features to customers throughout the U.S., Canada and Mexico.

     In addition, MCI owns minority equity interests in telecommunication service providers in Portugal, New Zealand and Belize and is exploring opportunities in Central and South America and other areas of the world.


     Multimedia Services
     -------------------

     In 1995 and 1996, MCI invested a total of $1.35 billion in The News Corporation Limited ("News Corp"). In May 1997, MCI and News Corp entered into an agreement to form a Direct Broadcast Satellite ("DBS") joint venture in which MCI would hold a 19.9% interest with the stated intention of seeking a third party to acquire their combined interest.

     DBS service is a point-to-multipoint service that uses high- powered KU band satellites which are placed in a geosynchronous orbit. DBS service is capable of delivering a wide range of services, such as subscription television, pay-per-view services, such as movies, concerts and sporting events, and digitized content, such as magazines.

     The DBS license, awarded by the FCC to MCI in December 1996 for $682.5 million, granted MCI the right to use 28 of 32 channels in the satellite slot located at 110 degrees west longitude, which provides coverage to all fifty states in the U.S. and Puerto Rico.

     In June 1997, MCI and News Corp entered into an agreement with Primestar Partners, L.P. ("Primestar") for the sale of substantially all of their assets related to the DBS business, including the DBS license but excluding two of the four satellites under construction. This transaction is part of a larger transaction that involves the consolidation of Primestar and TCI Satellite Entertainment, Inc. into a newly formed entity ("New Primestar"). Concurrent with the closing of the Primestar transaction, MCI will acquire preferred shares in a subsidiary of News Corp for a face amount equal to MCI's cost of obtaining the FCC license plus interest thereon. MCI will also receive from Primestar consideration in the form of cash and interest bearing non-voting New Primestar securities for its 19.9% interest in the DBS joint venture. The transaction is subject to regulatory approvals, including approval by the FCC of MCI's transfer of the DBS license to New Primestar and approval by the Department of Justice.

     Competition in the DBS service market will arise from three sources: existing and future DBS service providers, including, two RBOCs which have formed an alliance with a DBS service provider; medium-power satellite video service providers; and cable companies that operate land based facilities. These competitors have substantial financial resources, existing customer bases and experienced marketing organizations. In addition, it is anticipated that long-distance telecommunication service providers and other RBOCs may seek to form alliances with DBS service or other multimedia service providers and compete in this market using terrestrial or satellite-based technologies, such as KA band satellite, digital broadcast spectrum and Local Multipoint Delivery Service.

Properties.
-----------

     MCI leases, under long-term leases, portions of railroad, utility and other rights-of-way for the fiber-optic transmission system used in its long-distance network. MCI also has numerous tower sites, generally in rural areas, to serve as repeater stations in its domestic microwave transmission system. Most of these sites are leased, although MCI does own many of those which are at an intersection of two or more routes of MCI's transmission system. Generally, MCI owns the buildings that serve as switch facilities for the transmission system. In metropolitan areas, MCI leases facilities to serve as operations facilities for its transmission systems.

     MCI's local services network consists of a fiber optic transmission network consisting of lighted (currently used) and dark (not currently used) fibers which are either owned or leased under long-term leases. These fibers are located in conduits, which are either owned or leased under long-term leases. MCI supplements its local services network with transmission capacity leased from other carriers under long-term leases. MCI also leases, under long-term leases, the buildings that house its Class 5 switches and other network and administrative office space.

     In addition, MCI leases, under long-term leases, office space to serve as sales office and/or administrative facilities. Some of these facilities are located jointly with operations facilities. In addition, MCI owns its headquarters building in Washington, D.C. and two buildings in a suburb of Washington, D.C., as well as administrative facilities in Cary, North Carolina; Cedar Rapids, Iowa; Colorado Springs, Colorado; Piscataway, New Jersey; and Richardson, Texas.


Legal Proceedings.
------------------

     Information regarding contingencies and legal proceedings is included in
Note 14 of the Notes to Consolidated Financial Statements included elsewhere herein.

Directors and Executive Officers.
---------------------------------

      Executive Officers of the Registrant.*
      -------------------------------------

      The executive officers of MCI, including its subsidiaries, are elected annually and serve at the pleasure of the respective board of directors. They are:


       Name            Age*         Position**
Bert C. Roberts, Jr.   55        Chairman of the Board,
                                 Director

Gerald H. Taylor       56        Chief Executive Officer, Director

Timothy F. Price       44        President and
                                 Chief Operating Officer

Seth D. Blumenfeld     57        President,
                                 MCI International, Inc.

John W. Gerdelman      45        Executive Vice President,
                                 MCI Telecommunications Corporation

Douglas L. Maine       49        Executive Vice President and
                                 Chief Financial Officer

Scott B. Ross          46        Director, SHL Systemhouse Co.,
                                 Director, President and Chief
                                 Operating Officer, MCI Systemhouse
                                 Corp.

Michael J. Rowny       47        Executive Vice President

Michael H. Salsbury    48        Executive Vice President and
                                 General Counsel

David M. Case          42        Vice President and Controller


----------------------
 *   As of March 1, 1998.
** Unless otherwise indicated, the position is with MCI Communications Corporation.

     Mr. Roberts has been Chairman of the Board of MCI since June 1992. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation ("MCIT") from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a non-executive director of Telefonica de Espana, a telecommunications company located in Spain, since March 1998; a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since November 1995; and was a non-executive director of British Telecommunications plc ("BT"), a global telecommunications provider which has an approximate 20% equity interest in MCI, from October 1994 to March 1998.

     Mr. Taylor has been Chief Executive Officer of MCI since November 1996. He has been Vice Chairman of MCIT since July 1995. He was President and Chief Operating Officer of MCI from July 1994 to November 1996 and President and Chief Operating Officer of MCIT from April 1994 to July 1995. He was an Executive Vice President and Group Executive of MCIT from September 1993 to April 1994. He was an Executive Vice President of MCIT, serving as President, Consumer Markets, from November 1990 to September 1993. Mr. Taylor has been a director of MCI since September 1994 and was a non- executive director of BT from November 1996 to November 1997.

     Mr. Price has been President and Chief Operating Officer of MCI since November 1996. He has been President and Chief Operating Officer of MCIT since July 1995. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President, Consumer Markets, from November 1990 to July 1992.

     Mr. Blumenfeld was President of MCI International, Inc., from August 1983 to July 1993. He was Executive Vice President and Group Executive of MCIT from July 1993 to September 1994 and has been President of MCI International, Inc. since September 1994.

     Mr. Gerdelman has been an Executive Vice President of MCIT, serving as President, networkMCI Services, since October 1994. He was a Senior Vice President of MCIT from August 1992 to October 1994. From July 1991 to August 1992, he was President and Chief Executive Officer of MCI Services Marketing, Inc., a company that provided telemarketing services to, and in which a 51% equity interest was held by, MCIT. Since July 1994, Mr. Gerdelman has been a director of General Communication, Inc. ("GCI"), a telecommunications provider in Alaska, of which MCIT owns approximately 22% of the outstanding shares of Class A Common Stock and approximately 31% of the outstanding shares of Class B Common Stock.

     Mr. Maine has been an Executive Vice President of MCI since April 1994. Mr. Maine has been Chief Financial Officer of MCI since February 1992. He was a Senior Vice President of MCI from September 1988 to April 1994. From November 1990 to February 1992, he was a Senior Vice President of MCIT, serving as President of the Southern Division.

     Mr. Ross has been President and Chief Operating Officer of MCI Systemhouse Corp. since September 1995. He was an Executive Vice President of MCIT, serving as President, Finance and Business Operations, from August 1995 to March 1996 and as President, Business Markets, from December 1994 to August 1995. He was a Senior Vice President of MCIT from September 1993 to December 1994 and a Vice President of MCIT for more that 5 years prior thereto.

     Mr. Rowny has been an Executive Vice President of MCI since April 1995 and an Executive Vice President of MCIT since June 1994, serving as Executive Vice President, Ventures and Alliances. He was President of MJR Enterprises, a consulting company, from April 1994 to June 1994; Executive Vice President and Chief Financial Officer and a director of ICF Kaiser International, Inc., an environmental and engineering services company, from April 1992 to April 1994; and Chairman and Chief Executive Officer of Ransohoff Company, a manufacturer of environmental and industrial equipment, from November 1989 to April 1992.

     Mr. Salsbury has been Executive Vice President and General Counsel of MCI since November 1995. He was a partner in the law firm of Jenner & Block for more than five years prior thereto.

     Mr. Case has been Vice President and Controller of MCI since September 1995 and a Vice President of MCIT since October 1993. For more than five years prior thereto, he served MCIT in various management capacities.

Directors of the Registrant
---------------------------
(as of December 31, 1997)

Stock ownership of the directors, and related footnotes, is incorporated herein by reference to pages 131 and 132 of MCI's Proxy Statement for the Special Meeting of Stockholders dated January 22, 1998 (included in WorldCom's Registration Statement on Form S-4 (File No. 333-36901)).

Clifford L. Alexander, Jr. (64)(A)(N)              1982

President of Alexander & Associates, Inc., management consultants, since 1981; director of Dreyfus 3rd Century Fund, Dreyfus General Family of Funds, Mutual of America Life Insurance Company, Dun & Bradstreet Corporation and American Home Products Corporation, Cognizant Corporation and TLC Holdings, Inc.

Judith Areen (53)(A)(N)                            1992

Executive Vice President for Law Center Affairs and Dean of the Law Center, Georgetown University, since 1989; Professor of Law, Georgetown University, since 1976.

Michael H. Bader (68)(A)                           1968

Member of the law firm Haley Bader & Potts PLC; Chairman of radio stations WGLL and WCBG from 1983 to 1993; Chairman of radio station WTHU from 1988 to 1993; Vice President of Bach n' Roll Radio of Brandon, Inc. since 1989.

Sir Peter L. Bonfield (53)                         1996

Chief Executive of BT, a worldwide telecommunications company, since January 1996; Chairman and Chief Executive of ICL plc from 1985 to 1995; non-executive Chairman of ICL plc since 1996; non-executive Director of BICC PLC from 1992 to 1996; non-executive Director of ZENECA Group PLC; Vice President of the British Quality Foundation; Chairman of DESC Ltd to 1996.

Robert P. Brace (47)                               1997

A director and Group Finance Director of BT since October 1993; joined BT in 1989 as Finance Director of its UK Division.

Richard M. Jones (71)(C)(F)                        1988

A director of Guaranty Federal Savings Bank, formerly a director of Applied Power and Illinois Tool Works Inc.

Gordon S. Macklin (69)(C)(F)                       1988

Chairman, White River Corporation; director, Fund American Enterprises Holdings, Inc.; CCC Information Services Group, Inc.; MedImmune, Inc.; Shoppers Express; Spacehab, Inc.; and director, trustee or managing general partner, as the case may be of 52 of the investment companies in the Franklin Templeton Group of Funds; formerly Chairman, Hambrecht and Quist Group; director, H&Q Healthcare Investors; and President, National Association of Securities Dealers, Inc.

Bert C. Roberts, Jr. (55)(F)(N)                    1985

Richard B. Sayford (67)(C)                         1980

President and Chief Executive Officer of Strategic Enterprises, Inc., a management consulting firm, since 1986; a director of Laser Technologies, Inc. and Visx, Inc.

Gerald H. Taylor (56)                              1994

Judith Whittaker (59)(C)                           1985

Vice President, General Counsel and Secretary of Hallmark Cards, Incorporated, a greeting card and gift manufacturing company, since January 1997; prior to that Corporate Vice President - Legal of Hallmark Cards, Incorporated, since 1992; Associate General Counsel of Hallmark Cards, Incorporated, for more than five years prior thereto; Vice President and General Counsel of Univision Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, from 1988 to 1992.

John R. Worthington (67)(A)                         1968

A consultant since March 1996. General Counsel of MCI from 1971 to November 1995 and a Senior Vice President of MCI from November 1995 to March 1996.

Executive Compensation.
-----------------------

                           SUMMARY COMPENSATION TABLE


                                        Annual Compensation                      Long Term Compensation Awards

                                                                 Other Annual     Restricted      Securities       All Other
    Name and Principal                                           Compensation   Stock Award(s)    Underlying      Compensation
         Position             Year   Salary ($)   Bonus ($)(1)      ($)(2)        ($)(3),(4)     Options (#)(4)      ($)(5)
==============================================================================================================================
Bert C. Roberts, Jr           1997    1,000,000      4,800,000              0                0           90,000          4,449
Chairman                      1996      960,000              0              0        7,205,000          180,000          6,030
                              1995      890,000      1,300,000        231,703                0          150,000          6,030

Gerald H. Taylor              1997      700,000      3,966,667              0                0           65,000          6,365
Chief Executive Officer       1996      565,000              0              0        5,185,000          130,000          6,030
                              1995      525,000        800,000         76,914                0          100,000          6,030

Timothy F. Price              1997      550,000      3,600,000              0                0           57,500          6,365
President and Chief           1996      460,000        150,000              0        3,352,500          115,000          6,030
Operating Officer             1995      400,000        600,000         28,607          597,500          115,000        136,849

Michael J. Rowny              1997      350,000      1,850,000        908,375                0           40,000         13,074
Executive Vice President      1996      310,000              0              0        1,072,500           80,000         11,679
                              1995      270,000        300,000              0          597,500           70,000          8,788

Douglas L. Maine              1997      330,000      1,775,000              0                0           40,000          6,123
Executive Vice President      1996      290,000              0              0          895,500           70,000          4,123
and Chief Financial Officer   1995      260,000        265,000         26,077          478,000           70,000          6,030
==============================================================================================================================


(1) The amounts listed as paid in this column do not include the amount of bonus (otherwise payable currently in cash) invested at the election of the executive in incentive stock units ("ISUs"). Such amount are reported under the Restricted Stock Awards column. The 1997 bonus consists of the following (a) 1997 Incentive Award and (b) an award made from a cash retention award pool established in connection with the MCI/WorldCom Merger to provide retention incentive for MCI senior executives. One third of the retention incentive was paid December 1, 1997. The applicable incentive amounts for each executive are: Mr. Roberts (a) $1,300,000 and (b) $3,500,000; Mr. Taylor (a) $800,000 and (b) $3,166,667; Mr. Price (a)
     $600,000 and (b) $3,000,000; Mr. Rowny (a) $350,000 and (b) $1,500,000; and
     Mr. Maine (a) $275,000 and (b) $1,500,000.

(2) Represents the annuity premium and taxes paid on behalf of the executive as the result of the purchase of an annuity to discharge the Supplemental Pension Plan's obligation to the executive. These amounts reduce dollar for dollar the actual amount of pension to be paid to the executive upon retirement. The 1997 amount for Mr. Rowny includes relocation costs and related taxes of $893,698 for Mr. Rowny's relocation to and return from the United Kingdom.

(3) No restricted shares or ISUs were awarded in 1997 to the named executives. No bonus was deferred into ISUs. As of December 31, 1997, executives held the following restricted shares and non vested ISUs, valued based on the market price on December 31, 1997 as follows: Mr. Roberts, 255,736 restricted shares, 44,167 ISUs, valued at $12,814,024; Mr. Taylor, 229,641 ISUs, valued at $9,831,505; Mr. Price, 154,138 ISUs, valued at $6,599,033;
     Mr. Rowny, 76,940 ISUs, valued at $3,293,993; and Mr. Maine, 52,573 ISUs, valued at $2,250,782.

(4) Stock options, restricted stock awards and ISUs granted on or before November 9, 1997, which are outstanding on the merger date, will fully vest upon the close of the MCI/WorldCom Merger.

(5) Consists of the following: (a) contributions by the Company to the executives' accounts under the MCI ESOP and 401(k); and for Mr. Rowny (b) premiums paid by the Company for executive life insurance during the year. The values of the applicable components for each executive officer are: Mr. Roberts (a) $4,449; Mr. Taylor (a) $6,365; Mr. Price (a) $6,365; Mr. Rowny
     (a) $6,285 and (b) $6,789; and Mr. Maine (a) $6,123.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)


                       Number of    % of Total                               Potential Realizable Value at Assumed Annual Rates
                      Securities     Options                                   of Stock Price Appreciation for Option Term(2)
                      Underlying     Granted       Exercise
                        Options         to          or Base
                        Granted    Employees in      Price     Expiration
Name                    (#)(3)     Fiscal Year     ($/Sh)(4)     Date(5)       0% ($)(6)          5% ($)             10% ($)
--------------------------------------------------------------------------------------------------------------------------------
Bert C. Roberts, Jr       90,000          0.688%      36.25     2/05/07                   0        2,052,000           5,199,300

Gerald H. Taylor          65,000          0.497%      36.25     2/05/07                   0        1,482,000           3,755,050

Timothy F. Price          57,500          0.440%      36.25     2/05/07                   0        1,311,000           3,321,775

Michael J. Rowny          40,000          0.306%      36.25     2/05/07                   0          912,000           2,310,800

Douglas L. Maine          40,000          0.306%      36.25     2/05/07                   0          912,000           2,310,800

--------------------------------------------------------------------------------------------------------------------------------

All Optionees(7)      13,079,895         100.00%   $36.2663     various                   0      298,008,931         755,412,859

All Stockholders             N/A            N/A         N/A       N/A                     0   19,039,520,388(8)   48,248,417,881(8)
================================================================================================================================


(1) The Company did not grant any stock appreciation rights during the last or any prior fiscal year.

(2) The potential realizable value uses the hypothetical rates specified by the SEC and is not intended to forecast future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for this valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In fact, the Company disavows the ability of this or any other valuation model to predict or estimate the Company's future stock price or to place a reasonably accurate present value on the options because all models depend on assumptions about the stock's future price movement, which is simply unknown. The value indicated is a net amount, as the aggregate exercise price has been deducted from the final appreciated value. An annual appreciation of 5% and 10% from the exercise price of $36.25 would result in per share prices of approximately $59.05 and $94.02, respectively, as of February 5, 2007.

(3) Grants become exercisable to the extent of one-third of the shares covered thereby on each of the first, second and third anniversary of the grant. Vesting may be accelerated upon a reorganization event or upon a tender offer for 30% or more of the Company's voting stock by a third party in accordance with plan provisions. Pursuant to the Merger Agreement, options granted prior to November 9, 1997 become fully vested and exercisable upon the closing of the Merger.

(4) The exercise price of the options is equal to the fair market value of the underlying stock on the date of grant.

(5)  All options granted in 1997 expire ten years from the date of grant.

(6) Unless the stock price increases, which will benefit all stockholders commensurately, an optionee will realize no gain.

(7) Options were granted to 8,202 employees in 1997. The potential realizable value uses a 10-year option term and base price of $36.2663.

(8) Values were calculated using the total shares outstanding (including Class A Common Stock) as of December 31, 1997 (707,066,025 shares) and using a base price of $42.8125. Appreciation of 5% and 10% would result in per share prices of approximately $69.74 and $111.05, respectively, at December 31, 2007. The values set forth in the table do not reflect the effects of the Merger.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                         Number of Securities          Value of Unexercised
                                                                        Underlying Unexercised             In-the-Money
                         Shares Acquired on                              Options at FY-End (#)        Options at FY-End ($)(1)
Name                        Exercise (#)        Value Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------
Bert C. Roberts, Jr.                560,000             16,401,496          658,400/261,600            13,286,175/3,472,575

Gerald H. Taylor                          0                      0          563,070/186,100            13,251,186/2,438,731

Timothy F. Price                    237,470              4,272,415           6,800/173,650               162,775/2,377,841

Michael J. Rowny                          0                      0          152,600/117,400             3,082,063/1,571,063

Douglas L. Maine                          0                      0          363,300/110,700             8,841,244/1,480,194

==============================================================================================================================


(1) Options are "in-the-money" if, on December 31, 1997, the market price of the Common Stock ($42.8125) exceeded the exercise price of such options. All options, on December 31, 1997, were "in-the-money". The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on December 31, 1997 and the aggregate exercise price of such options.

             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


        (a)                            (b)                          (c)
                                    Number of                 Performances or
                                  Shares, Units              Other Period Until
                                    or Other                   Maturation or
        Name                      Rights($)(1)                   Payout(2)
-------------------------------------------------------------------------------
Bert C. Roberts, Jr.                  7,000,000               12/1/98;12/1/99

Gerald H. Taylor                      6,333,333               12/1/98;12/1/99

Timothy F. Price                      6,000,000               12/1/98;12/1/99

Michael J. Rowny                      3,000,000               12/1/98;12/1/99

Douglas L. Maine                      3,000,000               12/1/98;12/1/99

===============================================================================


(1) Represents the dollar amount of the retention incentive award granted but not yet paid to each named executive by the board of directors on December 1, 1997.

(2) The retention incentive awards will be paid over three years. One-third was received by the executive on December 1, 1997; and one-third will be paid on each of December 1, 1998 and December 1, 1999. Any amounts remaining unpaid at the merger date will be paid to the executive upon the closing of the Merger.

Pension Plans

      MCI sponsors a tax-qualified defined benefit plan ("Qualified Plan") and a supplemental nonqualified defined benefit plan ("Supplemental Plan" and, together with the Qualified Plan, the "Pension Plans"). The Qualified Plan covers all employees of MCI, including executive officers, who work at least 1,000 hours in a year. The Supplemental Plan covers only MCI's key executives, including the executive officers, who work at least 1,000 hours in a year. No employee contributions are required for participation in the Pension Plans. Retirement benefits are based upon the employee's compensation during the employee's employment with MCI or a participating subsidiary.

         Compensation used to calculate benefits includes bonuses (including bonuses invested in ISUs) but does not include compensation related to fringe benefits, stock options or restricted stock. During 1997, compensation for the purposes of calculating pension benefits for the Qualified Plan was limited by section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), to $160,000. The Supplemental Plan pays the incremental benefit attributable to that part of the employee's compensation which exceeds the Code limitation in any plan year.

         Employees are fully vested upon the earlier of five years of service or upon reaching age 65 while employed by MCI or a participating subsidiary. There is no partial vesting. Normal retirement age is 65, but an employee may elect to receive an actuarially-reduced pension at or after age 55 with five years of service with MCI or a participating subsidiary. In addition, the Supplemental Plan permits MCI to grant additional service and additional pension amounts to selected employees.

         For employees employed after January 1, 1989, the Pension Plans provide a normal retirement benefit for each year of credited service equal to 1% of the compensation earned by the employee during that year up to the Social Security "covered compensation" level plus an additional 1.5% of compensation earned over that level. However, employees employed on or before January 1, 1993 were credited with an updated past service benefit which provides a benefit of 1% of the employee's average annual compensation (for the years 1990, 1991 and 1992) up to $21,000 and 1.5% of such compensation over $21,000 for such years multiplied by the employee's service through December 31, 1992. For employees employed on or after January 1, 1994, the Pension Plans provide a future service benefit for each subsequent year of credited service equal to a flat 1.8% of the employee's eligible compensation. Effective January 1, 1996, MCI adopted a Part II to the Qualified Plan ("Part II") which changed the manner in which pension benefits will be determined. Part II is a defined benefit pension plan. Under
Part II an initial account balance has been established for each participant equal to the actuarial equivalent of the participant's prior accruals under the Qualified Plan. Participants employed on or after

January 1, 1996 receive compensation credits and interest credits to their accounts. Compensation credits are a designated percent of pay, based on the participant's age, according to the following schedule: employees younger than age 25, 2.0%; age 25-29, 2.5%; age 30-34, 3.0%; age 35-39, 4.0%; age 40-44,
5.0%; age 45-54, 6.0%; and age 55 or older, 6.5%. Part II guarantees a minimum interest credit of 4% per year on the prior year's account balance. For 1997, the guaranteed interest credit is 6.09%. Part II Participants who were age 50 or older with 5 years of service as of December 31, 1995 will accrue a pension benefit equal to the greater of benefits calculated under Part I or Part II until the Plan year ended December 31, 2000 for each year they are employed by MCI.

       Benefits payable from tax qualified plans are further limited by section 415 of the Code; in 1997, the annual maximum benefit from the Qualified Plan was limited to $125,000. When the pension formula would result in an executive receiving a benefit above the applicable limit, the Supplemental Plan assumes an obligation to pay the incremental portion above such limit.

         As of December 31, 1997, Messrs. Roberts, Taylor, Price, Rowny and Maine, upon normal retirement, would be entitled to annual retirement benefits from the Pension Plans of approximately $648,394; $310,662; $272,964; $128,668 and $149,451, respectively. Mr. Rowny will not vest under the plans until June 1998. Should Mr. Rowny leave MCI before he vests, he will receive no pension benefit from MCI.

Compensation of Directors

         During 1997, directors of MCI who were not officers were entitled to receive a retainer of $2,250 per month and an additional $1,500 for each meeting of the board of directors which they attended and for each meeting of the Audit or Compensation Committee they attended that was not held on the day or the day preceding the day on which a meeting of the board of directors was held. In addition, the Chairman of each of the Audit and Compensation Committees received an additional retainer of $300 per month, and each member of the Audit and Compensation Committees who attended an Audit or Compensation Committee meeting on the day or the day preceding the day on which a board of directors meeting was held was paid an additional $700 for each such meeting attended. Directors also were reimbursed for actual out-of-pocket travel expenses incurred in connection with attendance at board and/or committee meetings.

Employment Contracts

     In November 1996, MCI entered into employment contracts with Messrs. Roberts, Taylor, Price, Rowny and Maine. The summary description of the employment contracts on pages 63 through 65 of MCI's Proxy Statement for the Special Meeting of Stockholders dated January 22, 1998 (included in WorldCom's Registration Statement on Form S-4 (File No. 333-36901)) is incorporated into this Annual Report on Form 10-K by reference.

Compensation Committee Interlocks and Insider Participation

         During 1997, no member of the Compensation Committee of MCI's board of directors was a current or former officer or employee of MCI or any of its subsidiaries. No executive officer of MCI serves as a member of a compensation committee of another entity, one of whose executive officers is a director of MCI.

Security Ownership of Beneficial Holders of MCI Stock

Class            Beneficial Owner         Beneficial Ownership   % of Class
-----            ----------------         --------------------   ----------
Common         FMR Corp.                   53,466,490(1)            9.5%
 Stock         82 Devonshire Street
               Boston Massachusetts

Class A        British                    135,998,932 shares(2)     100%
Common         Telecommunications plc
Stock          81 Newgate Street
               London U.K.

(1) FMR Corp. has (i) sole voting power with respect to 5,017,736 of these shares and (ii) sole dispositive power with respect to 53,466,490 of these shares.

(2)  BT has sole voting and investment power with respect to all these shares.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)   Financial Statement of Business Acquired.

              The financial statements of the business to be acquired, MCI, required by this item (and related Management's Discussion and Analysis of Financial Conditions and Results of Operations) are contained in the financial statements and footnotes thereto listed in the Index on page F-1 herein and incorporated by reference herein.

         Note: the above financial information for the three years ended December 31, 1997 related to MCI was previously filed as Exhibit 13 to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "MCI Form 10-K") and has not been updated to reflect changes since December 31, 1997. MCI's financial information for the three months ended March 31, 1998 and 1997 was previously filed in MCI's Quarterly Report on Form 10-Q (the "MCI Form 10-Q") and has not been updated to reflect changes since March 31, 1998. To the extent the above financial information differs from the financial information reported in the MCI Form 10-K or MCI Form 10-Q, the MCI Form 10-K or MCI Form 10-Q shall control.

         (b)  Pro Forma Financial Information.

              The pro forma financial information required by this item are contained in the financial statements and footnotes thereto listed in the Index on page F-1 and incorporated by reference herein.

         (c)  Exhibits.

              See Exhibit Index.

               INDEX TO FINANCIAL STATEMENTS AND OTHER INFORMATION



                           Financial Statements                                              Page Numbers
                           --------------------                                              ------------
MCI Communications Corporation and Subsidiaries - for the fiscal years ended December 31, 1995, 1996, and 1997

         Consolidated Income Statements                                                         F-2
         Consolidated Balance Sheets                                                            F-3
         Consolidated Statements of Cash Flows                                                  F-4
         Consolidated Statements of Stockholders' Equity                                        F-5
         Notes to Consolidated Financial Statements                                             F-6
         Report of Management                                                                   F-23
         Report of Independent Accountants                                                      F-24
         Management's Discussion and Analysis of Financial Condition                            F-25
                  and Results of Operations

         Note: the above financial information related to MCI was previously filed as Exhibit 13 to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "MCI Form 10-K") and has not been updated to reflect changes since December 31, 1997. To the extent the above financial information differs from the financial information reported in MCI's Form 10-K, the MCI Form shall control.

MCI Communications and Corporation and Subsidiaries - for the three month periods ended March 31, 1997 and 1998 (unaudited)

         Consolidated Income Statements                                                         F-34
         Consolidated Balance Sheets                                                            F-35
         Consolidated Statements of Cash Flows                                                  F-37
         Consolidated Statements of Stockholders' Equity                                        F-38
         Notes to Interim Condensed Consolidated Financial Statements                           F-39
         Management's Discussion and Analysis of Financial Condition                            F-45
                  and Results of Operations

         Note: the above financial information related to MCI was previously contained in MCI's Quarterly
         Report on Form 10-Q for the period ended March 31, 1998
         (the "MCI Form 10-Q") and has not been updated to reflect changes since March 31, 1998. To the extent the above financial information differs from the financial information reported in MCI's Form 10-Q, the MCI Form 10-Q shall control.

         WorldCom, Inc. - for the three months ended March 31, 1998 and for the fiscal year ended December 31, 1997:

         WorldCom Pro Forma Condensed Combined Financial Statements                             F-52
         Pro Forma Condensed Combined Balance Sheet as of March 31, 1998                        F-53
         Pro Forma Condensed Combined Statement of Operations for the three                     F-54
                  months ended March 31, 1998
         Pro Forma Condensed Combined Statement of Operations for the year                      F-55
                  ended December 31, 1997
         Notes to pro Forma Financial Statements                                                F-56



CONSOLIDATED INCOME STATEMENTS
MCI Communications Corporation and Subsidiaries

Year ended December 31,                                                           1997        1996        1995
----------------------------------------------------------------------------------------------------------------
(In millions, except per share amounts)
REVENUE                                                                         $ 19,653    $ 18,494    $ 15,265
                                                                                --------------------------------
OPERATING EXPENSES
  Cost of services                                                                10,956       9,489       7,893
  Sales, operations and general                                                    5,940       5,028       4,426
  Depreciation including asset write-downs                                         2,082       1,664       1,828
                                                                                --------------------------------
TOTAL OPERATING EXPENSES                                                          18,978      16,181      14,147
                                                                                --------------------------------

INCOME FROM OPERATIONS                                                               675       2,313       1,118

Interest expense                                                                    (235)       (196)       (149)
Interest income                                                                       18          34         147
Equity in income (losses) of affiliated companies                                   (144)       (156)       (187)
Other expense, net                                                                   (15)         (5)        (32)
                                                                                --------------------------------
INCOME BEFORE INCOME TAXES                                                           299       1,990         897
Income tax provision                                                                  90         753         349
Distributions on subsidiary Trust mandatorily redeemable preferred securities         60          35          --

                                                                                --------------------------------
NET INCOME                                                                      $    149    $  1,202    $    548

                                                                                ================================


BASIC EARNINGS PER COMMON SHARE                                                 $   0.22    $   1.75    $   0.81
DILUTED EARNINGS PER COMMON SHARE                                               $   0.21    $   1.73    $   0.80


Weighted average number of common shares                                             693         687         680
Weighted average number of common shares - assuming dilution                         707         695         687

See accompanying Notes to Consolidated Financial Statements.


CONSOLIDATED BALANCE SHEETS
MCI Communications Corporation and Subsidiaries

December 31,                                                                               1997       1996
-------------------------------------------------------------------------------------------------------------
(In millions)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                                $    261    $    187
Marketable securities                                                                          --         161
Receivables, net of allowance for uncollectibles of $372 and $273 million                   3,576       3,480
Other current assets                                                                        1,423         888
                                                                                         --------------------
  TOTAL CURRENT ASSETS                                                                      5,260       4,716
                                                                                         --------------------
PROPERTY AND EQUIPMENT
Communications system in service                                                           16,291      14,005
Furniture, fixtures and equipment                                                           3,263       2,848
Other property                                                                                616         519
                                                                                         --------------------
  TOTAL PROPERTY AND EQUIPMENT                                                             20,170      17,372
Accumulated depreciation                                                                   (7,856)     (6,535)
Construction in progress                                                                    1,554       1,337
                                                                                         --------------------
  TOTAL PROPERTY AND EQUIPMENT, NET                                                        13,868      12,174

                                                                                         --------------------
Investment in affiliates                                                                      653         690
Investment in Direct Broadcast Satellite                                                    1,043         893
Investment in News Corp.                                                                    1,350       1,350
Other assets and deferred charges, net                                                        991         736
Goodwill, net                                                                               2,345       2,419
                                                                                         --------------------
TOTAL OTHER ASSETS                                                                          6,382       6,088
                                                                                         --------------------
TOTAL ASSETS                                                                             $ 25,510    $ 22,978
                                                                                         ====================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                                                         $  1,321    $    992
Accrued telecommunications expense                                                          2,416       2,045
Other accrued liabilities                                                                   2,248       1,806
Long-term debt due within one year                                                          2,111         203
                                                                                         --------------------
  TOTAL CURRENT LIABILITIES                                                                 8,096       5,046
                                                                                         --------------------
NONCURRENT LIABILITIES
Long-term debt                                                                              3,276       4,798
Deferred taxes and other                                                                    2,077       1,723
                                                                                         --------------------
   TOTAL NONCURRENT LIABILITIES                                                             5,353       6,521
                                                                                         --------------------
COMMITMENTS AND CONTINGENT LIABILITIES

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST
DEBENTURES OF THE COMPANY                                                                     750         750

STOCKHOLDERS' EQUITY
Class A common stock, $.10 par value, authorized 500 million shares, issued 136
 million shares                                                                                14          14
Common stock, $.10 par value, authorized 2 billion shares, issued 593 million shares           60          60
Additional paid-in capital                                                                  6,362       6,410
Retained earnings                                                                           5,345       5,231
Treasury stock, at cost, 22 and 44 million shares                                            (470)     (1,054)
                                                                                         --------------------
  TOTAL STOCKHOLDERS' EQUITY                                                               11,311      10,661
                                                                                         --------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $ 25,510    $ 22,978
                                                                                         ====================

See accompanying Notes to Consolidated Financial Statements.


CONSOLIDATED  STATEMENTS OF CASH FLOWS
MCI Communications Corporation and Subsidiaries

Year ended December 31,                                                                        1997       1996        1995
-----------------------------------------------------------------------------------------------------------------------------
(In millions)
OPERATING ACTIVITIES

  Receipts from customers                                                                    $ 19,405    $ 17,816    $ 14,888
  Payments to suppliers and employees                                                         (15,341)    (13,944)    (11,549)
  Taxes paid                                                                                     (412)       (615)       (416)
  Interest paid                                                                                  (176)       (147)       (113)
  Interest received                                                                                12          34         169
                                                                                             --------------------------------
       CASH FROM OPERATING ACTIVITIES                                                           3,488       3,144       2,979
                                                                                             --------------------------------
INVESTING ACTIVITIES
  Capital expenditures for property and equipment                                              (3,828)     (3,347)     (2,866)
  Purchases of marketable securities                                                               (3)       (487)     (4,630)
  Proceeds from sales and maturities of marketable securities                                     222         641       5,930
  Acquisition of businesses, net of cash acquired                                                  --         (40)     (1,243)
  Investment in News Corp.                                                                         --        (350)     (1,000)
  Investment in Direct Broadcast Satellite                                                       (161)       (853)         --
  Investment in affiliates                                                                       (130)       (306)       (494)
  Other, net                                                                                        6         (40)         11
                                                                                             --------------------------------
       CASH USED FOR INVESTING ACTIVITIES                                                      (3,894)     (4,782)     (4,292)
                                                                                             --------------------------------
       NET CASH FLOW BEFORE FINANCING ACTIVITIES                                                 (406)     (1,638)     (1,313)
                                                                                             --------------------------------
FINANCING ACTIVITIES
  Issuance of Senior Notes and other debt                                                          --         796          --
  Payment of Senior Notes and other debt                                                         (296)       (595)       (305)
  Commercial paper and bank credit facility activity, net                                         384         717         702
  Issuance of subsidiary Trust mandatorily redeemable preferred securities, net                    --         726          --
  Issuance of common stock for employee plans                                                     580         426         275
  Payment of dividends on common stock                                                            (35)        (34)        (33)
  Distributions paid on subsidiary Trust mandatorily redeemable preferred securities              (60)        (35)         --
  Purchase of treasury stock                                                                      (93)       (647)       (284)
                                                                                             --------------------------------
       CASH FROM FINANCING ACTIVITIES                                                             480       1,354         355
                                                                                             --------------------------------
Net increase(decrease)in cash and cash equivalents                                                 74        (284)       (958)
Cash and cash equivalents at beginning of year                                                    187         471       1,429
                                                                                             --------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                     $    261    $    187    $    471
                                                                                             ================================
Reconciliation of net income to cash from operating activities:
Net income                                                                                   $    149    $  1,202    $    548
Adjustments to net income:
  Depreciation including asset write-downs and amortization                                     2,118       1,722       1,887
  Equity in (income) losses of affiliated companies                                               144         156         187
  Deferred income tax provision                                                                    92         298         144
Net change in operating activity accounts other than cash and cash equivalents, net of effects of acquisition of businesses:
  Receivables                                                                                     (96)       (568)       (442)
  Operating accounts payable and accrued liabilities                                              621         350         634
  Other operating activity accounts                                                               460         (16)         21
                                                                                             --------------------------------
        CASH FROM OPERATING ACTIVITIES                                                       $  3,488    $  3,144    $  2,979
                                                                                             ================================


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
MCI Communications Corporation and Subsidiaries




                                            Class A             Additional               Treasury     Stock-
                                            Common      Common    Paid-in     Retained    Stock,      holders'
                                             Stock       Stock    Capital     Earnings    at Cost     Equity
--------------------------------------------------------------------------------------------------------------
(In millions)

BALANCE AT DECEMBER 31, 1994                $     14   $     60   $  6,227    $  3,548    $   (845)   $  9,004
Common stock issued for employee
  stock and benefit plans
  (18 million shares)                             --         --        132          --         189         321
Tax benefit of common stock
  transactions related to employee
  benefit plans                                   --         --         25          --          --          25
Acquisition of business
  (.8 million shares)                             --         --         16          --          --          16
Unrealized loss on investments and other          --         --          5          --          --           5
Net income                                        --         --         --         548          --         548
Common stock dividends                            --         --         --         (33)         --         (33)
Treasury stock purchased
  (13 million shares)                             --         --         --          --        (284)       (284)
                                            ------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995                      14         60      6,405       4,063        (940)      9,602
Common stock issued for employee
  stock and benefit plans
  (23 million shares)                             --         --        (56)         --         533         477
Tax benefit of common stock
  transactions related to employee
  benefit plans                                   --         --         60          --          --          60
Unrealized gains on investments and other         --         --          1          --          --           1
Net income                                        --         --         --       1,202          --       1,202
Common stock dividends                            --         --         --         (34)         --         (34)
Treasury stock purchased
  (23 million shares)                             --         --         --          --        (647)       (647)
                                            ------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996                      14         60      6,410       5,231      (1,054)     10,661
Common stock issued for employee
  stock and benefit plans
  (25 million shares)                             --         --       (111)         --         671         560
Tax benefit of common stock
  transactions related to employee
  benefit plans                                   --         --         44          --          --          44
Unrealized gains on investments and other         --         --         19          --          --          19
Net income                                        --         --         --         149          --         149
Common stock dividends                            --         --         --         (35)         --         (35)
Treasury stock purchased
  (3 million shares)                              --         --         --          --         (87)        (87)
                                            ------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1997                $     14   $     60   $  6,362    $  5,345    $   (470)   $ 11,311
                                            ==================================================================




See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MCI Communications Corporation and Subsidiaries

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

MCI Communications Corporation and its majority-owned subsidiaries (collectively, the company) operate predominately in a single industry, the telecommunications industry which includes the broad range of long-distance, local, and wireless telecommunications services; the company also provides information technology services. Long-distance telecommunications services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone, data communications, teleconferencing, Internet and electronic messaging services.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, including long-term customer contracts and allowances for uncollectible receivables, investments, telecommunications expense, depreciation including asset write-downs and amortization, reorganization accruals, employee benefit plans and taxes.

Principles of Consolidation

The financial statements include the consolidated accounts of the company with all significant intercompany transactions eliminated.

Revenue

The company records as revenue the amount of communications services furnished, as measured primarily by the minutes of traffic processed, after deducting an estimate of traffic which will be neither billed nor collected. Service discounts and incentives are accounted for as a reduction of revenue when granted or, where a service continuation contract exists, ratably over the contract period. Revenue from information technology services is recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

Cash and Cash Equivalents

Cash equivalents consist primarily of certificates of deposit, securities of the U.S. Government and its agencies and corporate debt securities having maturities of 90 days or less when purchased. The carrying amount reported in the accompanying balance sheets for cash equivalents approximates fair value due to the short-term maturity of these instruments.

Investments

Investments in marketable securities are classified as available-for-sale and are reported at fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The fair values are based on quoted market prices, and any unrealized gains or losses, net of applicable income taxes, are excluded from earnings and reported as a net amount in additional paid-in capital until realized. Realized gains and losses are recorded in the income statement and the cost assigned to securities sold is based on the specific identification method.

The company uses the equity method to account for investments in entities in which it has less than a majority interest but can exercise significant influence. These investments are classified on the accompanying balance sheets as investments in affiliates. Under the equity method, investments, originally recorded at cost, are adjusted to recognize the company's share of the net earnings or losses of the affiliates as they occur, rather than as dividends or other distributions are received, limited to the extent of the company's investment in, advances to, and guarantees for the investees. The company's share of net earnings or losses of affiliates includes amortization of purchase adjustments. Unlisted securities or securities in privately held companies in which the ownership is less than 20% and the company does not exercise significant influence are recorded at cost.

Property and Equipment

The communications system in service is recorded at cost and includes material, interest, labor and overhead. The costs of construction and equipment are transferred to communications system in service as construction projects are completed and/or equipment is placed in service. Depreciation is recorded commencing with the first full month that the assets are in service and is provided using the straight-line method over the assets' estimated useful lives. A majority of the company's communications system assets are grouped in like pools for depreciation purposes. For these asset groups, the cost of equipment retired in the ordinary course of business, less proceeds, is charged to accumulated depreciation. Gains or losses on assets that are not grouped in like pools for depreciation purposes are included in depreciation expenses. The company periodically reviews and adjusts the useful lives assigned to fixed assets to ensure that depreciation charges provide appropriate recovery of capital costs over the estimated physical and technological lives of the assets. The weighted average depreciable life of the assets comprising the communications system in service approximates nine years. Furniture, fixtures and equipment are depreciated over a weighted average life of six years and include computer and data center equipment along with other administrative assets. Other property includes land, buildings and leasehold improvements. Buildings are depreciated using lives of up to 35 years. Leasehold improvements are depreciated over the shorter of the life of the equipment or the life of the lease. Maintenance, repairs, and reengineering costs are charged to expense as incurred.

Capital Leases

Certain of the company's lease obligations meet the criteria of a capital lease. These obligations are recorded at the present value of the future lease payments, including estimated bargain purchase options, discounted at the approximate interest rate implicit in each lease. Amounts are depreciated over the estimated useful lives of the equipment, which are generally longer than the terms of the leases. Leases not capitalized are primarily for land on which communications equipment is located and for administrative facilities, including office buildings, vehicles, certain data processing equipment and office equipment.

Other Assets and Deferred Charges,net

Other assets and deferred charges, net includes unamortized customer discounts and service incentives, right-of-way agreements with third parties, noncurrent marketable securities and investments accounted for at cost and debt issuance costs. Deferred customer discounts and service incentives are amortized over the life of the specific contract to which they relate; also included are amounts recoverable under long-term customer service contracts, which are amortized over the contract period. Right-of-way costs are amortized as the assets are placed in service, over the lesser of the remaining term of the agreements or 25 years. Debt issuance costs are amortized over the life of the applicable debt.

Goodwill

Goodwill represents the excess of the cost to acquire subsidiaries over the estimated fair market value of the net assets acquired. These amounts are amortized using the straight-line method over lives ranging from 10 to 40 years. The company periodically evaluates the realizability of goodwill based upon projected undiscounted cash flows and operating income or other valuation techniques for each subsidiary having a material goodwill balance. The company believes that no impairment of goodwill existed at December 31, 1997.

Long-Lived Assets

In the event that facts and circumstances indicate that the carrying amount of a long-lived asset may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

Transactions with British Telecommunications plc

British Telecommunications plc (BT) controls an approximate 20% voting interest in the company through its ownership of Class A common stock and common stock. In 1994, the company and BT formed a joint venture, Concert Communications Company (Concert CS), to provide global enhanced telecommunications services to business customers. The company and BT lease each other's access lines at accepted market rates in the ordinary course of business to process traffic in the U.S. and U.K. During 1997, 1996 and 1995, the amounts associated with these transactions were not material to the company.

Foreign Exchange Contracts and Interest Rate Swaps

The company enters into foreign exchange contracts and interest rate swap agreements to hedge its foreign currency risks and reduce its interest rate exposure. While the company does not engage in speculation, it is exposed to credit rate risk in the event of nonperformance by the other parties to the agreements. The company manages credit risk by regularly monitoring and evaluating the counterparties and believes the credit risk exposure is limited. At December 31, 1997, the fair value of and potential risk of loss on these agreements were not material.

Income Taxes

The company files a consolidated federal income tax return on a March 31 fiscal year end. Deferred income taxes are provided on transactions that are reported in the financial statements in different periods than for income tax purposes. Income tax benefits of tax deductions related to common stock transactions with the company's employee benefit plans are recorded directly to additional paid-in capital. General business credits are accounted for by the flow-through method.

Basic and Diluted Earnings per Common Share

The company implemented Statement of Financial Accounting Standards No. 128 (SFAS No. 128) Earnings per Share, in 1997, which requires certain disclosures relating to the calculation of earnings per share (EPS). Basic EPS is based on the weighted average number of shares of common stock outstanding during each year. Diluted EPS is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, if dilutive.

Reclassifications

Certain prior year information has been reclassified to conform to the current year presentation.

NOTE 2. MERGER AGREEMENT

On November 9, 1997, the company entered into an Agreement and Plan of Merger (the MCI WorldCom Merger Agreement) with WorldCom, Inc. (WorldCom), a Georgia corporation, and TC Investments Corp. (Merger Sub), a Delaware corporation and a wholly-owned subsidiary of WorldCom, pursuant to which the company will merge with and into Merger Sub (the MCI WorldCom Merger or the Merger). As a result of the Merger, (a) each outstanding share of the company's common stock, par value $.10 per share, (other than shares owned by WorldCom or Merger Sub or held by the company) will be converted into the right to receive that number of shares of WorldCom common stock, par value $.01 per share, equal to the quotient determined by dividing $51.00 by the average of the high and low sale prices of WorldCom common stock as reported on the Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the effective time of the Merger (the Exchange Ratio), provided that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586; and (b) each outstanding share of the company's Class A common stock shall be converted into the right to receive $51.00 in cash, without interest thereon. The combined companies plan to operate under the MCI WorldCom name.

Concurrent with the MCI WorldCom Merger Agreement, the company, WorldCom and BT entered into an agreement (the BT Termination Agreement) whereby (i) the Agreement and Plan of Merger, dated as of November 3, 1996, as last amended on August 21, 1997 (the MCI BT Merger Agreement), among the company, BT and Tadworth Corporation was terminated; (ii) WorldCom agreed to pay BT a fee of $450 million and expenses not in excess of $15 million in order to induce BT to waive its rights under and agree to terminate, the MCI BT Merger Agreement;
(iii) BT agreed to support and vote its shares of Class A common stock in favor of the Merger; and (iv) BT agreed to exercise its call option to acquire the company's shares in Concert CS immediately following the effective time of the Merger . The company will be a distributor of Concert CS services on a nonexclusive basis to customers in the U.S. for at least two years and as many as five years following BT's exercise of its call option.

On March 11, 1998, the stockholders of the company and shareholders of WorldCom approved the Merger. The Merger is also subject to the receipt of required regulatory approvals.

In connection with the execution of the BT Merger Agreement and as modified under the MCI WorldCom Merger Agreement, pre-merger retention bonus pools (retention pools) totaling $270 million were established to retain key executives and employees of the company. The company recorded compensation costs in 1997 of $93 million, related to these retention pools of which $82 million was paid by December 31, 1997. The remaining accrued compensation costs of $11 million and other amounts payable from these retention pools are scheduled to be paid in 1998 and 1999. However, all unpaid amounts under these retention pools will be paid on the closing date of the MCI WorldCom Merger or any other transaction involving the sale or other disposition of a majority of the company's capital stock or assets if occurring earlier than the scheduled payment dates. The company and WorldCom have certain interconnection or other service agreements at prevailing market rates in the ordinary course of their businesses. Since the execution of the MCI WorldCom Merger Agreement, the amounts associated with these transactions were not material to the company.

NOTE 3. INVESTMENTS IN MARKETABLE SECURITIES

At December 31, 1997 and 1996, the company had various investments in marketable securities, all of which were classified as available-for-sale and stated at fair value. At December 31, 1997, the portfolio consisted of equity securities with an aggregate cost of $60 million and fair value of $120 million and were included in other assets and deferred charges, net. At December 31, 1996, the portfolio consisted of $40 million of certificates of deposit, $143 million of U.S. Government agency securities, $67 million of corporate debt securities and equity securities with an aggregate cost and fair value of $11 million. These investments were included in the accompanying balance sheet as either cash and cash equivalents, marketable securities or other assets and deferred charges, net, as appropriate.

Gross unrealized holding gains associated with these investments at December 31, 1997 were $60 million and there were no gross unrealized holding gains or losses at December 31, 1996. There were no realized gains on sales of available for sale marketable securities for the years ended December 31, 1997 and 1996.

NOTE 4. INVESTMENTS IN AFFILIATES

The company has various investments in affiliates accounted for under the equity method. At December 31, 1997 and 1996, the net investment balance in affiliated companies was $653 million and $690 million, respectively. The more significant of these are Avantel, S.A. de C.V. (Avantel) and Concert CS. Avantel is a 44.5% owned business venture with Grupo Financiero Banamex-Accival formed to provide competitive domestic and international long-distance telecommunications services in Mexico. At December 31, 1997 and 1996, the net investment balance for Avantel was $415 million and $465 million, respectively. The company's 24.9% interest in Concert CS, had a net investment balance of $92 million and $53 million, respectively at December 31, 1997 and 1996. In 1997, the company pledged its investment in Avantel as security for a loan to Avantel. In connection with a strategic alliance agreement with Telefonica de Espana, S.A. (Telefonica) entered in April 1997 and expanded in March 1998, Telefonica agreed to invest $250 million in Avantel and to purchase additional equity if certain qualified transactions occur. In certain circumstances, Telefonica has the right to require the company to acquire its interest in Avantel at cost.

The summarized financial information for all affiliated companies accounted for by the company under the equity method, as reported in their financial statements as of December 31, 1997 and 1996 and for the three years ended December 31, 1997 is as follows:


December 31,                                             1997        1996
--------------------------------------------------------------------------------
(In millions)

Current assets                                       $      647   $      425
Other assets                                              1,864        1,674
Current liabilities                                         863          868
Noncurrent liabilities                                      785          739




Year ended December 31,                                    1997          1996          1995
-------------------------------------------------------------------------------------------
(In millions)

Net Sales                                            $    1,309    $      868    $      590
Gross profit                                                366           146           100
Net loss from continuing operations                        (341)         (395)         (437)
Net loss                                                   (190)         (395)         (442)


The company's share of net losses of affiliated companies including amortization of purchase adjustments was $(144) million, $(156) million and $(187) million, in 1997, 1996 and 1995, respectively. The company conducts business with Concert CS through the provision and receipt of communications services at accepted rates in the ordinary course of business. The company and Avantel conduct business through the exchange of domestic and international interconnection services at prevailing market rates in the ordinary course of business. During 1997, 1996 and 1995, the amounts associated with these transactions were not material to the company.

NOTE 5.  INVESTMENTS IN NEWS CORP. AND DIRECT BROADCAST SATELLITE

At December 31, 1997, the company had invested $1,350 million in the News Corporation Limited (News Corp.) comprised of (i) cumulative convertible preferred shares of two U.S. subsidiaries of News Corp. with a stated value and liquidation preference of $1,148 million and bearing a dividend rate of 5.147%, and (ii) four-year warrants (purchase price $202 million) to acquire up to 210 million News Corp. ordinary shares for an exercise price of $1,148 million. The exercise price of the warrants is payable, at the company's option, in either cash or through the surrender of the cumulative convertible preferred shares, or a combination of both. In May 1997, the company and News Corp. amended their investment agreement to, among other things, terminate the company's previous obligation to invest an additional $650 million in News Corp. The company recorded dividend income of $59 million, $54 million and $18 million, in 1997, 1996 and 1995, respectively, on its investment.

Direct Broadcast Satellite (DBS) is a point-to-multipoint broadcast service that uses high-powered Ku band satellites placed in geosynchronous orbit. In December 1996, the FCC issued the DBS license awarded to the company in the January 1996 public auction. In May 1997, the company and News Corp. entered into an agreement to form a joint venture (DBS Venture) in which both parties would contribute their respective DBS assets and cash. In exchange, the company would receive a 19.9% interest in the new venture. The agreement also provided that the parties would seek a third party to acquire their combined interests in this DBS business. In June 1997, the company and News Corp. entered into an agreement with Primestar Partners, L.P. (Primestar) for the sale and transfer of the company's and News Corp.'s DBS assets other than two of the four DBS Venture satellites (Primestar Transaction). In March 1998, the parties sold their interest in one of the remaining satellites. The parties are pursuing the disposition of the other satellite, which is still under construction. The Primestar Transaction is part of a larger transaction that involves the consolidation of Primestar and TCI Satellite Entertainment, Inc. into a newly formed entity (New Primestar) that was completed in April 1998. Concurrent with the consummation of the Primestar Transaction, the company will acquire preferred shares in a subsidiary of News Corp. for a face amount equal to the company's cost of obtaining the FCC license plus interest thereon. The company will also receive from New Primestar consideration in the form of cash and interest bearing non-voting New Primestar securities for its share of the DBS Venture assets transferred to New Primestar. The Primestar Transaction is subject to regulatory approvals, including approval by the FCC and the Department of Justice. As of December 31, 1997, the company had capitalized $1,043 million related to its investment in DBS, $682 million of which was for the payment of the license and the remainder related primarily to the construction of two satellites.

NOTE 6.  SUPPLEMENTARY BALANCE SHEET INFORMATION

December 31,                                            1997         1996
----------------------------------------------------------------------------
(In millions)
Other current assets:
  Deferred income taxes                              $      452   $      376
  Other receivables, net                                    578          191
  Other                                                     393          321
----------------------------------------------------------------------------
Total other current assets                           $    1,423   $      888
----------------------------------------------------------------------------

Other accrued liabilities:
  Taxes, other than income                           $      207   $      335
  Payroll and employee benefits                             431          328
  Reorganization costs                                      295           92
  Other                                                   1,315        1,051
----------------------------------------------------------------------------
Total other accrued liabilities                      $    2,248   $    1,806
----------------------------------------------------------------------------

Deferred taxes and other:
  Deferred income taxes                              $    1,866   $    1,697
  Other                                                     211           26
----------------------------------------------------------------------------
Total deferred taxes and other                       $    2,077   $    1,723
----------------------------------------------------------------------------

Accumulated amortization associated with goodwill at December 31, 1997 and 1996 was $321 million and $247 million, respectively.

At December 31, 1997 and 1996, checks not yet presented for payment of $319 million and $338 million in excess of cash balances, respectively, were included in accounts payable on the accompanying balance sheet. The company had sufficient funds available to cover these outstanding checks when they were presented for payment.

In 1997, the company completed a comprehensive review of product and service offerings. In conjunction with this review, the company decided to exit, restructure or settle several business contracts; consolidate certain operating centers and streamline or discontinue certain non-core or under-performing IT operations; and reorganize certain operations or eliminate certain product and service offerings within its core business. The company recorded $361 million in its costs of services to reflect costs and provisions to exit, restructure or settle several business contracts and cease certain product and service offerings. The company also recorded $282 million in its sales, operations and general expense primarily for other reorganization actions, which included approximately $103 million of severance associated with workforce alignment and $93 million of obligations and penalties associated with lease, vendor and customer contracts. The remainder represents other costs associated with the company's business reorganization and certain legal costs.

At December 31, 1997, the company had expended $153 million of the accrued costs related to the above items, with the majority of the remaining $490 million expected to be expended during 1998. The remaining accrual, which was included in reorganization costs and other in other accrued liabilities, was primarily comprised of lease obligations, severance and customer and vendor contract termination and commitment costs and certain legal costs. Cash expenditures from these obligations were and will continue to be funded through cash from operations. Reorganization liabilities at December 31, 1997 also included lease and other commitments related to the company's consolidation of its core business and centralization of major administrative functions that occurred in the year ended December 31, 1995.

NOTE 7.  DEBT AND LEASE OBLIGATIONS

Company debt consists of:

December 31,                                                             1997        1996
--------------------------------------------------------------------------------------------
(In millions)
Senior Notes, net of unamortized discounts of
    $1.1 million and $1.5 million at weighted average
     interest rates of 6.9%, and with maturities ranging
     from February 1998 to August 2006                              $    1,468    $    1,485
Senior Debentures, net of unamortized discounts
    of $6.5 million and $6.5 million at a weighted
    average interest rates of 7.6%, and with
    maturities ranging from January 2023 to June 2027                    1,384         1,384
Capital lease obligations at a weighted
    average interest rate of 8.6% and 9.1%                                 528           504
Commercial paper and bank credit facility
    borrowings at a weighted average interest
    rate of 5.8% and 5.4%                                                1,806         1,422
Other debt at a weighted average interest
    rate of  7.4% and 5%                                                   201           206
--------------------------------------------------------------------------------------------
Total debt                                                               5,387         5,001
Debt due within one year                                                (2,111)         (203)
--------------------------------------------------------------------------------------------
Total long-term debt                                                $    3,276    $    4,798
============================================================================================

Annual maturities of long-term debt for the five years after December 31, 1997 are as follows: $2,111 million in 1998; $596 million in 1999; $281 million in 2000; $47 million in 2001; and $41 million in 2002.

Total interest costs were $388 million in 1997, $314 million in 1996 and $242 million in 1995, of which $153 million, $118 million and $93 million, respectively, were capitalized.

At December 31, 1997 and 1996, the estimated fair value of the company's long-term debt, excluding capital lease obligations, is listed below. These valuations represent either quoted market values, where available, or the company's estimate based upon market prices of comparable debt instruments.


December 31,                                                   1997                     1996
------------------------------------------------------------------------------------------------------
                                                                     Estimated               Estimated
                                                       Carrying        Fair       Carrying     Fair
                                                        Amount         Value       Amount      Value
------------------------------------------------------------------------------------------------------
(In millions)
Senior Notes                                         $    1,468   $    1,503   $    1,485   $    1,516
Senior Debentures                                         1,384        1,438        1,384        1,456
Commercial paper and bank
  credit facility borrowings                              1,806        1,806        1,422        1,422
Other debt                                                  201          201          206          206
------------------------------------------------------------------------------------------------------
Total debt, excluding capital leases                 $    4,859   $    4,948   $    4,497   $    4,600
======================================================================================================

The excess in the estimated fair value versus the carrying amount of debt for 1997 and 1996 reflects the trend during the periods where market rates were below the company's fixed-rate debt.

Senior Notes and Debentures

In June 1996, the company issued $500 million in aggregate principal amount of 7 1/8% Senior Debentures due June 15, 2027. In August 1996, the company issued $300 million aggregate principal amount of 6.95% Senior Notes due August 15, 2006. The proceeds of the issuances were used for general corporate purposes, including the repayment of short-term borrowings under the company's commercial paper program. The company has in effect a $1.2 billion shelf registration, which will enable it to issue debt securities with a range of maturities at either fixed or variable rates. The company had not issued any securities under this shelf registration at December 31, 1997. During 1997 and 1996, the company repaid $17 million and $300 million, respectively, of maturing Senior Notes, leaving $2,852 million and $2,869 million of debt securities outstanding at a weighted average annual interest rate of 7.22% and 7.21% at December 31, 1997 and 1996, respectively.

Commercial Paper and Bank Credit Facility Borrowings

On April 30, 1997, the company entered into a revolving credit loan agreement with several parties under which the company may borrow up to $4 billion through April 28, 1998. This credit facility supports the company's commercial paper program and, in conjunction with this program, may be used to fund fluctuations in working capital and other general corporate requirements. There are no amounts outstanding under this credit facility at December 31, 1997. During 1997, the company issued $7,340 million and repaid $6,956 million of commercial paper borrowings. During 1996, the company issued commercial paper and borrowed under the credit facility an aggregate of $9,089 million and repaid an aggregate of $8,372 million. Borrowings under the commercial paper program and credit facility are classified as current, as the remaining term of the credit facility agreement is less than one year. The company expects to extend this facility prior to its expiration.

Interest Rate Swap

In July 1997, the company entered into a forward starting interest rate swap agreement (the "swap") in the notional principal amount of $500 million for a term of 15 years. The swap involves the receipt of floating-rate interest and the payment of fixed-rate interest at 6.71% without the exchange of the underlying principal amount. The swap, which requires biannual net cash settlements commencing in July 1998, has been designated as a hedge against adverse changes in market interest rates on fixed-rate debt expected to be issued under the shelf registration in the second quarter of 1998. The gain or loss recognized upon the expiration or settlement of the swap will be amortized over the life of the associated debt as an offset or addition to interest expense. The fair value of the swap and amount of gain or loss deferred is estimated as the amount the company would receive (pay) to terminate the swap taking into account the then-current interest rates. The unrealized loss resulting from the fair value of the swap at December 31, 1997, was $20 million.

Lease Obligations

Future minimum rental commitments for capital leases are as follows: $181 million in 1998; $56 million in 1999; $54 million in 2000; $57 million in 2001; $45 million in 2002; and $461 million thereafter. At December 31, 1997, aggregate future minimum capital lease payments were $854 million including interest of $326 million. The present value of future capital lease payments at December 31, 1997 was $528 million. The gross and net book values of property and equipment financed by capital leases were $353 million and $202 million, respectively, at December 31, 1997 and $497 million and $215 million, respectively, at December 31, 1996. Future minimum rental commitments for noncancelable operating leases are as follows: $401 million in 1998; $355 million in 1999; $302 million in 2000; $232 million in 2001; $181 million in 2002; and $770 million thereafter. At December 31, 1997, aggregate future minimum payments for noncancelable operating leases were $2,241 million. Total rental expense for all operating leases was $361 million, $332 million and $321 million for the years ended December 31, 1997, 1996 and 1995, respectively.

In December 1997, the company sold equipment at net book value to an independent entity and leased it back under a six year noncancelable operating lease agreement with options to renew the lease for an additional three-year term and to purchase the equipment at various amounts during the lease term based upon amounts as specified under the lease terms. At December 31, 1997, other current assets on the accompanying balance sheet included a receivable of $360 million for the transaction proceeds, which were received in January 1998.

NOTE 8. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY

On May 29, 1996, MCI Capital I, a wholly-owned Delaware statutory business trust (Trust), issued $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A representing 30 million shares outstanding (preferred securities) due June 30, 2026. The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the company's 8% Junior Subordinated Deferrable Interest Debentures, Series A (Subordinated Debt Securities) due June 30, 2026, the only assets of the Trust. The net proceeds from the issuance of the Subordinated Debt Securities were used for general corporate purposes.

Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust on a quarterly basis, provided the company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The company made $60 million and $35 million in Trust distributions for the years ended December 31, 1997, and 1996, respectively. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid. In addition, in the event the company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust. The Trust assets had an estimated fair market value of $788 million and $750 million at December 31, 1997 and 1996, respectively.

In connection with the issuance of the preferred securities, the company executed a Trust Agreement, an Indenture, a Guarantee Agreement, and an Expense Agreement. These agreements, taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable, and unconditional guarantee by the company of all of the Trust's obligations under the preferred securities (the Guarantee). The Guarantee Agreement covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the company under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the company.

NOTE 9. STOCKHOLDERS' EQUITY

Preferred Stock Rights Plan

In September 1994, the company's board of directors adopted a stockholders' rights plan (Rights Plan) and declared a dividend of one preferred share purchase right (Right) for each outstanding share of common stock and Class A common stock (collectively, Common Shares). The Rights dividend was distributed on October 11, 1994 to the holders of record on that date. The Rights have attached and will continue to attach to certain future issuances of Common Shares. Each Right entitles the registered holder to purchase from the company one one-hundredth of a share of the company's Series E Junior Participating Preferred Stock, par value $.10 per share (Series E Preferred Stock), for an initial purchase price of $100, subject to adjustment. The Rights Plan was amended on November 9, 1997, in connection with the Merger to avoid WorldCom becoming an "acquiring person" under the Rights Plan as a result of the approval, execution or delivery of the MCI WorldCom Merger Agreement or the consummation of the Merger.

The Rights will become exercisable upon the occurrence of certain specified events, including a public announcement that a person or group of affiliated or associated persons (Acquiring Person) (other than WorldCom or any of its affiliates as a result of the approval, execution or delivery of the MCI WorldCom Merger Agreement or the consummation of the Merger) has acquired beneficial ownership of 10% or more of the outstanding Common Shares (more than 20.1% in the case of share acquisitions by BT). In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will become void) will thereafter have the right, subject to certain restrictions, to receive upon exercise in lieu of Series E Preferred Stock that number of shares of the company's common stock (or, at the option of the company, that number of one one-hundredth of a share of Series E Preferred Stock) determined as set forth in the Rights Plan.

For purposes of the Rights Plan, the company's board of directors has designated 10 million shares of Series E Preferred Stock, which amount may be increased or decreased by the board of directors. All Rights expire on September 30, 2004, unless this date is extended or the Rights are earlier redeemed or exchanged by the company in accordance with the Rights Plan. In addition, the Rights Plan provides that the Rights will expire immediately prior to the effective time of the Merger.

Class A Common Stock

In September 1994, the company issued 136 million shares of its Class A common stock to BT for $4.3 billion, which resulted in a 20% voting interest in the company. At December 31, 1997, the Class A common stock is equivalent on a per-share basis to the company's common stock, except with respect to certain voting rights. BT is entitled to proportionate representation on the company's board of directors, which currently equates to three seats. In addition to board representation, BT is entitled to preemptive rights with respect to the issuance of additional shares of common stock and to investor protections with respect to certain corporate actions of the company. Shares of Class A common stock automatically convert into common stock upon transfer and in certain other events.

Class A and Common Stock  Dividends

For each of the three years ended December 31, 1997, 1996 and 1995, the company paid annual dividends of $.05 per share on its common stock.

NOTE 10. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

Employee Stock Option Plan

The current Employee Stock Option Plan (Stock Option Plan) provides for the issuance of up to 142 million shares of common stock. On an annual basis, pursuant to the Stock Option Plan, the board of directors may increase the maximum number of shares available for issuance under the Stock Option Plan as of each January 1, by up to 5% of the number of shares of common stock outstanding at each such date. Options granted under the Stock Option Plan are exercisable at such times and in such installments as determined by the compensation committee of the board of directors. Options granted under the Stock Option Plan may not have an option price lower than the fair market value of the common stock on the date of the grant.

Stock appreciation rights may be granted in combination with a stock option either at the time of the grant or any time thereafter. As of December 31, 1997, no stock appreciation rights had been granted.

The compensation committee may also grant restricted stock awards and performance share awards, subject to such conditions, restrictions, and requirements as the committee in its sole discretion may determine. During the year ended December 31, 1997, no restricted shares were granted. At December 31, 1997, there were approximately 276,000 restricted shares outstanding. No performance share awards had been issued at December 31, 1997.

The compensation committee may grant both incentive stock options and nonqualified options under the Plan. All options granted in the last three years have been nonqualified options. These nonqualified options expire after ten years, and are exercisable ratably over a three year period.

Under the Stock Option Plan, executives may be granted incentive stock units
(ISUs) that vest over a three year period and entitle the holder to receive shares of the company's common stock. At December 31, 1997, there were approximately 2.3 million ISUs outstanding. For the year ended December 31, 1997, the company recognized approximately $34 million of compensation expense for ISU's issued during the year. In conjunction with the MCI WorldCom Merger Agreement, the senior retention ISUs granted under the MCI BT Merger Agreement were cancelled.

Directors' Stock Option Plan

The company also has a stock option plan for non-employee directors (Directors'
Plan) that provides for the issuance of up to 2 million shares of common stock. Under the Directors' Plan, each non-employee director has been granted upon commencement of service as a director a five-year option to purchase up to 40,000 shares of common stock at the closing price of the common stock on the date of grant. Two directors declined such option. The options are exercisable after the first anniversary of the date of grant, in cumulative installments of 25% per year. Similar options will be granted automatically to all new board members who are not employees. Upon the fifth anniversary of the date of grant of options, the unexercised portion of the grant expires, and a new option for 40,000 shares is granted automatically.

Both of the above plans permit the holder of an option to pay the purchase price for stock option exercises by surrendering shares of the company's common stock having a fair market value equal to, or greater than, the purchase price.

Employee Stock Purchase Plan

Under the current Employee Stock Purchase Plan (ESPP Plan), up to 56 million shares of common stock may be purchased by eligible employees of the company through payroll deductions of up to 15% of their eligible compensation. The purchase price is equal to the lesser of (a) 85% of the fair market value of the stock on the date it is purchased or (b) 85% of the fair market value of the stock on certain specified valuation dates. During 1997 and 1996, employees purchased approximately 6.8 million and 6.3 million shares, respectively, under the ESPP Plan.

Common Stock Reserved for Future Issuance

At December 31, 1997, 96 million shares of the company's authorized common stock, including 69.5 million shares under option, were reserved for future issuance under the Employee and Directors' Stock Option Plans and the ESPP Plan. The company had opted to use treasury shares to fulfill the purchases made under these plans during the three-year period ended December 31, 1997.

Accounting for Stock Issued to Employees

The company accounts for its stock option plans under Accounting Principles Board (APB), Opinion No. 25 "Accounting for Stock Issued to Employees" and, in accordance with the recognition requirements set forth under this pronouncement, no compensation expense was recognized for the three years ended December 31, 1997. In 1996, the company elected to adopt SFAS No. 123 "Accounting for Stock Based Compensation" for disclosure purposes only.

For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted in 1997, 1996, and 1995, respectively: annual dividends of $0.05 and actual option forfeitures for all three years, expected volatility of 24.7%, 24.7% and 33.2%, risk-free interest rate of 6.3%, 5.4%, and 7.4%, and expected life of five years for all grants. The weighted-average fair value of the stock options granted in 1997, 1996, and 1995 was $12.52, $9.42, and $7.83, respectively.

The fair value of each stock purchase right under the ESPP Plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock purchase rights granted in 1997, 1996 and 1995, respectively: expected volatility of 36.5%, 30.7% and 30.2%, risk-free interest rate of 5.2%, 5.1% and 5.7%, and expected life of one month for all grants. The weighted-average fair value of the stock purchase rights granted in 1997, 1996 and 1995 was $5.78, $4.87 and $3.99, respectively.

Under the above models, the total value of stock options granted in 1997, 1996, and 1995 was $155 million, $195 million, and $167 million, respectively, which would be amortized ratably on a pro forma basis over the three-year option vesting period, and the total value of the stock purchase rights granted in 1997, 1996 and 1995 was $40 million, $31 million, and $26 million, respectively. Had the company determined compensation cost for these plans in accordance with SFAS No. 123, the company's pro forma net income and earnings per share would have been:



Year ended December 31,                             1997            1996           1995
---------------------------------------------------------------------------------------
(In millions, except per share amounts)
Pro forma net income                            $     20         $ 1,105          $ 498

Pro forma basic earnings per share               $  0.03         $  1.61          $0.73

Pro forma diluted earnings per share             $  0.03         $  1.59          $0.72

The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and, accordingly, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Stock option transactions are summarized as follows:

                                                        Number       Exercise Price      Weighted-Average
                                                      of Shares          Range            Exercise Price
----------------------------------------------------------------------------------------------------------
(In millions, except exercise price amounts)
Shares under option, December 31, 1994                    62.3         $  3.44-28.75           $19.97
Options granted                                           25.2           18.38-26.50            19.13
Options exercised                                        (9.8)            3.44-26.88            15.20
Options terminated                                       (6.0)            5.38-28.25            22.37
----------------------------------------------------------------------------------------------------------
Shares under option, December 31, 1995                    71.7         $  3.44-28.75           $20.13
Options granted                                           22.4           25.13-30.25            29.18
Options exercised                                       (13.6)            3.44-28.75            18.83
Options terminated                                       (5.5)            9.94-30.06            25.04
----------------------------------------------------------------------------------------------------------
Shares under option, December 31, 1996                    75.0         $  9.94-30.25           $22.70
Options granted                                           13.1           29.75-42.56            36.26
Options exercised                                       (16.5)            9.94-36.25            21.03
Options terminated                                       (2.1)            9.94-42.56            29.07
----------------------------------------------------------------------------------------------------------
Shares under option, December 31, 1997                    69.5         $  9.94-42.56           $25.46
----------------------------------------------------------------------------------------------------------
Options exercisable, December 31, 1997                    38.7            9.94-36.25            21.83
Options exercisable, December 31, 1996                    36.4            9.94-28.75            19.91
Options exercisable, December 31, 1995                    31.1            3.44-28.75            18.17
----------------------------------------------------------------------------------------------------------


The following table summarizes information about the shares outstanding at December 31, 1997:

                    ---------------Options Outstanding------------------      ------Options Exercisable-------
                       Number       Weighted-Average                             Number
Range of             Outstanding  Remaining Contractual  Weighted-Average      Outstanding    Weighted-Average
Exercise Prices     (In millions)    Life (Years)         Exercise Price      (In millions)   Exercise Price
-----------------   ------------- ---------------------  ----------------     -------------- -----------------
$ 9.94-14.88             3.4               4.1                $10.38               3.4            $10.38
15.81-19.56             18.2               6.6                 18.07              12.7             17.94
20.06-24.13              6.7               6.0                 21.09               6.6             21.07
25.00-30.25             28.9               8.4                 28.28              15.9             27.62
35.25-42.56             12.3               9.9                 36.29               0.1             36.25
                    --------                                                  --------
                        69.5                                                      38.7
                    ========                                                  ========

At December 31, 1997, the company had an aggregate of 11 million shares available for future grant under both its Employee and Directors' Stock Option Plans combined.

NOTE 11.  EMPLOYEE BENEFIT PLANS

Pension Plans

The company maintains a noncontributory defined benefit pension plan (MCI Plan) and a supplemental pension plan (Supplemental Plan). Western Union International, Inc. (WUI), a subsidiary of the company, also has a defined benefit pension plan (WUI Plan). Collectively, these plans cover substantially all employees who work 1,000 hours in a year.

The MCI Plan and the Supplemental Plan provide pension benefits that are based on the employee's compensation for each year of service prior to retirement. The WUI Plan provides pension benefits based on the employee's compensation for each year of service after 1990 and prior to retirement.

The company's policy is to fund the MCI Plan and the WUI Plan in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974 and within the limits of allowable tax deductions. The assets of the plans are primarily invested in corporate equities, government securities, and corporate debt securities.

Net periodic pension cost includes:

Year ended December 31,                                                     1997           1996          1995
---------------------------------------------------------------------------------------------------------------
(In millions)

Service cost during the period                                           $       57    $       45    $       40

Interest cost on projected benefit obligation                                    34            29            25

Actual return on plan assets                                                    (70)          (54)          (70)

Net amortization and deferral                                                    32            22            48
---------------------------------------------------------------------------------------------------------------
Net pension cost                                                         $       53    $       42    $       43
===============================================================================================================

The company's pension asset consists of:

December 31,                                                                1997          1996
---------------------------------------------------------------------------------------------------------------
(In millions)
Plan assets at fair value                                                $      494    $      453
Accumulated benefit obligation including vested
  benefits of $390 in 1997 and $307 in 1996                                    (447)         (347)
---------------------------------------------------------------------------------------------------------------
Plan assets in excess of accumulated
  benefit obligation                                                     $       47    $      106
===============================================================================================================
Plan assets at fair value                                                $      494    $      453

Projected benefit obligation for service
  rendered to date                                                             (563)         (432)
---------------------------------------------------------------------------------------------------------------
Plan assets (less than) in excess of projected benefit obligation               (69)           21
Unrecognized net loss (gain) from past experience
  different from that assumed                                                    35            (1)
Prior service cost not yet recognized in net
  periodic pension cost                                                          31            30
Unrecognized net asset at January 1, 1986
  being recognized over 16 years                                                 (3)           (3)
---------------------------------------------------------------------------------------------------------------
Total (liability) prepaid pension asset                                  $       (6)   $       47
===============================================================================================================

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation at December 31, 1997, was 7.0% for both plans and 5.75% and 5.00% for the MCI and WUI Plans, respectively. At December 31, 1996, the discount rate used was 7.75% for both plans, and the rate of increase in future compensation levels was 5.75% and 5.00% for the MCI and WUI plans, respectively. The expected long-term rate of return on assets in 1997 and 1996 was 9.0% for the MCI Plan and 8.5% for the WUI Plan.

Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

Effective January 1, 1996, the company amended the MCI Plan. Retirement benefits are calculated by first establishing an initial balance for each participant based on the present value of benefits earned through 1995. For service after 1995, participants accrue benefits based on a specific percentage of annual salary and earn interest credits based on the prior year's balance at a specific interest rate. Employees who are age 50 or older and have at least five years of service as of December 31, 1995, will have their benefits continue to accrue under the previous formula through the year 2000. Effective January 1, 1997, employees of MCI Systemhouse Corp. became eligible to participate in the MCI Plan.

Employee Stock Ownership Plan and 401(k) Plans

The company has combined employee stock ownership (ESOP) and 401(k) plans covering substantially all of its employees. The 401(k) plans allow employees to defer pretax income in accordance with the requirements of Internal Revenue Code
Section 401(k). The company matches employee contributions up to a certain limit. Participants vest in the company's matching contributions at a rate of 20% per year of service and are immediately 100% vested in their elective deferrals. The company contributed approximately 1.5 million shares, 1.6 million shares, and 1.7 million shares of its common stock as the company's matching contribution to the 401(k) plans for the plan years ended December 31, 1997, 1996, and 1995, respectively. The company suspended contributions to the ESOP in 1994.

WUI sponsors a 401(k) savings plan for its collectively bargained employees (WUI 401(k)). The savings plan is intended to meet requirements of Internal Revenue Code Section 401(k). WUI 401(k) participants vest in the company's matching contributions at a rate of 20% per year of service and are immediately 100% vested in their elective deferrals. The company contributed approximately 15,000 shares, 18,000 shares, and 24,000 shares of its common stock to the WUI 401(k) for the plan years ended December 31, 1997, 1996, and 1995, respectively.

Employee Severance Plan

The company has a severance plan covering substantially all of its employees, which entitles employees to receive severance pay benefits in the event their employment is permanently terminated as a result of a reduction-in-force or other internal reorganizations as specified in the severance plan. Each covered employee is eligible to receive a severance benefit based on years of service. For the year ended December 31, 1997, approximately $103 million of severance under the plan was included in sales, operations and general expenses and other accrued liabilities in connection with work force alignments associated with reorganization efforts. As a result of its decision to sell and discontinue certain non-core operations and streamline other operations, the company will eliminate approximately 4,500 positions in specific areas of the company. These employees include management and non management, mostly in staff, support and administrative positions. Approximately 3,200 of these employees had left the company by March 31, 1998. The remaining employees are expected to leave by the end of 1998.

NOTE 12. INCOME TAXES

The components of the total income tax provision are:

Year ended December 31,                                   1997              1996             1995
-------------------------------------------------------------------------------------------------
(In millions)
Current
Federal                                                   $ 21              $387             $182
State and local                                              -                68               23
-------------------------------------------------------------------------------------------------
Current income tax provision                                21               455              205

Deferred
Federal                                                     57               276              129
State and local                                             12                22               15
-------------------------------------------------------------------------------------------------
Deferred income tax provision                               69               298              144
-------------------------------------------------------------------------------------------------
Total income tax provision                                $ 90              $753             $349
=================================================================================================

A reconciliation of the statutory federal income tax rate to the company's effective income tax rate is:

Year ended December 31,                                     1997            1996             1995
-------------------------------------------------------------------------------------------------
Statutory federal income tax rate                           35%               35%              35%
State and local income taxes, net
  of federal income tax effect                               3                 3                3
Nondeductible amortization                                  10                 1                2
Nontaxable dividends                                        (7)               (1)              (1)
R&D tax credits                                             (8)               (1)              (1)
Other                                                        5                 1                1
-------------------------------------------------------------------------------------------------
Effective income tax rate                                   38%               38%              39%
=================================================================================================

In 1997, 1996, and 1995, the company recorded a tax benefit of $44 million, $60 million, and $25 million, respectively, to additional paid-in capital for tax deductions related to common stock transactions with its employee benefit plans.

At December 31, 1997, for federal income tax purposes, the company had $179 million of Alternative Minimum Tax (AMT) credit carryforwards available that had no expiration date. In addition, the company had available $576 million of U.S. net operating loss carryforwards expiring through 2012, $121 million which were subject to limitation due to change in ownership control, $159 million of Canadian net operating loss carryforwards expiring through 2004 and $53 million of U.K. net operating loss carryforwards which had an indefinite life.

At December 31, 1997, 1996, and 1995, the company's net deferred income tax liability was comprised of the following:

                                                          1997              1996         1995
-------------------------------------------------------------------------------------------------
(In millions)
     Deferred income tax asset                        $    929         $     550        $     587

     Deferred income tax liability                      (2,343)           (1,871)          (1,627)
-------------------------------------------------------------------------------------------------
Net deferred income tax liability                      $(1,414)          $(1,321)         $(1,040)
=================================================================================================

The components of these amounts are:
     Communications system                             $(2,373)          $(1,885)         $(1,577)
     Customer discounts                                    (22)              (77)             (87)
     Allowance for uncollectibles                           37               114               56
     Reorganization and realignment expenses               228                34               61
     Domestic equity investments                            (6)               62               38
     Alternative minimum and general
       business tax credits                                 41                 -              104
     Net operating loss carryforward                       296                96               33
     Capital losses carryforward                            64                 -                -
     Other, net                                            321               335              332
-------------------------------------------------------------------------------------------------
Net deferred income tax liability                      $(1,414)          $(1,321)         $(1,040)
=================================================================================================

The company believes that it is more likely than not that it will realize the deferred income tax asset and, accordingly, no valuation allowance has been recorded in the three years ended December 31, 1997.

NOTE 13. ASSET DISPOSALS

In connection with an asset disposition plan adopted in the fourth quarter of 1997, the company will dispose of certain equipment primarily in the first half of 1998. The net book value of the assets to be disposed of aggregated $265 million with no significant proceeds expected. The productive assets included in the disposition plan were identified in response to changes in specific customer, product and technology strategies. The major part of this plan included the early replacement of central processing units and data storage devices. The company reassessed and consequently revised its strategies related to data processing and storage in order to maximize facility space in its data centers which is critical to support growth in products that require customer collocation in such centers. The company will replace this equipment with devices that offer greater processing and storage capabilities with reduced operating and maintenance costs and less floor space. Depreciation expense in 1997 includes $60 million representing the net book value of the assets included in the disposition plan which had been removed from service by December 31, 1997. The company will continue to use the remaining assets until they are removed from service and accelerate the recognition of depreciation expense on these assets over their shortened remaining service period. The company expects that substantially all of the remaining assets will be decommissioned and disposed of by June 30, 1998. This change will result in estimated additional depreciation expense of up to approximately $190 million in the first half of 1998. The company had been depreciating this equipment over estimated lives averaging six years. This would compare with an average life of four years, had the assets been depreciated over the revised service period as contemplated in the fourth quarter 1997 disposition plan. Moreover, had the company originally depreciated these assets ratably over such revised service period, depreciation expense, exclusive of the $60 million referred to above, would have been approximately $59 million, $55 million and $43 million higher in 1997, 1996 and 1995, respectively.

During the third quarter of 1995, the company recorded a $520 million charge for an asset write-down. The write-down primarily related to communications systems and administrative assets that had become redundant due to the consolidation of its core business and centralization of major administrative functions or were no longer aligned with strategic product offerings. The amount of the write-down was measured in conformity with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

NOTE 14. CONTINGENCIES

The company, in the normal course of business, is a party to a number of lawsuits and regulatory and other proceedings and has included accrued loss contingencies in other accrued liabilities for certain of these matters. The company does not expect that the results in these lawsuits and proceedings will have a material adverse effect on the consolidated financial position or results of operations of the company.

On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, the company and all of its directors, including the two directors who are also executive officers of the company and the three directors elected by BT, were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of the company, individually and purportedly as class actions on behalf of all other stockholders of the company. In general, the complaints allege that the company's directors breached their fiduciary duty in connection with the MCI BT Merger Agreement, that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of the company and that it breached those duties in connection with the MCI BT Merger Agreement. The complaints seek damages and injunctive and other relief.

On or about October 8, 1997, all of the company's directors, including the two directors who are also executive officers of the company and the three directors elected by BT, were named as defendants in a purported derivative complaint filed in the Court of Chancery in the State of Delaware. BT and Tadworth Corporation were also named as defendants, and the company was named as a nominal defendant. The plaintiff, derivatively and on behalf of the company, alleges breach of fiduciary duty by the company's directors and aiding and abetting those breaches of duty by BT in connection with the MCI BT Merger Agreement and WorldCom's exchange offer. The complaint seeks injunctive relief, damages, and other relief.

One of the purported shareholder class actions pending in Delaware Chancery Court has been amended and plaintiffs in four of the other purported shareholder class actions have moved to amend their complaints to name WorldCom and Merger Sub. as additional defendants. They generally allege that the defendants breached their fiduciary duty to shareholders in connection with the Merger, the agreement to pay a termination fee to WorldCom, and alleged discrimination in favor of BT in connection with the Merger. They seek, inter alia, damages and injunctive relief prohibiting the consummation of the Merger and the payment of the inducement fee to BT.

Three complaints have been filed in the federal district court in Washington, D.C., as class actions on behalf of purchasers of the company's shares during three different periods from; August 14, 1997 through August 22, 1997; August 14 through August 20, 1997 and July 10 through July 22, 1997. The three complaints allege that the company and certain of its officers and directors failed to disclose material information about the company, including that the company was renegotiating the terms of the MCI BT Merger Agreement dated November 3, 1996. The complaints seek damages and other relief.

The company believes that all of the complaints are without merit and the company presently does not expect that the above actions will have a material adverse effect on the consolidated financial position or results of operations of the company.

NOTE 15.  BASIC AND DILUTED EARNINGS PER SHARE

The company implemented SFAS No. 128 in 1997, which requires certain disclosures relating to the calculation of earnings per share. The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for net income.

Basic Earnings Per Share

For the Year ended December 31,                           1997            1996             1995
-------------------------------------------------------------------------------------------------
(In millions, except per share amounts)
Net income                                                $ 149          $ 1,202          $   548
                                                          ========================================
Weighted average shares of common
   stock outstanding                                        693              687              680
                                                          ========================================

Basic earnings per share for net income                   $0.22            $1.75         $   0.81
                                                          ========================================

SFAS No. 128 replaces primary EPS with basic EPS and excludes the effect of common stock equivalents when computing basic EPS. In previous years, the company included the effect of common stock equivalents for the calculation of primary EPS in accordance with APB Opinion No. 15. At December 31, 1996, and 1995, primary EPS were disclosed as $1.73 and $0.80, respectively.

Diluted Earnings Per Share

For the Year ended December 31,                      1997               1996                1995
-------------------------------------------------------------------------------------------------
(In millions, except per share amounts)
Net income                                         $  149              $ 1,202              $ 548
                                                   ==============================================

Adjustment of shares outstanding:
  Weighted average shares of common
      stock outstanding                               693                  687                680
  Shares of common stock issuable upon the
    assumed exercise of common stock
    equivalents                                        71                  55                  52
  Shares of common stock assumed
    repurchased for treasury                          (57)                (47)                (45)
                                                   ----------------------------------------------
Adjusted shares of common stock and
  common stock equivalents for
  computation                                         707                 695                 687
                                                   ==============================================

Diluted earnings per share for net income          $ 0.21              $ 1.73               $0.80
                                                   ==============================================

SFAS No. 128 requires that the average stock price for the period always be used in determining the number of treasury shares assumed repurchased for treasury, rather than the higher of the average or ending stock price, as required previously under APB Opinion No. 15. Accordingly, fully diluted EPS has been restated from $1.72 and $0.79 at December 31, 1996 and 1995, respectively, to reflect diluted EPS in accordance with SFAS No. 128.

The following provides information regarding those options to purchase common stock that were excluded from the computation of diluted EPS under the treasury stock method because the options' exercise prices was greater than the average market price of the common shares. Had they been included in the computation, these options would have had an antidilutive effect on EPS.


For the Year ended December 31,                          1997                     1996               1995
-------------------------------------------------------------------------------------------------------------------
Number of Options Excluded:                              0.2 million               20.0 million        19.8 million

Price Range Covered by Excluded Options:             $38.38 - $42.56            $28.00 - $30.25     $22.50 - $28.75

Date Range for Expiration of Options:                  May 7, 2007 -            June 28, 2003 -    April 27, 2003 -
                                                        July 9, 2007           November 2, 2006   December  5, 2005

NOTE 16. SELECTED QUARTERLY INFORMATION (UNAUDITED)

Three months ended                                    Dec. 31,          Sept. 30,          June 30,          Mar. 31,
                                                        1997              1997               1997              1997
----------------------------------------------------------------------------------------------------------------------
(In millions, except per share amounts)
Revenue                                                 $5,108            $4,819           $4,843            $4,883
Operating expenses:
  Cost of services                                       2,866             3,018            2,547             2,525
  Sales, operations and general                          1,912             1,444            1,265             1,319
  Depreciation including asset-write-down                  607               543              479               453
Income (loss) from operations                             (277)             (186)             552               586
Equity in income (losses) of affiliated companies          (37)              (46)             (24)              (37)
Net income (loss)                                         (244)             (182)             280               295
Basic earnings (loss) per common share                    (.35)             (.26)             .41               .43
Diluted earnings (loss) per common share                  (.35)             (.26)             .40               .42
Weighted average number of common shares                   703               695              689               685
Weighted average number of common shares - assuming
  dilution                                                 703               695              708               701




Three months ended                                     Dec. 31,          Sept. 30,          June 30,          Mar. 31,
                                                         1996              1996             1996              1996
-----------------------------------------------------------------------------------------------------------------------
(In millions, except per share amounts)

Revenue                                                 $4,753            $4,685           $4,565            $4,491
Operating expenses:
  Cost of services                                       2,433             2,370            2,342             2,344
  Sales, operations and general                          1,310             1,304            1,229             1,185
  Depreciation                                             441               430              412               381
Income from operations                                     569               581              582               581
Equity in income (losses) of affiliated companies          (28)              (28)             (45)              (55)
Net income                                                 303               304              300               295
Basic earnings per common share                            .44               .44              .44               .43
Diluted earnings per common share                          .44               .44              .43               .42
Weighted average number of common shares                   685               685              689               689
Weighted average number of common shares -
 assuming dilution                                         694               691              698               701

Since there are changes in the weighted average number of shares outstanding each quarter, the sum of earnings per common and common equivalent share by quarter may not equal the total share for the applicable year.

EPS amounts have been restated to conform to SFAS No. 128.




Concert is a trademark of Concert Communications Company and is used under license.
--------------------------------------------------------------------------------

REPORT OF MANAGEMENT

The management of the company is responsible for the financial information and representations contained in the financial statements, notes and all other sections of the annual report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate under the circumstances to reflect, in all material respects, the substance of events and transactions which have occurred. In preparing the financial statements, it is necessary that management make informed estimates and judgments based on currently available information in order to record the results of certain events and transactions.

The company maintains a system of internal controls designed to enable management to meet its responsibility for reporting reliable financial information. The system is designed to provide reasonable assurance that assets are safeguarded and transactions are recorded and executed with managements authorization. Internal control systems are subject to inherent limitations due to the necessity to balance costs incurred with benefits provided. The company believes that the existing system of internal controls provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected in a timely manner.

The board of directors pursues its oversight role for the financial statements through its audit committee, which is comprised solely of directors who are not officers or employees of the company. They are responsible for engaging, subject to stockholder approval, the independent accountants. The audit committee meets periodically with management and the independent accountants to review their activities in connection with financial reporting matters. The independent accountants have full and free access to meet with the audit committee, without management representatives present, to discuss the results of their examination and the adequacy and quality of internal controls and financial reporting.

The report of our independent accountants, Price Waterhouse LLP, appears herewith. Their audit of the financial statements includes a review of the company's system of internal controls and testing of records as required by generally accepted auditing standards.



/s/ David M. Case


David M. Case
Vice President and Controller
April 9, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MCI Communications Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, statements of cash flows and stockholders equity present fairly, in all material respects, the financial position of MCI Communications Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ Price Waterhouse LLP


Price Waterhouse LLP
April 9, 1998
Washington, D.C.

MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE THREE YEARS ENDED DECEMBER 31,
1997*


OVERVIEW

The following discussion and analysis provides information MCI management believes is relevant to an assessment and understanding of MCI Communications Corporation and subsidiaries' (collectively, the company) consolidated results of operations and financial condition for the three years ended December 31, 1997. The discussion should be read in conjunction with the company's consolidated financial statements and accompanying notes.

The company is a leading provider of local-to-global communications services to business, government and residential users. The company operates one of the world's largest and most advanced digital networks, connecting local markets in the U.S. to more than 280 countries and locations worldwide. The company provides a broad range of communications services, including long-distance, local and wireless telecommunications services and information technology (IT) services. The company's "core" business, long-distance telecommunications services, comprises a portfolio of domestic and international services, including voice, intelligent 800, data, conferencing, Internet, managed network, and electronic messaging services. Through continued investments and business acquisitions in recent years, the company has expanded its portfolio of services into certain ventures and developing markets, including the U.S. local, IT, wireless, international and multimedia markets (the VDM businesses).

MERGER AGREEMENT

On November 9, 1997, the company entered into an Agreement and Plan of Merger (the MCI WorldCom Merger Agreement) with WorldCom, Inc. (WorldCom), a Georgia corporation, and TC Investments Corp. (Merger Sub), a Delaware corporation and a wholly-owned subsidiary of WorldCom, pursuant to which the company will merge with and into Merger Sub (the MCI WorldCom Merger or the Merger.) As a result of the Merger, (a) each outstanding share of the company's common stock, par value $.10 per share, (other than shares owned by WorldCom or Merger Sub or held by the company) will be converted into the right to receive that number of shares of WorldCom common stock, par value $.01 per share, equal to the quotient determined by dividing $51.00 by the average of the high and low sale prices of WorldCom common stock as reported on the Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the effective time of the Merger (the Exchange Ratio), provided that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586; and (b) each outstanding share of the company's Class A common stock shall be converted into the right to receive $51.00 in cash, without interest thereon. The combined companies plan to operate under the MCI WorldCom name.

--------------------------------------------------------------------------------

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

The company has made certain forward-looking statements in Management's Discussion and Analysis that are subject to risks and uncertainties. Forward-looking statements include information concerning the possible future results of operations of the company, its core business, its investments in VDM businesses, the possible future results of operations of the company and MCI WorldCom after the Merger and statements preceded by, followed by, or that include the words believes, expects, anticipates, intends, or similar expressions. For those statements, the company claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that the following important factors, among others, in addition to those contained elsewhere in Management's Discussion and Analysis, could adversely affect the future results of the company, its long-distance telecommunications services and VDM businesses and the company and MCI WorldCom after the Merger and could cause those results to differ materially from the statements and information expressed in the forward-looking statements: material adverse changes in the economic conditions in the markets served by the company and MCI WorldCom; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in the company's operating areas, including the ability of the company to implement its local strategy and obtain local facilities at competitive rates and resulting changes in the implementation of its local strategy, and the ability to pass on additional charges imposed by the Federal Communications Commission
(FCC); competition from others in the U.S. and international long-distance markets, including the entry of the regional Bell operating companies (RBOCs) and other companies in the long-distance markets in the U.S.; and the cost of the company's year 2000 compliance efforts.

---------------
* As of December 31, 1997. Not updated.

Concurrent with the MCI WorldCom Merger Agreement, the company, WorldCom and BT entered into an agreement (the BT Termination Agreement) whereby (i) the Agreement and Plan of Merger, dated as of November 3, 1996, as last amended on August 21, 1997 (the MCI BT Merger Agreement), among the company, BT and Tadworth Corporation was terminated; (ii) WorldCom agreed to pay BT a fee of $450 million and expenses not in excess of $15 million in order to induce BT to waive its rights under and agree to terminate, the MCI BT Merger Agreement;
(iii) BT agreed to support and vote its shares of Class A common stock in favor of the Merger; and (iv) BT agreed to exercise its call option to acquire the company's shares in Concert Communications Company (Concert CS) immediately following the effective time of the Merger. The company will be a distributor of Concert CS services on a nonexclusive basis to customers in the U.S. for a period of at least two years and as many as five years following BT's exercise of its call option.

On March 11, 1998, the stockholders of the company and shareholders of WorldCom approved the Merger. The Merger is also subject to the receipt of required regulatory approvals which the company expects to receive in the summer of 1998. The Merger will be accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles. The company believes that the MCI WorldCom Merger will create a fully integrated global communications company that will be well positioned to take advantage of growth opportunities in the global telecommunications market by providing a complete range of local, long-distance, Internet and international communications services.

TELECOMMUNICATIONS LEGISLATION

In 1997, the implementation of the Telecommunications Act of 1996 (1996 Act) continued to influence market opportunities for entry into local markets and to govern the climate for long-distance services, with federal courts and lawsuits playing an increasingly important role. The 1996 Act encouraged competition in local markets by requiring incumbent local exchange companies (ILECs), including the RBOCS, to interconnect with new competitive local exchange carriers (CLECs) and, among other things, permit the CLECs to use unbundled parts of the ILECs' networks. The 1996 Act directed the Federal Communications Commission (FCC) to issue rules governing the availability of these unbundled network elements
(UNEs) and guidelines governing ILEC-CLEC interconnection arrangements. The FCC's rules prescribed the minimum degree of unbundling required of ILECs and that UNEs should be priced at forward-looking costs. However, on petitions for review by the ILECs and certain state public utility commissions, the U.S. Court of Appeals for the Eighth Circuit (Eighth Circuit) concluded that the FCC had exceeded its authority in issuing these rules. As a result, each state independently must determine its own applicable interconnection guidelines and pricing. Many states have explicitly adopted forward-looking cost principles on their own, mitigating the effects of the Eighth Circuit decision. The Supreme Court has agreed to review the Eighth Circuit decision during 1998, and the company is hopeful that the FCC's rules will be reinstated.

The 1996 Act also barred the RBOCs from providing in-region long-distance services until their local markets had been sufficiently opened to competition. The FCC has denied RBOC petitions to provide long-distance services in Oklahoma, Michigan, South Carolina and Louisiana. On March 20, 1998 the D.C. Circuit affirmed the FCC's rejection of SBC Communications Inc.'s long-distance bid in Oklahoma. On December 31, 1997, a federal district court in Wichita Falls, Texas declared unconstitutional the 1996 Act's provisions barring RBOC provision of in-region long-distance services. The company and others have appealed the decision and the judge has stayed the decision pending its appeal to the U.S. Court of Appeals for the Fifth Circuit.

During 1997, the company made progress in opening local markets to competition by obtaining regulatory approval as a CLEC in 18 additional states, bringing the total to 42 states. Applications are pending in 7 other states as of December 31, 1997. The company also made progress in convincing regulators of the inadequate steps being taken by the ILECs to open local markets. The FCC and several state regulators have determined that the operational support systems necessary to sell local services provisioned from the ILEC networks currently are insufficient to enable the company to compete effectively with the ILEC for customers when using such ILEC facilities.

In May 1997, the FCC also adopted several orders that implemented access charge reform and adjusted the price cap rules that regulate the largest ILECs' interstate access charges. The FCC's Access Reform Order restructured interstate access charges to shift more costs directly to end users. The Access Reform Order also reduced per-minute charges long-distance carriers will pay and created new flat-rate charges to long-distance carriers based on the number of pre-subscribed customers the carrier has and subscriber lines held by these customers. As a result of FCC actions in 1997, the long-distance industry saw annualized interstate access reductions of $1.7 billion. State intrastate access charges were reduced by more than $100 million in 1997.

While per-minute access rates were dropping, per-line charges were increasing and new universal service support obligations for telecommunications services for schools and libraries and rural health care facilities were created. Costs of providing telecommunications service in 1998 are expected to increase despite rate reductions that went into effect on January 1, 1998. The company has announced that it will continue to review costs and rates, and will recalibrate rates as necessary to ensure it is collecting the amounts necessary to pay ILEC per-minute and per-line access charges and the universal service obligations imposed directly on the company.

Certain provisions of the access reform, price cap, and universal service orders are now under review by various U.S. Courts of Appeals. In addition, the company has renewed its requests that the FCC itself revisit access reform and mandate that access charges decrease to cost.

Internationally, the company will also benefit from the signing of the World Trade Organization Telecom Agreement by the United States and 71 other member countries that opens to competition markets controlled by monopolies. This agreement should provide additional opportunities for the company to provide services in the rapidly expanding global market.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 1997, the Financial Accounting Standards Board issued three statements that will be effective for the company's year ending December 31, 1998. The company is currently evaluating the effects of Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", and SFAS No.132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", however management believes the adoption of these statements will not have a material impact on the financial statements taken as a whole. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", that will be effective for the company's year ending December 31, 1999. Management is currently analyzing the impact of the adoption of the statement, which may be material to the financial statements.

CONSOLIDATED RESULTS OF OPERATIONS

The following discusses the company's consolidated results of operations for the three years ended December 31, 1997. Prior to 1996 and the acquisition of Nationwide and MCI Systemhouse in September and November 1995, respectively, substantially all of the company's revenue was derived from its core business. Refer to the Enterprise Reporting section for further discussion of the company's core and VDM businesses.

REVENUE

In 1997, revenue increased by $1.2 billion, or 6%, from 1996 compared to a $3.2 billion, or 21% increase in 1996 revenue over 1995. In 1997, core business revenue increased $835 million, or 5%, while VDM revenue, excluding intercompany sales, increased $324 million, or 19%. In 1996, core business revenue increased $1.8 billion or 12% and VDM revenue, excluding intercompany sales, increased $1.4 billion. Core business growth slowed in 1997 as a result of the access price reduction flow through, competitive pricing dynamics in certain areas and strategic decisions by management. In 1997, management took several steps to improve long-term profitability and growth including eliminating acquisition promotions in the residential market, focusing on high-value residential customers and de-emphasizing growth in the wholesale carrier sales channel. In 1997, the VDM revenue increase was driven by increases in IT and local services, while the 1996 year-over-year revenue increase reflects the full year impact from acquired companies which accounted for 44% of the consolidated revenue growth during that period.

COST OF SERVICES

Cost of services consist of telecommunications expense and costs of other products and services primarily associated with VDM businesses. Telecommunications expense is primarily comprised of access facilities fees paid to local exchange carriers and other domestic service providers, and payments made to foreign telephone companies (international settlements) to complete calls made to foreign countries from the U.S. by the company's customers. In the VDM businesses, costs of other products and services primarily include equipment, software, and IT services costs. In 1997, cost of services increased by $1,467 million, or 15.5%, to $10,956 million compared to $9,489 million and $7,893 million in 1996 and 1995, respectively. Cost of services as a percentage of revenue was 55.7% in 1997, 51.3% in 1996 and 51.7% in 1995. The increased expense and related percentage of revenue in 1997 reflects $361 million, representing 1.8% of revenue, of costs to exit, restructure or settle several business contracts as the company de-emphasized its wholesale carrier business and ceased certain product and service offerings. The remaining increase in cost of services and the related percentage of revenue increase was primarily the result of consolidated revenue growth and increases in direct operating expenses in the company's local and IT businesses. Telecommunications expense as a percentage of core business revenue was 50.2% in 1997 as compared to 49.9% in 1996 and 51.9% in 1995. The increase from 1996 to 1997 was due to the revenue mix and the impact of newly required compensation to payphone owners for 800 calls, partially offset by the reduction in international settlement expense and more efficient network usage. In 1996, cost of services increased by $1,596 million, or 20%, from 1995, which was consistent, as a percentage, with the increase in consolidated revenue and full year consolidation of the acquired companies.

SALES, OPERATIONS AND GENERAL

Sales, operations and general expenses increased in 1997 by $912 million, or 18.1%, to $5,940 million as compared to $5,028 million and $4,426 million in 1996 and 1995, respectively. Sales, operations and general expenses as a percentage of revenue were 30.2% in 1997, 27.2% in 1996,and 29.0% in 1995. The higher expenses and related percentage of revenue in 1997 and 1995 were primarily the result of business growth and certain actions taken in the second half of 1997 as discussed below. During the second half of 1997, the company initiated and completed a comprehensive review of certain product and service offerings, and selected operations. In conjunction with this review, the company decided to consolidate certain operating centers and streamline or discontinue certain non-core or under-performing IT operations, and reorganize certain operations and to eliminate certain product and service offerings within its core business. The company recorded $282 million, representing 1.4% of revenue, of costs for these actions which included approximately $103 million of severance in connection with workforce alignments associated with reorganization efforts and $93 million of obligations and penalties associated with lease, vendor and customer contracts. The remainder represents other costs associated with the company's business reorganization and certain legal costs. Cash expenditures related to these obligations were and will continue to be funded through cash from operations. Once these initiatives are completed, the company expects annual operating expense savings of approximately $150 million in sales, operations and general expense, partially offset by increased costs associated with planned business growth.

During the fourth quarter of 1997, the company also incurred approximately $220 million, representing 1.1% of revenue, of costs for employee pre-merger retention bonuses and increased customer retention activities. In connection with the execution of the BT Merger Agreement and as modified under the MCI WorldCom Merger Agreement, pre-merger retention bonus pools (retention pools) totaling $270 million were established to retain key executives and employees of the company. The company recorded compensation costs in 1997 of $93 million related to these retention pools of which $82 million was paid by December 31, 1997. The remaining accrued compensation costs of $11 million and other amounts payable from these retention pools are scheduled to be paid in 1998 and 1999. However, all unpaid amounts under these retention pools will be paid on the closing date of the MCI WorldCom Merger or any other transaction involving the sale or other disposition of a majority of the company's capital stock or assets if occurring earlier than the scheduled payment dates. Customer retention activities included additional advertising and marketing expenses for residential product offerings meant, in part, to reinforce the company brand and service offerings to consumers. These initiatives included advertising and marketing related to a national product rollout as well as increased brand advertising for consumer offerings. The company does not expect to incur a similar level of expense in 1998 related to these activities.

The remaining increase in sales, operations and general expenses in 1997 was due to business growth in local and IT services and the related increases in marketing, selling, and personnel costs. The percentage reduction in sales, operations and general expenses in 1996 was primarily the result of cost savings associated with the 1995 restructuring efforts, and more efficient utilization of personnel costs. In 1995, sales, operations and general expenses included $216 million of costs related to the consolidation of the company's core business operations and the centralization of major administrative functions.

DEPRECIATION INCLUDING ASSET WRITE-DOWNS

Depreciation expense increased by $418 million, or 25%, to $2,082 million compared to $1,664 million and $1,308 million in 1996 and 1995, respectively. The increase primarily relates to capital expenditures for property and equipment principally for the core and local services communications networks to increase network capacity, redundancy and reliability and add product features and functionality which were $3.8 billion and $3.3 billion for the years ended December 31, 1997, and 1996 respectively. In 1998, the company expects to incur $3.3 billion in capital expenditures, an anticipated year-over-year decline due to lower long-distance network requirements. The 1997 expense increase also reflects $60 million related to the write-down of certain assets included in the company's fourth quarter 1997 asset disposition plan described below and the depreciation impact of asset additions. In 1996, depreciation expense increased by $356 million, or 27%, primarily as a result of the network additions in 1996 and 1995. During the third quarter of 1995, the company recorded a $520 million charge for an asset write-down primarily related to the consolidation of the company's core business, the centralization of major administrative functions or assets no longer aligned with strategic product offerings.

In connection with an asset disposition plan adopted in the fourth quarter of 1997, the company will dispose of certain equipment primarily in the first half of 1998. The net book value of the assets to be disposed of aggregated $265 million with no significant proceeds expected. The productive assets included in the disposition plan were identified in response to changes in specific customer, product and technology strategies. The major part of this plan included the early replacement of central processing units and data storage devices. The company reassessed and consequently revised its strategies related to data processing and storage in order to maximize facility space in its data centers which is critical to support growth in products that require customer collocation in such centers. The company will replace this equipment with devices that offer greater processing and storage capabilities with reduced operating and maintenance costs and less floor space. Depreciation expense in 1997 includes $60 million representing the net book value of the assets included in the disposition plan which had been removed from service by December 31, 1997. The company will continue to use the remaining assets until they are removed from service and accelerate the recognition of depreciation expense on these assets over their shortened remaining service period. The company expects that substantially all of the remaining assets will be decommissioned and disposed of by June 30, 1998. This change will result in estimated additional depreciation expense of up to approximately $190 million in the first half of 1998. The company had been depreciating this equipment over estimated lives averaging six years. This would compare with an average life of four years, had the assets been depreciated over the revised service period as contemplated in the fourth quarter 1997 disposition plan. Moreover, had the company originally depreciated these assets ratably over such revised service period, depreciation expense, exclusive of the $60 million referred to above, would have been approximately $59 million, $55 million and $43 million higher in 1997, 1996 and 1995, respectively.

INTEREST

Interest expense in 1997 rose $39 million from 1996 due to an increase in the average amount of debt outstanding as a result of commercial paper issuances in 1997 and capital lease commitments made in 1997. In 1996, interest expense increased $47 million from 1995 also due to an increase in the average amount of outstanding debt as a result of commercial paper and debt securities issuance during 1995.

Interest income decreased $16 million from 1996 due to lower cash and marketable securities balances held throughout 1997. In 1996, interest income decreased $113 million from 1995 due to lower marketable securities balances that resulted from the continued use of cash to fund capital network expenditures, investments in the VDM businesses and the Direct Broadcast Satellite (DBS) license and construction costs.

EQUITY IN INCOME (LOSSES) OF AFFILIATED COMPANIES

Equity in income (losses) of affiliated companies decreased by $12 million to $(144) million in 1997. The company's share of operating losses of ICS Communications, Inc. (ICS), Concert CS, and its former on-line project with the News Corporation Limited (News Corp.) declined in 1997. These declines were offset by the company's share of increased operating losses of Avantel which included $16 million related to the company's share of operating losses recognized in connection with an Avantel restructuring and equal access implementation. In 1996, equity in losses of affiliated companies decreased by $31 million as compared to 1995. This decrease is the result of the absence in 1996 of any charges similar to the $95 million charge incurred in 1995 related to investee restructuring plans and the 1995 write-down of the carrying value of several equity investees, offset by increased losses in certain of the company's investments and start-up ventures including Avantel, ICS, and the company's on-line project with News Corp.

OTHER

Other expense, net, increased by $10 million in 1997 and decreased by $27 million in 1996. The 1996 decrease is primarily due to $54 million full year dividend income from the company's preferred stock investment in News Corp. compared to a partial year in 1995.

DISTRIBUTIONS ON SUBSIDIARY TRUST MANDATORILY REDEEMABLE PREFERRED SECURITIES

Distributions on subsidiary Trust mandatorily redeemable preferred securities, issued in May 1996, totaled $60 million and $35 million for the years ended December 31, 1997, and 1996, respectively.

ENTERPRISE REPORTING

This section discusses the results of operations of the company's core and VDM businesses. The Enterprise Reporting financial data table and ensuing discussion on pages F-30 to F-32 are intended to supplement management's discussion and analysis of the consolidated results of operations. The unaudited data appearing in this table was prepared using all amounts included in the consolidated financial statements and reflects estimates and allocations that management believes provide a reasonable basis on which to present such information. The revenue and net income (loss) amounts include sales of services between the core businesses and VDM businesses based primarily upon prevailing market rates. Administrative expenses are allocated to the respective enterprises on a fully distributed basis reflective of actual utilization. Net interest expense is fully distributed based upon proportionate debt levels reflecting the cash flow of the respective enterprise. The consolidated income tax provision and related tax payments are allocated to each enterprise based on their respective tax attributes.

SUPPLEMENTAL ENTERPRISE REPORTING DATA


                                                     CORE RESULTS                    VDM RESULTS
Year ended December 31,                               1997     1996                1997       1996
-----------------------------------------------------------------------------------------------------
(In millions)
Revenue                                            $17,619  $16,784               $2,508     $1,953
Income (loss) from operations                        1,535    2,453                 (814)      (126)
Equity in income (losses) of affiliated companies        -        -                 (144)      (156)
Net income (loss)                                      945    1,514                 (766)      (298)
Depreciation including asset write-downs             1,860    1,536                  222        128
Net interest, income taxes and other expense          (590)    (939)                 192        (16)
EBITDA*                                              3,395    3,989                 (592)         2

* EBITDA, as defined by management, includes earnings, excluding equity in income (losses) of affiliates, other income (expense), net, and subsidiary Trust mandatorily redeemable preferred securities before interest, income taxes, depreciation including asset write-downs and amortization. EBITDA represents a measure of the company's ability to generate cash flows and does not represent net income or cash flows from operating, investing and financing activities as defined by generally accepted accounting principles (GAAP). EBITDA should be considered in addition to, but not as a substitute for, or superior to, measures of financial performance reported in accordance with GAAP. EBITDA is often used by analysts when evaluating the performance of a company. Readers are cautioned that the company's definition of EBITDA may not be comparable to similar titled measures used by other companies or analysts.

CORE BUSINESS

In 1997, revenue increased 5%, to $17.6 billion, on traffic growth of 6%, from 1996. In 1996, revenue and traffic increased 12% and 13%, respectively. The 1997 revenue growth reflects a reduction of $67 million primarily related to the impact of an increase in uncollectible provisions required by bankruptcies and delinquencies of business customer accounts. In addition and as previously mentioned, revenue and traffic growth slowed in 1997 due to several strategic decisions addressing long-term financial performance of the business and the continued industry-wide competitive pricing pressures. The revenue and traffic trends and related variance in 1997 and 1996 reflects changes in product and business sales channel mix, the impact of eliminating acquisition promotions in the residential market, focus on high-value residential customers, and enhanced and value added services.

Revenue in the business market continued to increase in 1997 driven by sales to commercial customers, while revenue and traffic growth on sales to wholesale carrier customers slowed as the company took actions to restructure and de-emphasize this sales channel to improve profitability. In 1997, revenue growth in the business market continued in strategic services such as data, Internet, and conferencing as well as traditional voice services. In the mass market, the company continued to focus on transitioning its customer base to high-value customers by offering integrated communications services with products such as MCI One(R). While revenue decreased in the mass market in 1997, customer churn continued to decline and revenue and traffic trends improved with the launch of 5-Cent Sundays(SM) and growth in transactional brands such as 10-321(R) and 1-800-COLLECT(R). In 1996, revenue in the business market increased across all sales channels driven by growth in strategic and traditional products, while growth in the mass market was slowed due to competitive pressures.

VENTURES AND DEVELOPING MARKETS BUSINESSES

Investments in the VDM businesses are included in the accompanying financial statements as consolidated subsidiaries, unconsolidated equity investments or cost method investments such as News Corp. The company's result of operations in these businesses is provided below.

LOCAL SERVICES

The company provides switched local service to both business and residential customers and provides dedicated access and dark fiber services to business customers using its owned network facilities and facilities or wholesale services provided by other companies. In addition to these services, the company provides infrastructure support to the company's core long-distance network. Company-owned facilities-based local service continues to be a strategic priority of the company because it is a critical factor in its ability to deliver end-to-end communications service from local markets in the U.S. to domestic and worldwide locations. At December 31, 1997, the company had been granted authority to offer local exchange service in 42 states, had applications for authority pending in 7 other states, and has an investment in a provider of local service in Alaska. Since December 31, 1996, the number of operational local city networks increased to 80 in 39 cities from 62 networks in 35 cities, and route miles increased by 24%, to 3,654 miles at December 31, 1997. At December 31, 1997, the company provided facilities-based, switched local service in 31 markets and intends to have service operational in at least 100 markets after the completion of the MCI WorldCom Merger. Local service expansion and traffic growth continued to be hampered by changes in Federal and state regulations governing the opening of local markets. In January 1998, the company ceased efforts to resell local services to new residential consumers due to high costs associated with the service offering.

In 1997, local service revenue increased $165 million, to $343 million, from $178 million in 1996 on sales of switched, competitive access services and fiber-optic capacity. A majority of this growth resulted from services provided to the company's business customers, with a smaller portion resulting from services provided to residential customers and the core long-distance network. The loss from operations was $(559) million and $(97) million for the years ended December 31, 1997, and 1996, respectively, while net loss was $(375) million and $(70) million, respectively, for the same periods. EBITDA for the years ended December 31, 1997, and 1996 was $(485) million and $(62) million, respectively. In 1997, local services' start-up nature and facilities-based expansion into 13 new markets contributed to the increases in operating costs and net loss and the decrease in EBITDA.

INFORMATION TECHNOLOGY SERVICES

IT services include the results of MCI Systemhouse and call center services. MCI Systemhouse services include equipment deployment, consulting and systems integration, and outsourcing. IT services revenue increased by $426 million to $1,827 million, or 30%, in 1997 from $1,401 in 1996. Revenue grew in each service line in 1997 compared to 1996. Revenue from equipment deployment and educational services increased 15%, to $788 million; consulting and systems integration revenue increased 51%, to $603 million; outsourcing services revenue grew by 45%, to $324 million, and call center services revenue increased 20%, to $112 million. This growth reflects the emerging industry-wide demand for information technology and call center outsourcing and automation services. Cost of services and sales, operations and general expenses increased by 48% in 1997 as a result of the business growth and the related increase in equipment and personnel requirements to address new contract and customer requirements as well as strategic decisions made by management. As previously described, in the second half of 1997 MCI Systemhouse initiated efforts to consolidate certain operating centers and streamline certain non-core and under performing operations to enhance efficiencies within its expanding organization. Including the impact of costs associated with these 1997 actions, IT services income
(loss) from operations was $(195) million and $42 million, and net loss was $(212) million and $(59) million for the years ended December 31, 1997, and 1996, respectively. EBITDA was $(83) million and $114 million for the same periods.

Backlog, which includes amounts committed under executed contracts or letters of intent at December 31, 1997 and 1996, was approximately $2 billion, the majority of which is from MCI Systemhouse's largest customers. The company expects that approximately 24% of the backlog will be delivered in the next 12 months. Since revenue depends on actual usage under service contracts and may be subject to termination under certain circumstances, actual revenue for a particular contract may be higher or lower than the reported backlog for such contract.

WIRELESS

Wireless includes the results of operations of the company's cellular and paging services. In 1997, the company focused on providing wireless services as part of a total communications services package rather than as stand-alone offerings. Wireless revenue decreased by $33 million, to $314 million, in 1997. This decrease is the result of a reduction in paging subscribers of 43% to 176 thousand. This decline was offset by a 3% increase in cellular subscribers at December 31, 1997.

INTERNATIONAL SERVICES

During 1997, the company invested $61 million in Concert CS, a 24.9% owned international services venture with BT that provides a complete portfolio of advanced global communications services, including virtual network, frame relay, managed bandwidth and packet services, available to multinational business customers worldwide. For the years ended December 31, 1997 and 1996, Concert CS distributor revenue amounted to approximately $750 million and $570 million, respectively. The company's share of Concert CS losses reported in accordance with U.S. GAAP was $(21) million and $(31) million for the years ended December 31, 1997, and 1996, respectively. Through December 31, 1997, the company had invested approximately $231 million in Concert CS since its launch in July 1994.

Pursuant to the BT Termination Agreement, BT has agreed to exercise its call option to acquire the company's shares in Concert CS immediately following the effective time of the MCI WorldCom Merger. Upon purchase of the company's interest in Concert CS by BT, the company will no longer be an exclusive distributor of Concert CS. However, Concert CS will continue to provide services to MCI WorldCom on a nonexclusive basis for customers in the U.S. for a period of at least two years and as many as five years. MCI WorldCom expects to continue providing global service solutions either through Concert CS or its own operations.

In April 1997, the company formed a strategic alliance with Telefonica de Espana, S.A. (Telefonica) to explore opportunities in Latin America's telecommunications market. In March 1998, the company and Telefonica expanded the scope of their alliance to include WorldCom and to pursue certain activities in the Americas and Europe.

During 1997, the company invested an additional $54 million in Avantel, a 44.5% owned business venture with Grupo Financiero Banamex-Accival, bringing its total invested cash position to $549 million. Avantel built Mexico's first all digital fiber-optic network and was the first company to provide alternative long-distance service in Mexico's telecommunications market, competing against Telefonos de Mexico. On January 1, 1997, Avantel began offering a full range of competitive, switched long-distance services to residential and business customers. Offering services throughout most of Mexico, Avantel has obtained more than a 10% share in the addressable Mexico long-distance market. The company's share of Avantel's losses reported in accordance with U.S. GAAP increased by $73 million, to $(103) million, in 1997 from $(30) million in 1996. The increased losses relate to the start-up nature of their operations and additional costs incurred with the implementation of equal access in Mexico and certain restructuring efforts. The company expects to incur additional losses on its investment during 1998 as Avantel continues to expand its service and customer bases in Mexico's telecommunications market. In connection with the strategic alliance agreement, Telefonica agreed to invest $250 million in Avantel and to purchase additional equity if certain qualified transactions occur. In certain circumstances, Telefonica has the right to require the company to acquire its interest in Avantel at its cost.

MULTIMEDIA SERVICES

The company's investments in News Corp. and DBS comprise Multimedia Services. Dividend income on the company's investment in News Corp. for the years ended December 31, 1997 and 1996 was $59 million and $54 million, respectively.

DBS is a point-to-multipoint broadcast service that uses high-powered Ku band satellites placed in geosynchronous orbit. In December 1996, the FCC issued the DBS license awarded to the company in the January 1996 public auction. In May 1997, the company and News Corp. entered into an agreement to form a joint venture (DBS Venture) in which both parties would contribute their respective DBS assets and cash. In exchange, the company would receive a 19.9% interest in the new venture. The agreement also provided that the parties would seek a third party to acquire their combined interests in this DBS business. In June 1997, the company and News Corp. entered into an agreement with Primestar Partners, L.P. (Primestar) for the sale and transfer of the company's and News Corp.'s DBS assets other than two of the four DBS Venture satellites (Primestar Transaction). In March 1998, the parties sold their interest in one of the remaining satellites. The parties are pursuing the disposition of the other satellite, which is still under construction. The Primestar Transaction is part of a larger transaction that involves the consolidation of Primestar and TCI Satellite Entertainment, Inc. into a newly formed entity (New Primestar) that was completed in April 1998. Concurrent with the consummation of the Primestar Transaction, the company will acquire preferred shares in a subsidiary of News Corp. for a face amount equal to the company's cost of obtaining the FCC license plus interest thereon. The company will also receive from New Primestar consideration in the form of cash and interest bearing non-voting New Primestar securities for its share of the DBS Venture assets transferred to New Primestar. The Primestar Transaction is subject to regulatory approvals, including approval by the FCC and the Department of Justice. As of December 31, 1997, the company had capitalized $1,043 million related to its investment in DBS, $682 million of which was for the payment of the license and the remainder related primarily to the construction of two satellites.

YEAR 2000 EFFORTS

The company is continuing its evaluation and upgrading of its computer systems and applications for the year 2000. The company is also seeking confirmation from its primary processing and supplier vendors that they are developing and implementing plans to become year 2000 compliant. The company is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for year 2000 compliance. The company expects to incur internal labor as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare its systems for the year 2000. The costs incurred to date have not been significant, however, the company expects to incur approximately $400 million in expense over the next two years to implement its year 2000 plan. The company expects to be year 2000 compliant before December 31, 1999.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

Cash from operating activities increased by $344 million to $3,488 million. Receipts from customers increased by $1,589 million in 1997 due primarily to the increase in revenue. Payments to suppliers and employees increased by $1,397 million as a result of the increases in costs of services and sales, operations and general expenses in 1997. Taxes paid decreased in 1997 by $203 million primarily due to the reduction in net income for the year. Interest paid in 1997 rose as the result of higher average debt balances during the year. Cash used for investing activities decreased by $888 million in 1997 due primarily to lower funding requirements for investments in VDM businesses. Capital expenditures, primarily for the company's core and local services networks, were the most significant investing activity and increased by $481 million to $3,828 million. The company also made additional capital contributions to Avantel, Concert CS, and other affiliated entities of $130 million, an approximate 60% decline from 1996. Current year investments related to DBS and related satellite construction costs declined by $692 million from 1996 due primarily to the $682 million payment for the FCC license made in 1996. In 1996, the company also invested an additional $350 million in News Corp. No additional investments were made in News Corp. in 1997. Cash from operating activities and financing activities was used to support the company's investing activities during 1997.

Cash required from financing activities declined by $874 million in 1997 due to the increase in cash from operating activities and the reduction in amounts required for investing activities. In 1997, the company's financing requirements were met by issuances of commercial paper and proceeds raised from issuances of stock to employees under benefit plans. During 1997, the commercial paper balance increased to $384 million. Proceeds from issuances of common stock under employee benefit plans were $580 million, an increase of $154 million from 1996. Other investing activities in 1997 included the payment of dividends on common stock of $35 million, distributions paid on the subsidiary Trust mandatorily redeemable preferred securities of $60 million and purchases of treasury stock of $93 million.

WORKING CAPITAL

Working capital (defined as current assets less current liabilities) was $(2,836) million and $(330) million at December 31, 1997 and 1996, respectively. The significant decrease in working capital is the result of the change in classification of commercial paper balances of $1,806 million to current liabilities as described below. At December 31, 1997, current assets increased by $544 million from December 31, 1996, primarily as a result of the increase in accounts receivable related to the growth in revenue; and a receivable from a sale-lease back transaction offset by a reduction in marketable securities balances that were used to fund working capital requirements. Current liabilities, excluding the reclassification referred to above, increased by $1,244 million from December 31, 1996 as a result of the increase in accounts payable, accrued telecommunications expenses and other accrued liabilities from higher operating expenses and the impact of the actions taken by the company in the last half of 1997.

LIQUIDITY AND CAPITAL RESOURCES

In 1997, the company funded its capital expenditures and other investment activities through cash from operations, commercial paper issuances and other financing activities. In 1998, the company plans approximately $3.3 billion in capital expenditures, with the year-to-year reduction coming from lower core business requirements, a majority of which will be funded by cash from operations. The company has a $4 billion bank credit facility that supports the company's commercial paper program and may be used to fund short-term fluctuations in working capital and other corporate requirements. This credit facility expires in April 1998 and, accordingly, borrowings associated with this bank credit facility have been classified as short-term liabilities at December 31, 1997. The company expects to extend this credit facility prior to its expiration. The company also has a $1.2 billion shelf registration in effect, which covers the issuance of debt securities with a range of maturities at either fixed or variable rates. At December 31, 1997, there was $1,806 million outstanding under the commercial paper program and bank credit facility, and no securities had been issued under the shelf registration. The company plans to issue up to $1 billion aggregate principal amount of senior debt securities under this shelf registration during the second quarter of 1998, which proceeds will be used for general corporate purposes, including repayment of short term borrowings under the company's commercial paper program. The company believes it will be able to meet its current and long-term liquidity and capital requirements from cash from operating activities, existing debt facilities including the extended facility discussed above and use of the shelf registration. In July 1997, the company entered into a forward starting interest rate swap agreement (the swap) in the notional principal amount of $500 million for a term of 15 years. The swap involves the receipt of floating-rate interest and the payment of fixed-rate interest at 6.71% without the exchange of the underlying principal amount. The swap has been designated as a hedge against adverse changes in market interest rates on fixed-rate debt expected to be issued in the second quarter of 1998. The company's credit risk related to interest rate swaps is dependent upon both the movement of interest rates and the possibility of non-payment by swap counterparties. The company mitigates its credit risk by only entering into swap agreements with high-quality counterparties. The company believes its market risk exposure with regard to its financial instruments is limited to changes in interest rates primarily in the U.S. Based upon the composition of the company's variable rate debt outstanding at December 31, 1997 which is primarily borrowings under the commercial paper program, the company does not believe that a hypothetical 100 basis point increase in short-term rates would be material to net income.

The company's debt to total capitalization, defined as total debt to total debt plus subsidiary Trust mandatorily redeemable preferred securities and equity, increased to 31% at December 31, 1997, from 30% at December 31, 1996. The increase in 1997 was the result of commercial paper issuances in 1997 to fund investments in the VDM businesses, capital expenditures and other corporate requirements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                INCOME STATEMENTS
                     (In millions, except per share amounts)


                                                                                                 Three Months Ended
                                                                                                      March 31,
                                                                                               ----------------------
                                                                                             1998                      1997
REVENUE                                                                                    $5,288                    $4,883
                                                                                           ------                    ------
OPERATING EXPENSES
  Cost of services                                                                          2,883                     2,525
  Sales, operations and general                                                             1,504                     1,319
  Depreciation                                                                                690                       453
                                                                                           ------                    ------
TOTAL OPERATING EXPENSES                                                                    5,077                     4,297
                                                                                           ------                    ------
INCOME FROM OPERATIONS                                                                        211                       586

Interest expense                                                                              (52)                      (58)
Interest income                                                                                 4                         6
Equity in income (losses) of
  affiliated companies                                                                        (24)                      (37)
Other income (expense), net                                                                    39                        (3)
                                                                                           ------                    ------
INCOME BEFORE INCOME TAXES and
TRUST DISTRIBUTIONS                                                                           178                       494

Income tax provision                                                                           62                       184

Distributions on subsidiary Trust mandatorily
   redeemable preferred securities                                                             15                        15
                                                                                           ------                    ------
NET INCOME                                                                                 $  101                    $  295
                                                                                           ======                    ======
BASIC EARNINGS PER COMMON SHARE                                                            $  .14                    $  .43
DILUTED EARNINGS PER COMMON SHARE                                                          $  .14                    $  .42

Weighted average number of common shares                                                      715                       685
Weighted average number of common shares
  assuming dilution                                                                           732                       701

See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                 BALANCE SHEETS
                                  (In millions)


                                                                               March 31,               December 31,
                                                                                 1998                     1997
                                                                                -------                ------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                     $   208                   $   261
  Receivables, net of allowance for
    uncollectibles of $399 and $372 million                                       3,872                     3,576
  Other assets                                                                    1,048                     1,423
                                                                                -------                   -------
   TOTAL CURRENT ASSETS                                                           5,128                     5,260
                                                                                -------                   -------

PROPERTY AND EQUIPMENT, net                                                      13,944                    13,868

OTHER ASSETS
Investment in affiliates                                                            649                       653
Investment in DBS                                                                 1,052                     1,043
Investment in News Corp.                                                          1,350                     1,350
Other assets and deferred charges, net                                            1,015                       991
Goodwill, net                                                                     2,327                     2,345
                                                                                -------                   -------
   TOTAL OTHER ASSETS                                                             6,393                     6,382
                                                                                -------                   -------
   TOTAL ASSETS                                                                 $25,465                   $25,510
                                                                                =======                   =======






See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                 BALANCE SHEETS
                                  (In millions)

                                                                               March 31,                December 31,
                                                                                 1998                       1997
                                                                              -----------               ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                                $1,270                    $1,321
  Accrued telecommunications expense                                               2,496                     2,416
  Other accrued liabilities                                                        2,364                     2,248
  Long-term debt due within one year                                               1,107                     2,111
                                                                                 -------                   -------
   TOTAL CURRENT LIABILITIES                                                       7,237                     8,096
                                                                                 -------                   -------
NONCURRENT LIABILITIES
  Long-term debt                                                                   3,615                     3,276
  Deferred taxes and other                                                         2,101                     2,077
                                                                                 -------                   -------
   TOTAL NONCURRENT LIABILITIES                                                    5,716                     5,353
                                                                                 -------                   -------
COMMITMENTS AND CONTINGENT LIABILITIES

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
   SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY
   JUNIOR SUBORDINATED DEFERRABLE INTEREST
   DEBENTURES OF THE COMPANY                                                         750                       750

STOCKHOLDERS' EQUITY
  Class A common stock, $.10 par value,
    authorized 500 million shares, issued
    136 million shares                                                                14                        14
  Common stock, $.10 par value, authorized
    2 billion shares, issued
    593 million shares                                                                60                        60
  Additional paid in capital                                                       6,350                     6,343
  Retained earnings                                                                5,446                     5,345
  Accumulated other comprehensive income                                               -                        19
  Treasury stock, at cost,
    5 and 22 million shares                                                         (108)                    (470)
                                                                                 -------                   -------
   TOTAL STOCKHOLDERS' EQUITY                                                     11,762                    11,311
                                                                                 -------                   -------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $25,465                   $25,510
                                                                                 =======                   =======



See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                  (In millions)


                                                                                                  Three Months Ended
                                                                                                       March 31,
                                                                                            --------------------------------
                                                                                             1998                      1997
                                                                                            ------                    ------

OPERATING ACTIVITIES
  Receipts from customers                                                                   $5,018                   $4,570
  Payments to suppliers and employees                                                       (4,190)                  (3,918)
  Taxes paid                                                                                   (72)                     (99)
  Interest paid                                                                                (91)                     (95)
  Interest received                                                                              5                        6
                                                                                            ------                    ------
       CASH FROM OPERATING ACTIVITIES                                                          670                      464
                                                                                            ------                    ------
INVESTING ACTIVITIES
  Capital expenditures for property and equipment                                             (712)                    (740)
  Proceeds from sales and maturities of marketable securities, net                               -                      176
  Investment in Direct Broadcast Satellite                                                     (22)                     (69)
  Investment in affiliates                                                                     (24)                     (17)
  Other, net                                                                                   358                       15
                                                                                            ------                    ------
       CASH USED FOR INVESTING ACTIVITIES                                                     (400)                    (635)
                                                                                            ------                    ------
       NET CASH FLOW BEFORE FINANCING ACTIVITIES                                               270                     (171)
                                                                                            ------                    ------
FINANCING ACTIVITIES
  Payment of Senior Notes and other debt                                                      (100)                    (113)
  Commercial paper and bank credit facility activity, net                                     (570)                     271
  Issuance of common stock for employee plans                                                  362                      133
  Purchase of treasury stock                                                                     -                      (93)
  Distributions paid on Trust mandatorily redeemable
   preferred securities                                                                        (15)                     (15)
                                                                                            ------                    ------
       CASH FROM (USED FOR) FINANCING ACTIVITIES                                              (323)                     183
                                                                                            ------                    ------
Net (decrease) increase in cash and cash equivalents                                           (53)                      12
Cash and cash equivalents - beginning balance                                                  261                      187
                                                                                            ------                    ------
Cash and cash equivalents - ending balance                                                  $  208                   $  199
                                                                                            ======                    ======
Reconciliation of net income to cash from operating activities
Net income                                                                                  $  101                   $  295
Adjustments to net income:
  Depreciation and amortization                                                                703                      467
  Equity in (income) losses of affiliated companies                                             24                       37
  Deferred income tax provision                                                                 31                      114
Net change in operating activity accounts other than cash and cash equivalent
  Receivables                                                                                 (296)                    (137)
  Operating accounts payable and accrued liabilities                                            52                     (237)
  Other operating activity accounts                                                             55                      (75)
                                                                                            ------                    ------
Cash from operating activities                                                              $  670                   $  464
                                                                                            ======                    ======




See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' EQUITY
                                  (In millions)



                                                                                             Accumulated
                                 Class A                      Addit'l                              Other       Treasury
                                  Common       Common         Paid in       Retained       Comprehensive          Stock        Total
                                   Stock        Stock         Capital       Earnings              Income        at Cost       Equity
                                   -------------------------------------------------------------------------------------------------
Balance at
 December 31, 1997                 $14            $60          $6,343         $5,345                 $19         $(470)      $11,311

Common Stock issued
 for employee stock
 and benefit plans &
 other activity
 (17 million)                        -              -               7              -                   -            362          369

Comprehensive income
 Net income                          -              -               -            101                   -              -            -
 Change in Other
  Comprehensive income               -              -               -              -                 (19)             -            -
Total Other
  Comprehensive income               -              -               -              -                   -              -           82
                                     -----------------------------------------------------------------------------------------------
Balance at
March 31, 1998                       $14          $60          $6,350         $5,446                $  -         $(108)      $11,762
                                     ===============================================================================================






See accompanying Notes to Interim Condensed Consolidated Financial Statements.

                MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. GENERAL

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). The interim condensed consolidated financial statements include the consolidated accounts of MCI Communications Corporation and its majority-owned subsidiaries (collectively, the company) with all significant intercompany transactions eliminated. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented have been made. The preparation of the financial statements includes estimates that are used when accounting for revenue, including long-term customer contracts and allowances for uncollectible receivables, investments, telecommunications expense, depreciation including asset write-downs and amortization, reorganization accruals, employee benefit plans and taxes. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such SEC rules and regulations. These financial statements should be read in conjunction with the company's Annual Report on Form 10-K for the year ended December 31, 1997.

NOTE 2. MCI WORLDCOM MERGER AGREEMENT

On November 9, 1997, the company entered into an Agreement and Plan of Merger (the MCI WorldCom Merger Agreement) with WorldCom, Inc. (WorldCom), a Georgia corporation, and TC Investments Corp. (Merger Sub), a Delaware corporation and a wholly-owned subsidiary of WorldCom, pursuant to which the company will merge with and into Merger Sub (the Merger). As a result of the Merger, (a) each outstanding share of the company's common stock, par value $.10 per share, (other than shares owned by WorldCom or Merger Sub or held by the company) will be converted into the right to receive that number of shares of WorldCom common stock, par value $.01 per share, equal to the quotient determined by dividing $51.00 by the average of the high and low sale prices of WorldCom common stock as reported on the Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the effective time of the Merger (the Exchange Ratio), provided that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586; and (b) each outstanding share of the company's Class A common stock shall be converted into the right to receive $51.00 in cash, without interest thereon. On March 11, 1998, the stockholders of the company and shareholders of WorldCom approved the Merger. The Merger is also subject to the receipt of required regulatory approvals, which the companies expect to receive in the summer of 1998. The Merger will be accounted for as a purchase in accordance with GAAP.

The company and WorldCom have certain interconnection or other service agreements at prevailing market rates in the ordinary course of their businesses. For the three months ended March 31, 1998, the company recognized revenue of approximately $188 million for services provided by the company under these agreements. In addition, cost of services during the same period for services provided by WorldCom was approximately $16 million under such agreements.

                MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3.  COMPREHENSIVE INCOME

On January 1, 1998, the company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". Total comprehensive income is reported in the statement of stockholders' equity and includes net income, unrealized gains and losses on marketable securities, net of tax, a reclassification adjustment associated with gains and losses realized on marketable securities in net income, net of tax, and foreign currency translation adjustments.

NOTE 4.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," that will be effective for the company's year ending December 31, 1998. The company is currently evaluating the effects and believes that the adoption of this statement will not have a material impact on the financial statements taken as a whole. In 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which will be effective for the company's year ending December 31, 1999. Management is currently analyzing the impact of the adoption of the statement, which may be material to the financial statements taken as a whole. The AICPA also issued SOP No. 98-5, "Reporting on the Costs of Start-up Activities," which will be effective for the company's year ending December 31, 1999. The company is currently evaluating the effects of this statement, however management believes its adoption will not have a material impact on the financial statements taken as a whole.

NOTE 5.  1997 REORGANIZATION EFFORTS

In the second half of 1997, the company completed a comprehensive review of its product and service offerings. As a result of this review, the company decided to exit and restructure several business customer contracts, consolidate certain operating centers and streamline or discontinue certain non-core or under-performing IT operations and reorganize certain operations or eliminate certain product or service offerings within its core business. For the year ended December 31, 1997, the company recorded $361 million in its costs of services to reflect costs and provisions to exit, restructure or settle several business customer contracts and cease certain product and service offerings. The company also recorded $282 million in sales, operations and general expense primarily for reorganization efforts, which included approximately $103 million of severance associated with a workforce alignment and $93 million of obligations and penalties associated with lease, vendor and customer contracts. The remainder represented other costs associated with the company's business reorganization and certain legal costs.

Through March 31, 1998, the company expended approximately $213 million of the accrued costs related to the above items, with the majority of the remaining $430 million to be expended during the remainder of 1998. The remaining accrual, which is included in other accrued liabilities on the accompanying balance sheet, was primarily comprised of severance, lease obligations and customer and vendor contract termination and commitment costs and certain legal costs. Cash expenditures for these obligations will continue to be funded through cash from operations. As a result of the workforce alignment associated with its reorganization efforts, the company expected to reduce its workforce by approximately 4,500 employees, of whom approximately 3,200 had left the company by March 31, 1998. The remaining employees are expected to leave by the end of 1998.

NOTE 6.  DIRECT BROADCAST SATELLITE (DBS) VENTURE

In May 1997, the company and News Corp. entered into an agreement to form a joint venture (DBS Venture) in which both parties would contribute their respective DBS assets and cash. In exchange, the company would receive a 19.9% interest in the new venture. In addition, the parties agreed that the company's funding obligation to the DBS Venture would be limited to $440 million. The agreement also provided that the parties would seek a third party to acquire their combined interests in this DBS business. In June 1997, the company and News Corp. entered into an agreement with Primestar Partners, L.P. (Primestar) for the sale and transfer of the company's and News Corp.'s DBS assets other than two of the four DBS Venture satellites (Primestar Transaction). In March 1998, the parties sold their interest in one of the remaining satellites and are pursuing the disposition of the other. The Primestar Transaction is part of a larger transaction that involves the consolidation of Primestar and TCI Satellite Entertainment, Inc. into a newly formed entity (New Primestar) that was completed in April 1998. Concurrent with the consummation of the Primestar Transaction or upon the approval by the FCC of the transfer of the orbital slot to the DBS Venture or another third party, the company will acquire preferred shares in a subsidiary of News Corp. for a face amount equal to the company's cost of obtaining the FCC license plus interest thereon. Under the terms of the Primestar Transaction, the company will also receive from New Primestar consideration in the form of cash and interest bearing non-voting New Primestar securities for its share of the DBS Venture assets transferred to New Primestar. On May 12, 1998 the Department of Justice filed suit in the U.S. District Court for the District of Columbia seeking to enjoin the completion of the Primestar Transaction.

NOTE 7.  EARNINGS PER SHARE

Earnings per share (EPS) are calculated in accordance with SFAS No. 128. The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations (in millions, except per share amounts):

For the three months ended March 31,                                                                  1998             1997
---------------------------------------------------------------------------------------------------------------------------
Basic:

Net income                                                                                           $ 101            $ 295
                                                                                                     ======================

Weighted average common shares outstanding                                                             715              685
                                                                                                     ======================


Basic EPS                                                                                            $0.14            $0.43
                                                                                                     ======================


Diluted:

Net income                                                                                           $ 101            $ 295
                                                                                                     ======================

Weighted average common shares outstanding                                                             715              685
                                                                                                     ======================


Effect of dilutive securities:
 Shares of common stock issuable upon the
  assumed exercise of common stock
  equivalents                                                                                           57               73
 Shares of common stock assumed
  repurchased for treasury                                                                             (40)             (57)
                                                                                                     ----------------------
Weighted average common shares outstanding
  assuming dilution                                                                                    732              701
                                                                                                     ======================


Diluted EPS                                                                                          $0.14            $0.42
                                                                                                     ======================


NOTE 8. CONTINGENCIES

The company, in the normal course of business, is a party to a number of lawsuits and regulatory and other proceedings and has included accrued loss contingencies in other accrued liabilities for certain of these matters. The company does not expect that the results in these lawsuits and proceedings will have a material adverse effect on the consolidated financial position or operations of the company.

On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, the company and all of its directors, including the two directors who are also executive officers of the company and the three directors elected by British Telecommunications plc (BT), were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of the company, individually and purportedly as class actions on behalf of all other stockholders of the company. In general, the complaints allege that the company's directors breached their fiduciary duty in connection with the MCI BT Merger Agreement, that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of the company and that it breached those duties in connection with the MCI BT Merger Agreement. The complaints seek damages and injunctive and other relief.

On or about October 8, 1997, all of the company's directors, including the two directors who are also executive officers of the company and the three directors elected by BT, were named as defendants in a purported derivative complaint filed in the Court of Chancery in the State of Delaware. BT and Tadworth Corporation were also named as defendants, and the company was named as a nominal defendant. The plaintiff, derivatively and on behalf of the company, alleges breach of fiduciary duty by the company's directors and aiding and abetting those breaches of duty by BT in connection with the MCI BT Merger Agreement and WorldCom's exchange offer. The complaint seeks injunctive relief, damages and other relief.

One of the purported shareholder class actions pending in Delaware Chancery Court has been amended and plaintiffs in four of the other purported shareholder class actions have moved to amend their complaints to name WorldCom and Merger Sub, as additional defendants. They generally allege that the defendants breached their fiduciary duty to shareholders in connection with the Merger, the agreement to pay a termination fee to WorldCom, and alleged discrimination in favor of BT in connection with the Merger. They seek, inter alia, damages and injunctive relief prohibiting the consummation of the Merger and the payment of the inducement fee to BT.

Three complaints have been filed in the federal district court in Washington, D.C., as class actions on behalf of purchasers of the company's shares during three different periods from; August 14, 1997 through August 22, 1997; August 14 through August 20, 1997 and July 10 through July 22, 1997. The three complaints allege that the company and certain of its officers and directors failed to disclose material information about the company, including that the company was renegotiating the terms of the MCI BT Merger Agreement dated November 3, 1996. The complaints seek damages and other relief.

On May 7, 1998, GTE Corporation and three of its subsidiaries filed suit in the U.S. District Court for the District of Columbia against the company and WorldCom. The complaint alleges that the pending merger between the company and WorldCom would have the effect of substantially lessening competition or tending to create a monopoly, and thereby violate section 7 of the Clayton Act, with respect to the markets for Internet backbone services, facilities to extend the reach of the Internet backbone, wholesale and retail long-distance services, and international calling services. The complaint requests declaratory and injunctive relief.

The company believes that all of the complaints are without merit and the company presently does not expect that the above actions will have a material adverse effect on the consolidated financial position or results of operations of the company.

NOTE 9.  SUBSEQUENT EVENTS

On April 22, 1998, the company issued $500 million aggregate principal amount of 6.50% Senior Notes due April 15, 2010 and $700 million aggregate principal amount of 6.125% Callable/Redeemable Notes due April 15, 2012. The proceeds from the issuance will be used for general corporate purposes including the repayment of short-term borrowings under the company's commercial paper program.

On April 28, 1998, the company extended its $4 billion revolving line of credit loan agreement with several financial institutions. Borrowings under this agreement mature on the earlier of April 26, 1999 or on the closing date of the Merger.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997**


GENERAL

The following discussion and analysis provides information that MCI management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of MCI Communications Corporation and its subsidiaries (collectively, the company). The discussion should be read in conjunction with the interim condensed consolidated financial statements and notes thereto and the company's Annual Report on Form 10-K for the year ended December 31, 1997.

MERGER AGREEMENT WITH WORLDCOM, INC.

On November 9, 1997, the company entered into an Agreement and Plan of Merger (the MCI WorldCom Merger Agreement) with WorldCom, Inc. (WorldCom), a Georgia corporation, and TC Investments Corp. (Merger Sub), a Delaware corporation and a wholly-owned subsidiary of WorldCom, pursuant to which the company will merge with and into Merger Sub (the Merger). As a result of the Merger, (a) each outstanding share of the company's common stock, par value $.10 per share, (other than shares owned by WorldCom or Merger Sub or held by the company) will be converted into the right to receive that number of shares of WorldCom common stock, par value $.01 per share, equal to the quotient determined by dividing $51.00 by the average of the high and low sale prices of WorldCom common stock as reported on the Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the effective time of the Merger (the Exchange Ratio), provided that the Exchange Ratio shall not be less than 1.2439 or greater than 1.7586; and (b) each outstanding share of the company's Class A common stock shall be converted into the right to receive $51.00 in cash, without interest thereon.



Forward-looking Statements May Prove Inaccurate

The company has made certain forward-looking statements in Management's Discussion and Analysis that are subject to risks and uncertainties. Forward-looking statements include information concerning the possible future results of operations of the company, its communication services, information technology and other services, the possible future results of operations of the company and MCI WorldCom after the Merger and statements preceded by, followed by, or that include the words believes, expects, anticipates, intends, or similar expressions. For those statements, the company claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that the following important factors, among others, in addition to those contained elsewhere in Management's Discussion and Analysis, could adversely affect the future results of the company, its communication services, information technology and other services and the company and MCI WorldCom after the Merger and could cause those results to differ materially from the statements and information expressed in the forward-looking statements: material adverse changes in the economic conditions in the markets served by the company and MCI WorldCom; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in the company's operating areas, including the ability of the company to implement its local strategy and obtain local facilities at competitive rates and resulting changes in the implementation of its local strategy; and the ability to pass on additional charges imposed by the Federal Communications Commission (FCC); competition from others in the U.S. and international long-distance markets, including the entry of the regional Bell operating companies (RBOCs) and other companies in the long-distance markets in the U.S.; the cost of the company's year 2000 compliance efforts; and the effect of future technological changes on its business.

** As of March 31, 1998. Not updated.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



On March 11, 1998, the stockholders of the company and shareholders of WorldCom approved the Merger. The Merger is also subject to the receipt of required regulatory approvals which the company expects to receive in the summer of 1998. The Merger will be accounted for as a purchase in accordance with generally accepted accounting principles. The company believes that the Merger will create a fully integrated global communications company that will be well positioned to take advantage of growth opportunities in the global telecommunications market by providing a complete range of local, long-distance, Internet and international communications services.

TELECOMMUNICATIONS REGULATORY ENVIRONMENT

In 1998, the company began incurring per-line charges resulting from the FCC's Access Reform Order and certain new universal service support obligation costs resulting from the FCC's Universal Service Order. Under the Access Reform Order adopted by the FCC in May 1997, interstate access charges were restructured to shift more costs directly to end users. The Access Reform Order also reduced per-minute charges long-distance carriers pay and created new flat-rate charges to long distance carriers based on the number of pre-subscribed customers the carrier has and subscriber lines held by the customers. In 1997, the FCC also adopted the Universal Service Order which created new universal service support obligations for telecommunications services for schools and libraries and rural health care facilities. Despite rate reductions associated with the Access Reform Order that went into effect January 1, 1998, cost of providing telecommunications services in the first quarter of 1998 increased versus the first quarter 1997.

In 1998, the company also recalibrated and will continue to recalibrate its rates to ensure it is collecting amounts necessary to pay incumbent local exchange company (ILEC) per-minute and per-line access charges and the universal service obligations imposed directly on the company. During the first quarter of 1998, the company experienced collection difficulties on such charges that lead to an increase in its allowance for doubtful accounts. Certain provisions of access reform, price cap, and universal service orders are now under review by various U.S. Courts of Appeals. In addition, the company has renewed its requests that the FCC itself revisit access reform and mandate that access charges decrease to cost.

CONSOLIDATED RESULTS OF OPERATIONS

The company operates predominantly in the communications services industry which includes a broad range of long-distance, local and wireless telecommunications services. Long-distance telecommunications services comprise a wide spectrum of domestic and international voice and data services, including long-distance telephone, electronic messaging, teleconferencing and data communications and Internet services. The company also provides information technology (IT) services which includes equipment deployment, consulting and systems integration and outsourcing services. The following discusses the company's consolidated results of operations for the three months ended March 31, 1998 and 1997, respectively.

REVENUE

For the three months ended March 31, 1998, revenue increased $405 million or 8.3% to $5,288 million over the three months ended March 31, 1997. During this period, communications services revenue, which includes voice, messaging, data and Internet,

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



grew 8.4% compared to traffic growth of 13.8%. The variance in the growth of revenue versus traffic of (5.4%) reflects the net impact of access cost reduction flow-through, growth in IntraLata services, the launch of 5-Cent Sundays(SM) in the later half of 1997, and ongoing levels of industry pricing competition. IT services revenue increased 19.2% to $485 million for the three months ended March 31, 1998 from the three months ended March 31, 1997, as a result of growth in the systems integration and outsourcing business.

The following provides a supplemental breakout of communications services and IT services revenue:

                                                                                                          Percentage
March 31,                                                     1998                       1997                  Change
-----------------------------------------------------------------------------------------------------------------------
(In millions)
Voice & Messaging                                          $ 3,895                    $ 3,713                    4.9%
Data & Internet                                                943                        752                   25.4%
Information Technology                                         485                        407                   19.2%
Eliminations & Other                                           (35)                        11                     NM
                                                           -------                    -------                  ------

Total Revenue                                              $ 5,288                    $ 4,883                    8.3%
                                                           =======                    =======                  ======

NM =  Not meaningful

Voice and messaging services include traditional switched services such as domestic and international inbound and outbound services and local, call centers and wireless services. Voice and messaging revenue increased by $182 million or 4.9% for the three months ended March 31, 1998, compared to the three months ended March 31, 1997 due to revenue growth in the mass markets, and local services expansion partially offset by the continued de-emphasis of the wholesale carrier customer sales channel. In the mass markets, year over year revenue and volume growth resulted primarily from improvement in transactional brands including 10-321(R) and 1-800-COLLECT(R) and a reduction in churn primarily due to the launch of 5-Cent Sundays(SM). Year-over-year, local services revenue increased by 87% primarily as a result of the expansion of facilities based, switched services to 10 additional markets for a total of 31 markets as of March 31, 1998.

Data and Internet services include all domestic and international private line, virtual data, managed services and Internet access services. Data and Internet revenue increased by $191 million or 25.4% for the three months ended March 31, 1998, compared to the three months ended March 31, 1997, primarily due to increased demand for such services. For this period, data revenue increased by $155 million or 22% to $860 million primarily as the result of growth in virtual data, private line and managed services. Internet revenue for the three months ended March 31, 1998, increased by $36 million or 77% to $83 million from the three months ended March 31, 1997.

IT services, which consists solely of the operations of MCI Systemhouse, includes equipment deployment, consulting and systems integration and outsourcing services. IT revenue increased 19.2% to $485 million for the three months ended March 31, 1998 compared to the three months ended March 31, 1997, primarily as the result of increases in systems integration and outsourcing business predominately driven by contract wins in late 1997.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997




COST OF SERVICES

Cost of services consists of telecommunications expense and costs of other products and services. Telecommunications expense is primarily comprised of access fees paid to local exchange carriers and other domestic service providers, and payments made to foreign telephone companies (international settlements) to complete calls made to foreign countries from the U.S. by the company's customers. Cost of services for the three months ended March 31, 1998 increased $358 million or 14% in comparison to the three months ended March 31, 1997. Cost of services as a percentage of revenue was 54.5% and 51.7% for the three months ended March 31, 1998 and 1997, respectively. The expense and percentage of revenue increases in 1998 were primarily the result of consolidated revenue growth and increases in direct operating expenses in the company's local services and IT businesses. Telecommunications expense as a percentage of communication services revenue increased to 50.2% for the three months ended March 31, 1998 from 48.4% for the three months ended March 31, 1997. This increase was due to a reduction in revenue rates as a result of competitive pricing, increased per-line charges related to the FCC Access Reform Order, implementation of universal service support obligations and required compensation to payphone owners. These increases were partially offset by a decrease of international settlement expense and per-minute access charges along with more efficient network usage.

SALES, OPERATIONS AND GENERAL EXPENSE

Sales, operations and general expense increased $185 million or 14% to $1,504 million for the three months ended March 31, 1998 compared to $1,319 million for same period in 1997. As a percentage of revenue, sales, operations and general expense increased to 28.4% for the three months ended March 31, 1998 from 27% from the first three months ended March 31, 1997. The increases in expense and related percentage of revenue were primarily the result of business expansion and growth within the local services and IT businesses and the related increase in personnel costs, as well as employee pre-merger retention bonuses incurred during the quarter.

DEPRECIATION EXPENSE

Depreciation expense increased $237 million or 52.3% to $690 million for the three months ended March 31, 1998 compared to $453 million for the three months ended March 31, 1997. Approximately $137 million or 58% of the increase resulted from additional depreciation expense on equipment identified for disposition in connection with the asset disposition plan adopted in the fourth quarter of 1997. The company expects to recognize an additional $57 million in additional depreciation in the second quarter of 1998 as a result of this plan. The remaining increase in depreciation expense represents the depreciation impact of property and equipment additions placed into service since March 31, 1997, partially offset by the impact of equipment disposals.

INTEREST EXPENSE

Interest expense decreased $6 million for the three month ended March 31, 1998 due to a lower average total debt balance.

EQUITY IN INCOME (LOSSES) OF AFFILIATES

Equity in income (losses) of affiliates decreased $13 million to ($24) million in the first quarter 1998 from the comparable period in 1997. The decrease is primarily results from a reduction in the company's share of operating losses of ICS Communications, Inc. and Concert Communications Company (Concert CS).

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



OTHER INCOME (EXPENSE), NET

Other income, net was $39 million for the three months ended March 31, 1998 including the impact of a $51 million realized gain resulting from the exchange of a marketable equity security investment in Brooks Fiber Properties, Inc. held by the company.

INCOME TAX PROVISION

The provision for income taxes decreased by $122 million to $62 million for the three months ended March 31, 1998 compared to March 31, 1997 as a result of the 1998 reduction in pre-tax income. The company's effective tax rate approximated 38% for each quarter.

NET INCOME

Net income decreased $194 million to $101 million or $.14 per basic and diluted share for the three months ended March 31, 1998 compared with net income of $295 million or $.43 per basic share and $.42 per diluted share for the three months ended March 31, 1997. The decrease in net income is the result of increases in operating expenses associated with and in response to growth and competitive initiatives as well as the additional depreciation expense for equipment subject to the asset disposition plan offset by the increase in other income, net and the lower provision for income taxes for the three months ended March 31, 1998. Basic and diluted earnings per common share for the three months ended March 31, 1998 compared to the three months ended March 31, 1997 were affected by an increase in the number of treasury shares issued since March 31, 1997 to support benefit programs.

GLOBAL AND OTHER ALLIANCES

CONCERT CS

During the first quarter of 1998, the company invested $8 million in Concert CS, its 24.9% owned international services venture with British Telecommunications plc, (BT). For the first quarter of 1998, Concert CS distributor revenue amounted to approximately $212 million. The company's share of Concert CS losses reported in accordance with U.S. GAAP was $(3) million and $(6) million for the three months ended March 31, 1998 and 1997, respectively. BT agreed to exercise its call option to acquire the company's shares in Concert CS immediately following the effective time of the Merger. The company will be a distributor of Concert CS services on a nonexclusive basis to customers in the U.S. for a period of at least two years and as many as five years following BT's exercise of its call option.

TELEFONICA de ESPANA S.A. ALLIANCE (Telefonica)

In April 1997, the company formed a strategic alliance with Telefonica to explore opportunities in Latin America's telecommunications market. In March 1998, the company and Telefonica expanded the scope of their alliance to include WorldCom and to pursue certain activities in the Americas and Europe.

AVANTEL S.A. de C.V (Avantel)

During the first quarter of 1998, the company funded an additional $15 million in Avantel, a 44.5% owned business venture with Grupo Financiero Banamex-Accival. At March 31, 1998, Avantel has approximately a 10% share in the addressable Mexico long-distance market. The company's share of Avantel's losses reported in accordance with U.S. GAAP was $(20) million and $(21) million for the three months ended March 31, 1998 and 1997, respectively. The company expects Avantel to continue to generate operating losses as Avantel expands its service and customer bases in Mexico's telecommunications market.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


DIRECT BROADCAST SATELLITE (DBS) VENTURE

In May 1997, the company and News Corp. entered into an agreement to form a joint venture (DBS Venture) in which both parties would contribute their respective DBS assets and cash. In exchange, the company would receive a 19.9% interest in the new venture. In addition, the parties agreed that the company's funding obligation to the DBS Venture would be limited to $440 million. The agreement also provided that the parties would seek a third party to acquire their combined interests in this DBS business. In June 1997, the company and News Corp. entered into an agreement with Primestar Partners, L.P. (Primestar) for the sale and transfer of the company's and News Corp.'s DBS assets other than two of the four DBS Venture satellites (Primestar Transaction). In March 1998, the parties sold their interest in one of the remaining satellites and are pursuing the disposition of the other. The Primestar Transaction is part of a larger transaction that involves the consolidation of Primestar and TCI Satellite Entertainment, Inc. into a newly formed entity (New Primestar) that was completed in April 1998. Concurrent with the consummation of the Primestar Transaction or upon the approval by the FCC of the transfer of the orbital slot to the DBS Venture or another third party, the company will acquire preferred shares in a subsidiary of News Corp. for a face amount equal to the company's cost of obtaining the FCC license plus interest thereon. Under the terms of the Primestar Transaction, the company will also receive from New Primestar consideration in the form of cash and interest bearing non-voting New Primestar securities for its share of the DBS Venture assets transferred to New Primestar. On May 12, 1998 the Department of Justice filed suit in the U.S. District Court for the District of Columbia seeking to enjoin the completion of the Primestar Transaction.

YEAR 2000 EFFORTS

The company is continuing its evaluation and upgrade of its computer systems and applications for the year 2000. The company is also seeking confirmation from its primary vendors that they are developing and implementing plans to become year 2000 compliant. The company is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for year 2000 compliance. The company expects to incur internal labor as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare its systems for the year 2000. The costs incurred during the three months ended March 31, 1998 were not material to sales, operations, and general expense and were consistent with the company's planned expenditures for the period. The company expects to incur approximately $400 million in expenses in 1998 and 1999 as it implements its year 2000 plan. The company expects to be year 2000 compliant on or before December 31, 1999.

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

Cash from operating activities increased by $206 million to $670 million for the three months ended March 31, 1998 compared to the three months ended March 31, 1997. Receipts from customers increased by $448 million due primarily to the increase in revenue. Payments to suppliers and employees increased by $272 million as a result of increases in operating expense and the timing of the related payments. Taxes and interest paid for the three months ended March 31, 1998 declined from the year ago period as a result of lower income tax and interest expenses. Cash used for investing activities decreased by $235 million for the three months ended March 31, 1998 compared to the three months ended March 31, 1997. The decrease was the result of lower expenditures for property and equipment and investments in DBS and affiliates of $68 million, a $343 million increase in other investing, net primarily the result of $360 million of proceeds received from a sale-lease back transaction offset by a reduction in proceeds received from marketable securities, net of $176 million. Cash from operating activities and financing activities was used to support the company's investing activities for the three months ended March 31, 1998.

Cash used for financing activities was ($323) million for the three months ended March 31, 1998 compared to net cash proceeds from financing activities of $183 million for the three months ended March 31, 1997. The company was able to repay net commercial paper and other debt amounts of approximately $670 million during the three months ended March 31, 1998 with proceeds received from issuances of treasury shares to support employee benefit programs and proceeds from other investing activities, net.

CAPITAL RESOURCES AND LIQUIDITY

For the three months ended March 31, 1998, the company funded its capital expenditures and other investment activities through cash from operations and other financing activities. The company expects net capital expenditures of approximately $3.1 billion for 1998 and expects to fund a majority of the expenditures with cash from operations. The company has a $4 billion bank credit facility that supports the company's commercial paper program and may be used to fund short-term fluctuations in working capital and other corporate requirements. In April 1998, this facility was extended until the earlier of the consummation of the Merger or April 26, 1999. In April 1998, the company also issued $500 million aggregate principal amount of 6.50% Senior Notes due April 15, 2010 and $700 million aggregate principal amount of 6.125% Callable/Redeemable Notes due April 15, 2012 under its $1.2 billion shelf registration. The proceeds from these issuances will be used to repay maturing commercial paper balances and for other general corporate purposes. After these issuances, there were no amounts available for issuance under the shelf registration. Upon issuance of the $500 million Senior Notes, the company terminated an interest rate swap which had been designated as a hedge against adverse market interest rate changes. The swap had a negative fair value of approximately $27 million at the time of the transaction which will be amortized over the life of the Senior Notes. The company believes it will be able to meet its current and long-term liquidity and capital requirements from cash from operating activities and its commercial paper program.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The company believes its market risk exposure with regard to its financial instruments is limited to changes in interest rates primarily in the U.S. Based upon the composition of the company's variable rate debt outstanding at March 31, 1998, which was primarily borrowings under its commercial paper program, the company does not believe a hypothetical 100 basis point increase in short-term rates would be material to net income.

           WORLDCOM PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


         The following unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1998 and unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 1998, and for the year ended December 31, 1997, illustrate the effect of the MCI/WorldCom Merger as if the MCI/WorldCom Merger had occurred on March 31, 1998, for the Pro Forma Condensed Combined Balance Sheet and as of the earliest date presented for the Pro Forma Condensed Combined Statement of Operations. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies.

         Pursuant to the terms of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio. The holder of MCI Class A Common Stock will be entitled to receive $51.00 per share in cash for each of the MCI Class A Common Stock shares it owns, or approximately $7 billion in the aggregate. The Pro Forma Condensed Combined Financial Statements have been prepared assuming the MCI/WorldCom Average Price to be $33.13, resulting in an assumed MCI Exchange Ratio of 1.5396. The actual MCI Exchange Ratio may vary as described under Item 5 of this Form 8-K. The MCI/WorldCom Merger will be accounted for as a purchase under generally accepted accounting principles.

         These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom and MCI. The historical financial statements of WorldCom are incorporated by reference herein. The historical financial statements of WorldCom and related notes as of December 31, 1997 and for the three years ended December 31, 1997 are contained in WorldCom's Current Report on Form 8-K dated May 28, 1998 (File No. 0-11258), and the historical financial statements of WorldCom and related notes as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are contained in WorldCom's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 (File No. 0-11258), both of which financial statements and related notes are hereby incorporated by reference herein.

         The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

             WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET (1)
                              AS OF MARCH 31, 1998
                                  (IN MILLIONS)


                                                                                                               MCI WorldCom
                                                                  WorldCom         MCI         Pro Forma         Pro Forma
                                                               Historical (2) Historical (2)  Adjustments        Combined
                                                               -------------- --------------  -----------      ------------
Current assets                                                   $  2,183      $  5,128         $  6,936 (4)      $ 7,311
                                                                                                  (6,936)(3)
Property, plant and equipment, net                                  7,732        13,944           (2,700)(3)       18,976
Goodwill and other intangibles, net                                14,718         2,327           28,366 (3)       45,411
Other assets                                                        1,282         4,066              (77)(5)        5,271
                                                                 --------      --------         --------         --------
                Total assets                                     $ 25,915      $ 25,465         $ 25,589         $ 76,969
                                                                 ========      ========         ========         ========

Current liabilities                                              $  2,310      $  7,237         $   --           $  9,547
Long-term debt                                                      8,332         3,615            6,936 (4)       18,883
Other liabilities                                                     451         2,101           (1,015)(3)        1,537
Mandatorily redeemable preferred stock                               --             750             --                750
Shareholders' equity:
  Class A common stock                                               --              14              (14)(5)         --
  Common stock                                                         10            60              (60)(5)           20
                                                                                                      10 (6)
  Paid in capital                                                  16,951         6,350           (6,350)(5)       48,371
                                                                                                  31,420 (6)
  Retained earnings (deficit)                                      (2,189)        5,446           (5,446)(5)       (2,189)
  Other                                                                50          (108)             108 (5)           50
                                                                 --------      --------         --------         --------
                 Total shareholders' equity                        14,822        11,762           19,668           46,252
                                                                 --------      --------         --------         --------
                 Total liabilities and shareholders' equity      $ 25,915      $ 25,465         $ 25,589         $ 76,969
                                                                 ========      ========         ========         ========


The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (1)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                                        MCI WorldCom
                                                              WorldCom         MCI        Pro Forma      Pro Forma
                                                           Historical (2) Historical (2) Adjustments     Combined
                                                           -------------- -------------- -----------    ------------
Revenues                                                       $ 2,350      $ 5,288      $  (204)(7)      $ 7,434
Operating expenses:
    Line costs                                                   1,147        2,883         (204)(7)        3,826
    Selling, general and administrative                            478        1,504         --              1,982
    Depreciation and amortization                                  299          690          181 (8)        1,032
                                                                                            (138)(9)
    Brooks Fiber merger costs                                       69         --           --                 69
    Charge for in-process research and development                 429         --           --                429
                                                               -------      -------      -------          -------
Operating income                                                   (72)         211          (43)              96
Other income (expense):
    Interest expense                                              (102)         (52)        (114)(10)        (268)
    Other                                                           12           19         --                 31
                                                               -------      -------      -------          -------
Income (loss) before income taxes                                 (162)         178         (157)            (141)
Provision for income taxes                                         118           62            9 (11)         189
                                                               -------      -------      -------          -------
Income (loss) from continuing operations                          (280)         116         (166)            (330)
Preferred dividend requirements                                      7           15         --                 22
                                                               -------      -------      -------          -------
Net income (loss) applicable to common shareholders            $  (287)     $   101      $  (166)         $  (352)
                                                               =======      =======      =======          =======


Number of shares issued and outstanding:
     Basic                                                       1,012          715                         1,903
                                                               =======      =======                       =======
     Diluted                                                     1,012          732                         1,903
                                                               =======      =======                       =======

Earnings per share (12)
     Basic                                                     $ (0.28)     $  0.14                       $ (0.18)
     Diluted                                                   $ (0.28)     $  0.14                       $ (0.18)


The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                                     MCI WorldCom
                                                        WorldCom         MCI         Pro Forma        Pro Forma
                                                     Historical (2) Historical (2)  Adjustments       Combined
                                                     -------------- --------------  -----------      ------------

Revenues                                                $  7,476      $ 19,653      $   (380)(7)      $ 26,749
Operating expenses:
    Line costs                                             3,857        10,956          (380)(7)        14,433
    Selling, general and administrative                    1,626         5,940          --               7,566
    Depreciation and amortization                            976         2,082           722(8)          3,230
                                                                                       (550)(9)
                                                        --------      --------      --------          --------
Operating income                                           1,017           675          (172)            1,520
Other income (expense):
    Interest expense                                        (395)         (235)         (454)(10)       (1,084)
    Other                                                     41          (141)         --                (100)
                                                        --------      --------      --------          --------
Income (loss) before income taxes                            663           299          (626)              336
Provision for income taxes                                   416            90            36 (11)          542
                                                        --------      --------      --------          --------
Income (loss) from continuing operations                     247           209          (662)             (206)
Preferred dividend requirements                               26            60          --                  86
                                                        --------      --------      --------          --------
Net income (loss) applicable to common shareholders     $    221      $    149      $   (662)         $   (292)
                                                        ========      ========      ========          ========


Number of shares issued and outstanding:
     Basic                                                   966           693                           1,824
                                                        ========      ========                        ========
     Diluted                                                 997           707                           1,824
                                                        ========      ========                        ========

Earnings per share (12)
     Basic                                              $   0.23      $   0.22                        $  (0.16)
     Diluted                                            $   0.22      $   0.21                        $  (0.16)


The accompanying notes are an integral part of this statement.

                           NOTES TO WORLDCOM PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS

1. The unaudited pro forma financial data do not give effect to any restructuring costs, nor any potential cost savings or other synergies that could result from the MCI/WorldCom Merger. WorldCom is in the process of developing its plan to integrate the operations of MCI which may include certain exit costs. As a result of this plan, a charge, which may be material but which cannot now be quantified, is expected to be recognized in the period in which such a restructuring occurs. Furthermore, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the MCI/WorldCom Merger. However, WorldCom has undertaken a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to in-process research and development projects of MCI, a charge, which may be material, would be recognized in the period in which the MCI/WorldCom Merger occurs. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MCI/WorldCom Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

2. These columns represent historical results of operations and financial position.

3. This adjustment reflects the excess of consideration over net assets acquired. The following is a calculation (in millions except per share data):

      MCI Common Stock outstanding at March 31, 1998                                                             588
      Shares issuable (treasury stock method) upon exercise of MCI options                                        30
                                                                                                          ----------
      MCI Common Stock assumed outstanding at March 31, 1998                                                     618
      MCI Exchange Ratio per share                                                                            1.5396
                                                                                                          ----------
      WorldCom Common Stock assumed to be issuable                                                               951
      WorldCom per share closing price on November 7, 1997                                                $    33.13
                                                                                                          ----------
      Sub-total                                                                                           $   31,507
      Payment to MCI Class A Common Stockholder                                                                6,936
      Inducement fee and other estimated transaction costs                                                       510
                                                                                                          ----------
      Total consideration                                                                                     38,953
      Preliminary purchase accounting adjustments:
      Fair value adjustment to property, plant and equipment                                                   2,700
      Deferred tax impact of fair value adjustment                                                            (1,015)
                                                                                                          ----------
                                                                                                              40,638
      Historical net book value of MCI net assets acquired                                                   (11,762)
                                                                                                          ----------
      Excess of consideration over net assets acquired                                                        28,876
      Inducement fee and other transaction costs reflected in WorldCom historical                               (510)
                                                                                                          ----------
                                                                                                          $   28,366
                                                                                                          ==========

     The total consideration will be allocated to the assets and liabilities of MCI based on their estimated fair value. A preliminary allocation of the purchase price has been presented in the pro forma condensed combined financial statements in which the historical MCI property, plant and equipment has been adjusted to its estimated fair value based upon its depreciated replacement cost. The impact of this fair value adjustment has also been reflected in pro forma deferred tax balances. The excess of consideration over the historical book value of MCI net assets acquired has been preliminarily allocated to goodwill and other intangible assets. A final allocation of the purchase price to the MCI assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. These valuations are expected to be completed around the effective time of the MCI/WorldCom Merger. WorldCom's management believes the consideration in excess of the historical book value of MCI's net assets acquired, primarily comprises goodwill, certain in-process research and development projects and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs (See Note 1).

4. This adjustment represents additional borrowings of $6.9 billion for the purpose of financing the cash payment to the holder of the MCI Class A Common Stock. Estimated transaction costs of $510 million (which includes a $465 million inducement fee paid to BT) were paid in 1997 and are reflected in the WorldCom historical column.

5. These adjustments represent the elimination of MCI's stockholders' equity accounts and investment in WorldCom Common Stock.

6. These adjustments represent the issuance of approximately 951 million shares of WorldCom Common Stock in connection with the MCI/WorldCom Merger at an assumed MCI Exchange Ratio of 1.5396 shares of WorldCom Common Stock for each share of MCI Common Stock outstanding. The actual MCI Exchange Ratio may vary as described herein.

7. These estimated adjustments eliminate the revenues and corresponding line costs attributable to the intercompany transactions between WorldCom and MCI.

8. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the MCI/WorldCom Merger. For purposes of the Pro Forma Condensed Combined Financial Statements, the excess consideration has been amortized over an estimated life of 40 years. WorldCom management expects that amounts allocated to goodwill and trade names will be amortized over 40 years while other intangible assets may be amortized over shorter periods consequently reducing net income reported by MCI WorldCom. A final determination of the lives attributable to the intangible assets has not yet been made (See Note
     1). As discussed in Note 3, a portion of the excess consideration may be allocated to certain in-process research and development projects. To the extent amounts are allocated to certain in-process research development projects, goodwill and pro forma amortization expense would be ratably reduced.

9. This entry reflects the adjustment to depreciation expense for the effect of the fair value adjustment of MCI's property, plant and equipment based on a preliminary evaluation of depreciated replacement cost (See Note 3).

10. These adjustments represent the recognition of interest expense on the additional borrowings of WorldCom to finance the cash payment to the holder of the MCI Class A Common Stock and transaction costs (see Note 4). The interest expense was calculated based on WorldCom's incremental borrowing rate of 6.1%. A change of 1/8% in the incremental rate would affect interest expense by $2.3 million and $9.3 million for the three months ended March 31, 1998 and for the year ended December 31, 1997, respectively.

11.  These entries represent the tax effect of the pro forma adjustments.

12. Pro forma per share data are based on the number of WorldCom common and common equivalent shares that would have been outstanding had the MCI/WorldCom Merger occurred on the earliest date presented.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 28, 1998

                                           WORLDCOM, INC.



                                      By:   /s/ Scott D. Sullivan
                                            ------------------------------------
                                            Scott D. Sullivan
                                            Chief Financial Officer

                                  EXHIBIT INDEX


           Exhibit No.              Description of Exhibit
           -----------              ----------------------
              2.1                   Agreement and Plan of Merger by and among
                                    WorldCom, TC Investments Corp. and MCI
                                    Communications Corporation dated as of
                                    November 9, 1997 (incorporated herein by
                                    reference to Exhibit 2.1 to WorldCom's
                                    Current Report on Form 8-K dated November 9,
                                    1997 (filed November 12, 1997) (File
                                    0-11258))*

              2.2                   Agreement by and among British
                                    Telecommunications plc, MCI Communications
                                    Corporation and WorldCom dated as of
                                    November 9, 1997 (incorporated herein by reference to Exhibit 99.1 to WorldCom's
                                    Current Report on Form 8-K dated November 9,
                                    1997 (filed November 12, 1997) (File
                                    0-11258))*

             23.1                   Consent of Price Waterhouse LLP

             99.1                   WorldCom, Inc. Financial Statements
                                    and related notes as of and for the three years ended December 31, 1997 (incorporated herein by reference to WorldCom's Form 8-K dated May 28, 1998, (filed May 28, 1998)
                                    (File no. 0-11258))

             99.2                   WorldCom, Inc. Financial Statements and
                                    related notes as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 (incorporated herein by reference to WorldCom's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 (File no. 0-11258))

*The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.